     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998

                                                         REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                                 MAXIMUS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

          VIRGINIA                          8322                         54-1000588
(State or Other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of Incorporation or        Classification Code Number)         Identification No.)
       Organization)

                               1356 BEVERLY ROAD
                             MCLEAN, VIRGINIA 22101
                                 (703) 734-4200

    (Address, Including ZIP code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                DAVID V. MASTRAN
                            CHIEF EXECUTIVE OFFICER
                                 MAXIMUS, INC.
                               1356 BEVERLY ROAD
                             MCLEAN, VIRGINIA 22101
                                 (703) 734-4200

 (Name, Address, Including ZIP Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                with copies to:
                            Lynnette C. Fallon, Esq.
                               Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100
                      ------------------------------------
        Approximate date of commencement of proposed sale to the public:

     As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS           AMOUNT TO BE         OFFERING PRICE           AGGREGATE           AMOUNT OF
OF SECURITIES TO BE REGISTERED    REGISTERED (1)          PER SHARE            OFFERING PRICE     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, No par value....       1,166,179           $29.3125(2)           $34,183,621(2)        $10,084(2)
------------------------------------------------------------------------------------------------------------------

(1) Based upon the Registrant's estimate of the maximum number of shares that may be issued in the Merger described herein.

(2) The Registrant has calculated the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, as amended and based on the average of the high and low prices of the Registrant's Common Stock on April 2, 1998 as reported on the New York Stock Exchange.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                           630 DUNDEE ROAD, SUITE 200
                           NORTHBROOK, ILLINOIS 60062
                                 (847) 564-9270

                                                                          , 1998

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of
David M. Griffith & Associates, Ltd. ("Griffith") to be held at             on
            , 1998.

     The principal purposes of the Special Meeting will be to vote on approving the proposed acquisition of Griffith by MAXIMUS, Inc. ("MAXIMUS"), in which Griffith shareholders will receive 5.198 shares of MAXIMUS Common Stock in exchange for each of their shares of Griffith Common Stock and Griffith will become a wholly-owned subsidiary of MAXIMUS.

     The Board of Directors believes that this acquisition is in the best interests of the shareholders of Griffith and has unanimously approved the acquisition. Information about MAXIMUS and details of the proposed acquisition are included in the attached Prospectus/Proxy Statement. I urge you to read these materials carefully.

     We appreciate the loyalty and support our shareholders have demonstrated over the years. We hope that you will continue this support by voting FOR the acquisition proposal now. Approval of the acquisition requires the affirmative vote of two-thirds of the outstanding shares of Griffith Common Stock. Therefore, regardless of the number of shares you may own, it is important that your shares be represented at the meeting. Accordingly, please promptly sign and return your proxy in the envelope provided, whether or not you plan to attend the meeting. It is a precondition to the acquisition that all obligations of Griffith to repurchase or redeem outstanding shares of Griffith be terminated. Accordingly, please also promptly sign and return the attached Waiver in the envelope provided if you agree to the termination of any such repurchase and redemption rights in the event of the acquisition of Griffith by MAXIMUS.

                                          Sincerely,

                                          Louis E. Chappuie
                                          Chairman and President

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                           630 DUNDEE ROAD, SUITE 200
                           NORTHBROOK, ILLINOIS 60062
                                 (847) 564-9270

                            ------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON       , 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of David M.
Griffith & Associates, Ltd. ("Griffith") will be held on             , 1998, at
               for the following purposes:

     1. To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 9, 1998 among Griffith, MAXIMUS, Inc. ("MAXIMUS") and MAXIMUS Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of MAXIMUS, and the merger and share exchange contemplated by the Merger Agreement, pursuant to which Merger Sub will be merged with and into Griffith. Each share of the common stock of Griffith outstanding at the effective time of the Merger will be converted into the right to receive a number of shares of MAXIMUS common stock as provided in the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to the accompanying Prospectus and Proxy Statement; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Shareholders at the close of business on the date of this notice (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting.

     In connection with the proposed merger and share exchange, appraisal rights based on the value of Griffith shares immediately prior to the Merger will be available to those shareholders of Griffith who do not vote in favor of the Merger Agreement and who comply with the requirements of Sections 11.65 and
11.70 of the Illinois Business Corporation Act (the "IBCA"), the text of which are attached as Appendix B to the accompanying Prospectus/Proxy Statement. Reference is made to text of the IBCA, and to the section in the attached Prospectus/Proxy Statement entitled "The Merger -- Griffith Shareholder Appraisal Rights" for a discussion of the procedures to be followed in asserting appraisal rights under Sections 11.65 and 11.70 of the IBCA in connection with the proposed merger and share exchange.

                                          By Order of the Board of Directors,

                                          Jerrold Wolf
                                          Secretary
Northbrook, Illinois
               , 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

         PRELIMINARY PROSPECTUS AND PROXY STATEMENT DATED APRIL 2, 1998

                          -- SUBJECT TO COMPLETION --

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

                   MAXIMUS, INC.                           DAVID M. GRIFFITH & ASSOCIATES, LTD.
                 1356 BEVERLY ROAD                                    630 DUNDEE ROAD
              MCLEAN, VIRGINIA 22101                            NORTHBROOK, ILLINOIS 60062
                  (703) 734-4200                                      (847) 564-9270
                    PROSPECTUS                                        PROXY STATEMENT
            COMMON STOCK, NO PAR VALUE                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                                                              TO BE HELD ON            , 1998

    This Prospectus and Proxy Statement (the "Prospectus/Proxy Statement") is being furnished to holders of Common Stock, $0.01 par value ("Griffith Common Stock"), of David M. Griffith & Associates, Ltd., an Illinois corporation ("Griffith"), in connection with the solicitation of proxies by the Board of Directors of Griffith to be used at the Special Meeting of Shareholders of
Griffith (the "Griffith Special Meeting") to be held on                and any
adjournments or postponements thereof.

    The principal item on the agenda at the Griffith Special Meeting will be to vote on approving the proposed acquisition of Griffith by MAXIMUS, Inc., a Virginia corporation ("MAXIMUS"), in which Griffith shareholders will have the right to receive that number of shares of the common stock, no par value, of MAXIMUS ("MAXIMUS Common Stock") for each share of Griffith Common Stock they hold when the acquisition is completed as is provided in an Agreement and Plan of Merger dated as of March 9, 1998 (the "Merger Agreement").

    The acquisition will take place on the terms of the Merger Agreement among Griffith, MAXIMUS and MAXIMUS Acquisition Corp. ("Merger Sub") under which Merger Sub, a wholly-owned subsidiary of MAXIMUS, will be merged with and into Griffith (the "Merger") and Griffith will become a wholly-owned subsidiary of MAXIMUS. (The Merger Agreement is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.)

    All outstanding shares of the Griffith Common Stock will be converted into shares of MAXIMUS Common Stock as provided in the Merger Agreement and described herein. See "The Merger -- Conversion of Griffith Common Stock." 1,166,179 shares of MAXIMUS Common Stock (the "Merger Consideration") will be issued in the Merger. Five percent of the number of shares comprising the Merger Consideration shall be deposited with an escrow agent reasonably satisfactory to each party to the Merger Agreement and shall be subject to reduction to satisfy certain claims to which MAXIMUS is entitled to be indemnified under the Merger Agreement. No shares owned by the David M. Griffith & Associates, Ltd. Employee Stock Ownership Plan (the "ESOP") will be deposited with the escrow agent. Assuming (a) there are no claims to which MAXIMUS is entitled to be indemnified under the Merger Agreement and (b) that the number of shares of Griffith Common Stock outstanding on the effective date of the Merger is the same as the number of such shares outstanding as of the Record Date, each share of Griffith Common Stock would be converted into approximately 5.198 shares of MAXIMUS Common Stock.

    On the Record Date, Griffith had outstanding 224,339 shares of Common Stock entitled to vote at the Special Meeting. Each share of Griffith Common Stock entitled to vote at the Special Meeting is entitled to one vote for each matter submitted to a vote at the Special Meeting. A majority in interest of the outstanding Griffith Common Stock, represented at the Griffith Special Meeting in person or by proxy, constitutes a quorum for the transaction of business. The affirmative vote of two-thirds of the outstanding shares of Griffith Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against adoption of the Merger Agreement.

    MAXIMUS has filed a registration statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of MAXIMUS Common Stock issuable in accordance with the Merger Agreement in exchange for Griffith Common Stock. This Prospectus/Proxy Statement also constitutes the prospectus of MAXIMUS covering such shares of MAXIMUS Common Stock.

    See "RISK FACTORS" beginning on page 8 for certain information that should be considered by Griffith shareholders.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      The date of this Prospectus/Proxy Statement is          , 1998 and it is
    first being mailed to Griffith shareholders on or about April   , 1998.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
AVAILABLE INFORMATION.......................................       1
SUMMARY.....................................................       2
RISK FACTORS................................................       8
SELECTED FINANCIAL DATA.....................................      16
  Summary Historical and Unaudited Pro Forma Financial
     Data...................................................      16
  Comparative Per Share Data................................      20
  Market Price Information..................................      22
GRIFFITH SPECIAL MEETING....................................      23
  Matters to be Considered at the Meeting...................      23
  Record Date; Outstanding Securities.......................      23
  Required Votes; Voting of Proxies.........................      23
  Information for ESOP Participants.........................      24
  Participants Eligible to Instruct the ESOP Trustee........      24
  Effect of Participants' Instructions......................      24
  The Trustee's Fiduciary Obligations.......................      24
  How to Instruct the Trustee...............................      25
  Failure to Sign, Complete or Return a Voting Instruction
     Form...................................................      25
  Confidentiality...........................................      26
  Dissenting Shares.........................................      26
BUSINESS OF MAXIMUS, INC....................................      27
MAXIMUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.........................      36
  Overview..................................................      36
  Results of Operations.....................................      37
  Liquidity and Capital Resources...........................      40
  Year 2000.................................................      41
  Forward Looking Statements................................      42
BUSINESS OF DAVID M. GRIFFITH & ASSOCIATES, LTD.............      43
  Services..................................................      43
  Marketing and Sales.......................................      43
  Proprietary Information...................................      43
  Human Resources and Facilities............................      43
  Future Business...........................................      43
  Legal Proceedings.........................................      44
GRIFFITH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.........................      45
  Overview..................................................      45
  Results of Operations.....................................      45
  Liquidity and Capital Resources...........................      46
  Provision for Income Taxes................................      46
MANAGEMENT..................................................      47
  Executive Officers and Directors..........................      47
  Certain Relationships and Related Transactions............      50
  Director Compensation.....................................      50
  Executive Compensation....................................      51
  Executive Employment Agreements...........................      53
BACKGROUND AND REASONS FOR THE MERGER.......................      55

                                                                PAGE
                                                                ----
  Background of the Merger..................................      55
  MAXIMUS's Reasons for the Merger..........................      55
  Griffith's Reasons for the Merger; Recommendation of
     the Board of Directors.................................      55
THE MERGER..................................................      56
  General...................................................      56
  Conversion of Griffith Common Stock.......................      56
  Surrender of Certificates.................................      56
  Merger and Effective Time.................................      57
  Conditions of Merger......................................      57
  Regulatory Approvals Required.............................      58
  Waiver and Amendment......................................      59
  Termination...............................................      59
  Termination Fees..........................................      59
  No Solicitation...........................................      59
  Shareholder Voting Agreement..............................      60
  Affiliate Letters; Resales of MAXIMUS Common Stock........      60
  Interests of Certain Persons in the Merger................      60
  Certain Federal Income Tax Consequences...................      61
  Accounting Treatment......................................      61
  Conduct of Griffith's Business Pending the Merger.........      62
  Expenses..................................................      62
  Griffith Shareholder Appraisal Rights.....................      62
  ESOP Appraisal Rights.....................................      63
UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION.......................................      64
MAXIMUS STOCK OWNERSHIP.....................................      70
GRIFFITH STOCK OWNERSHIP....................................      71
SHARES ELIGIBLE FOR FUTURE SALE.............................      72
DESCRIPTION OF MAXIMUS CAPITAL STOCK........................      74
  Common Stock..............................................      74
  Limitation of Liability...................................      74
  Anti-Takeover Provisions of the Articles of Incorporation
     and By-Laws............................................      74
  Anti-Takeover Provisions of Virginia Law..................      75
  Transfer Agent............................................      75
COMPARISON OF RIGHTS OF HOLDERS OF MAXIMUS AND GRIFFITH
COMMON STOCK................................................      76
  Meetings of Shareholders..................................      76
  Inspection Rights.........................................      76
  Action by Consent of Shareholders.........................      76
  Cumulative Voting.........................................      76
  Issuance of Stock; Preferred Stock........................      76
  Dividends and Repurchases of Stock........................      77
  Classification of the Board of Directors..................      77
  Removal of Directors......................................      77
  Vacancies on the Board of Directors.......................      77
  Exculpation of Directors..................................      78
  Indemnification of Directors, Officers and Others.........      78
  Interested Director Transactions..........................      78
  Sale, Lease or Exchange of Assets and Mergers.............      79

                                                                PAGE
                                                                ----
  Amendments to Charter.....................................      79
  Appraisal Rights..........................................      79
  "Anti-Takeover" Provisions................................      79
LEGAL MATTERS...............................................      80
EXPERTS.....................................................
OTHER MATTERS...............................................
INDEX TO FINANCIAL STATEMENTS OF MAXIMUS AND GRIFFITH.......     F-1
CONSOLIDATED FINANCIAL STATEMENTS OF MAXIMUS................
CONSOLIDATED FINANCIAL STATEMENTS OF GRIFFITH...............
APPENDIX A -- MERGER AGREEMENT..............................     A-1
APPENDIX B -- THE TEXT OF SECTIONS 11.65 AND 11.70 OF THE
ILLINOIS BUSINESS CORPORATION ACT...........................     B-1
APPENDIX C -- OPINION OF WILLAMETTE MANAGEMENT ASSOCIATES,
INC. TO THE TRUSTEE OF THE GRIFFITH EMPLOYEE STOCK OWNERSHIP
PLAN........................................................     C-1

                             AVAILABLE INFORMATION

     MAXIMUS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, MAXIMUS is required to file electronic versions of such material with the Commission through the commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. MAXIMUS Common Stock is listed on the New York Stock Exchange. Reports and other information concerning MAXIMUS can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus/Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described above. All information herein with respect to MAXIMUS has been furnished by MAXIMUS and all information with respect to Griffith has been furnished by Griffith.

     No person is authorized to give any information or make any representation not contained in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus/Proxy Statement or a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities offered pursuant to this Prospectus/Proxy Statement shall create an implication that there has been no change in the affairs of MAXIMUS or Griffith since the date of this Prospectus/Proxy Statement or that the information in this Prospectus/Proxy Statement or in the documents incorporated herein by reference is correct as of any time after the dates hereof or thereof.

--------------------------------------------------------------------------------

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, including the appendices hereto. You are urged to read this Prospectus/Proxy Statement, the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference, and the other appendices attached hereto in their entirety. Cross-references in this summary are to captions in this Prospectus/Proxy Statement. Certain capitalized terms used in this summary are defined in this Prospectus/Proxy Statement.

     Certain of the information contained in this Prospectus/Proxy Statement may constitute forward-looking statements, including statements as to the benefits and synergies expected to be realized as a result of the Merger and as to future financial performance and the analyses used by the financial advisors to Griffith. See "Background and Reasons for the Merger -- MAXIMUS's Reasons for the Merger; "-- Griffith's Reasons for the Merger; Recommendation of the Board of Directors." There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include but are not limited to those set forth in this Prospectus/Proxy Statement under the heading "Risk Factors."

                                 THE COMPANIES

MAXIMUS, INC.

     MAXIMUS provides program management and consulting services to government health and human services agencies in the United States. MAXIMUS believes that it has been at the forefront of innovation in "Helping Government Serve the People(TM)" since its inception in 1975. MAXIMUS's services are designed to make government operations more efficient and cost effective while improving the quality of the services provided to program beneficiaries. MAXIMUS applies an entrepreneurial, private sector approach incorporating advanced technology in large scale projects in almost every state in the nation. MAXIMUS believes that its leading position in the emerging private sector health and human services industry is reflected by its continued success in being awarded competitively bid contracts by government health and human services agencies and a corresponding growth in annual revenues from $19 million in fiscal 1990 to $128 million in fiscal 1997.

     MAXIMUS conducts its operations through two groups, the Government Operations Group and the Consulting Group. The Government Operations Group administers and manages government health and human services programs, including welfare-to-work and job readiness, child support enforcement, managed care enrollment and disability services. The Consulting Group provides health and human services planning, information technology consulting, strategic program evaluation, program improvement, communications planning and revenue maximization services.

     MAXIMUS's executive offices are located at 1356 Beverly Road, McLean, Virginia 22101. Its telephone number is (703) 734-4200.

DAVID M. GRIFFITH & ASSOCIATES, LTD.

     David M. Griffith & Associates, Ltd. is an Illinois corporation. Griffith was incorporated on December 30, 1976. The Company provides consulting services, primarily for state and local governments, throughout the United States and Puerto Rico.

     Griffith's services include cost allocation, executive search, revenue maximization, health and human services management, human resources consulting, fleet management, housing and environmental consulting, child support collections, organizational and productivity studies, university research rate negotiation, disaster management, franchise fee and information system studies.

     As of December 31, 1997, full-time Griffith employees included 34 officers, 204 consultants and 51 administrative personnel. Griffith also employed part-time employees in consultant or administrative
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
capacities. All officers and consultants have employment agreements with Griffith. No employees are covered by a collective bargaining agreement.

     Griffith's principal executive offices are located at 630 Dundee Road, Suite 200, Northbrook, Illinois 60062. Its telephone number is (847) 564-9270.

                            GRIFFITH SPECIAL MEETING

THE MEETING

     The Griffith Special Meeting will be held on             , 1998, at
               . At the Griffith Special Meeting, the shareholders of Griffith will be asked to approve and adopt the Merger Agreement. Holders of shares of
record of Griffith Common Stock at the close of business on                are
entitled to notice of and to vote at the Griffith Special Meeting. At such date, 224,339 shares of Griffith Common Stock were outstanding, each of which will be entitled to one vote.

REQUIRED VOTES

     The affirmative vote of the holders of two-thirds of the shares of Griffith Common Stock outstanding as of the record date and entitled to vote is required to approve and adopt the Merger Agreement, which is a condition to the consummation of the Merger. MAXIMUS and its directors and executive officers do not own any shares of Griffith Common Stock. See "Griffith Special Meeting -- Required Votes; Voting of Proxies."

                                   THE MERGER

TERMS OF THE MERGER

     MAXIMUS's acquisition of Griffith will be structured as a merger of Merger Sub into Griffith. Following the Merger, Griffith will be the surviving corporation and will operate as a wholly-owned subsidiary of MAXIMUS. 1,166,179 shares of MAXIMUS Common Stock will be issued in the Merger (assuming no dissenting shareholders). At the time the Merger becomes effective (the "Effective Time"), assuming 224,339 shares of Griffith Common Stock are outstanding, each issued and outstanding share of Griffith Common Stock will be converted into the right to receive 5.198 shares of MAXIMUS Common Stock together with cash in lieu of any fractional share otherwise issuable, based on the value of $25.25 per share. The number of shares of MAXIMUS Common Stock issued in the Merger divided by the number of shares of Griffith Common Stock outstanding at the Effective Time is referred to herein as the "Conversion Factor." See "The Merger -- General;" "-- Conversion of Griffith Common Stock."

     Five percent (5%) of the MAXIMUS Common Stock to be issued in connection with the Merger shall be held in escrow (the "Escrow") to satisfy any indemnity obligations of the shareholders of Griffith (other than the Griffith Employee Stock Ownership Plan, which has no indemnity obligations). The time period for the Escrow shall be the lesser of one year after consummation of the Merger or until the first audit following the consummation of the Merger is completed, and MAXIMUS's recourse for any breach of a representation or warranty by Griffith under the Merger Agreement is limited to the Escrow.

     The Merger will become effective after the conditions specified in the Merger Agreement have been met. MAXIMUS and Griffith expect the Merger to be completed as soon as possible after the Griffith Special Meeting. See "The Merger -- Merger and Effective Time," "-- Conditions of Merger."

RECOMMENDATION OF THE GRIFFITH BOARD OF DIRECTORS

     The Griffith Board of Directors has unanimously approved the Merger Agreement and determined that the Merger is fair and in the best interests of Griffith and its shareholders. THE GRIFFITH BOARD OF DIRECTORS RECOMMENDS THAT GRIFFITH SHAREHOLDERS VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE MERGER. For a discussion of the factors considered by the Griffith Board of Directors in reaching its decision to approve the Merger Agreement and
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
the Merger, see "Background and Reasons for the Merger -- Griffith's Reasons for the Merger; Recommendation of the Board of Directors."

MAXIMUS'S REASONS FOR THE MERGER

     The Board of Directors of MAXIMUS (the "MAXIMUS Board") has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of MAXIMUS and, therefore, has unanimously approved the Merger Agreement. In making this determination, the MAXIMUS Board and management reviewed information about Griffith available to it from Griffith's management and other sources and assessed Griffith's financial condition. After considering this information, the MAXIMUS Board concluded that the anticipated business advantages of the Merger favored adoption of the Merger Agreement and consummation of the Merger. See "Background and Reasons for the Merger -- MAXIMUS's Reasons for the Merger."

CONDITIONS TO THE MERGER

     The obligations of MAXIMUS and Griffith to consummate the Merger are subject to the satisfaction of certain conditions, including but not limited to obtaining the approval of Griffith shareholders, obtaining requisite regulatory clearance (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act")), the continuing accuracy as of the Effective Time of the representations and warranties made by MAXIMUS and Griffith in the Merger Agreement, limitations on the exercise of dissenters' appraisal rights and the receipt of accountants' letters concurring with the conclusions of management of MAXIMUS as to the appropriateness of pooling of interests accounting for the Merger. Each party has the right to waive certain of the closing conditions referred to above. The regulatory clearance required under the Hart-Scott-Rodino Act was obtained on February 21, 1998 by virtue of the expiration of the applicable waiting period. See "The Merger -- Accounting Treatment," "-- Certain Federal Income Tax Consequences," "-- Regulatory Approvals Required" and "-- Conditions of Merger."

CONDUCT OF GRIFFITH'S BUSINESS PENDING THE MERGER

     Griffith has made certain covenants and agreements in the Merger Agreement relating to, among other things, the conduct of its business pending the consummation of the Merger, including actions taken by Griffith in relation to issuing shares of stock, employment and compensation, payment of dividends on Griffith Common Stock, acquisition transactions and other matters. See "The Merger -- Conduct of Griffith's Business Pending the Merger."

NO SOLICITATION

     Griffith has agreed that, from the date of the Merger Agreement through the Effective Time, neither Griffith or any of its subsidiaries or any of their respective directors, officers, advisors or other representatives may, directly or indirectly, without the prior written consent of MAXIMUS, solicit or encourage the solicitation from, or engage in negotiations with, any third party concerning any proposal regarding a merger, consolidation or sale of substantial assets or other similar transaction involving Griffith or any of its subsidiaries; provided, however, that Griffith may, prior to the approval of the Merger Agreement by the shareholders of Griffith, to the extent the Griffith Board of Directors determines that the Board's fiduciary duties require it to do so but subject to the conditions in the Merger Agreement, participate in discussions or negotiations with, furnish information to, and consummate a transaction with, any person, entity or group that has delivered a superior proposal to Griffith. See "The Merger -- No Solicitation" and "-- Termination Fees."

TERMINATION

     The Merger Agreement is subject to termination by mutual written consent of MAXIMUS and Griffith, at the option of either MAXIMUS or Griffith if the Merger is not consummated by June 1, 1998 (although such date may be extended by mutual consent of the parties) or upon the occurrence of certain events,
--------------------------------------------------------------------------------
including if the Merger Agreement is not approved by Griffith's shareholders. See "The Merger -- Termination."

TERMINATION FEES

     In the event the Merger Agreement is terminated by MAXIMUS because of a breach of Griffith's agreement not to solicit other proposals, Griffith will be required to pay MAXIMUS a termination fee of $100,000. In the event MAXIMUS terminates the Merger Agreement for a reason other than Griffith's failure to satisfy a closing condition, MAXIMUS shall pay Griffith $500,000. See "The Merger -- Termination" and "-- Termination Fees."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code") in which no gain or loss will be recognized by Griffith, MAXIMUS or Merger Sub and no gain or loss will be recognized by Griffith shareholders, except in respect of cash received in lieu of fractional shares. No ruling has been or will be requested from the Internal Revenue Service with request to any tax matters. With respect to the foregoing, as well as the consequences if the Merger does not constitute a reorganization within the meaning of the Code, see "The Merger -- Certain Federal Income Tax Consequences."

     Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each Griffith shareholder, each shareholder should consult his or her own tax advisor as to the federal (and any state, local or foreign) tax consequences of the Merger on his or her particular circumstances.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. The Merger Agreement requires that each of MAXIMUS and Griffith shall have received letters, dated as of the consummation of the Merger, from Ernst & Young LLP and Grant Thornton LLP regarding those firms concurrence with MAXIMUS management's conclusion, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is closed and consummated in accordance with the Merger Agreement. Under this method of accounting, the historical recorded assets and liabilities of MAXIMUS and Griffith will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of MAXIMUS and Griffith for the entire fiscal year in which the combination occurs and the historical reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. See "The Merger -- Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Board of Directors and management of Griffith have certain interests in the Merger that are in addition to the interests of shareholders of Griffith generally. Among other things, Griffith has entered into agreements with each of its executive officers, as well as certain other members of management, that provide certain benefits in the event of the termination of such officer's employment following a change in control of Griffith. The Merger will constitute a change in control of Griffith within the meaning of the executive compensation agreements. See "The Merger -- Interests of Certain Persons in the Merger." The Board of Directors of Griffith was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby. Certain agreements of shareholders of Griffith with Griffith provide for redemption of such shareholder's Griffith stock, in the event of death of such shareholder or termination of such shareholder's employment. Termination of such redemption rights is a condition of the acquisition.

     At the Closing of the Merger, Louis E. Chappuie, the President and Chief Executive Officer of Griffith will enter into an Employment, Non-Compete and Confidentiality Agreement with MAXIMUS under which he will serve as an executive officer of MAXIMUS following the Merger (the "Chappuie Agreement"). See "The Merger -- Interests of Certain Persons in the Merger."

     Pursuant to the Merger Agreement, as part of the Chappuie Agreement, controlling shareholders of MAXIMUS will agree to vote shares of MAXIMUS Common Stock held by them in favor of the election of Louis Chappuie to the Board of Directors of MAXIMUS for a period of two years following the Closing.

APPRAISAL RIGHTS

     Under Illinois law, holders of Griffith Common Stock who deliver to Griffith a written demand for payment before the taking of the vote, and do not vote to adopt the Merger Agreement, may elect to have the "fair value" of their shares (determined in accordance with Illinois Law) judicially appraised and paid to them if the Merger is consummated and if they comply with Sections 11.65 and 11.70 of the IBCA, the text of which are attached hereto as Appendix B. See "The Merger -- Griffith Shareholder Appraisal Rights."

COMPARATIVE RIGHTS OF HOLDERS OF GRIFFITH AND MAXIMUS COMMON STOCK

     Upon consummation of the Merger, holders of Griffith Common Stock will become shareholders of MAXIMUS. The internal affairs of MAXIMUS are governed by the Virginia Stock Corporation Act and MAXIMUS's Amended and Restated Articles of Incorporation and Amended and Restated By-laws. There are certain differences in the rights of holders of Griffith and MAXIMUS Common Stock. See "Description of MAXIMUS Capital Stock" and "Comparison of Rights of Holders of MAXIMUS and Griffith Common Stock."

THE ESOP

     The ESOP was established effective as of January 1, 1992 for the benefit of the Griffith employees to enable such employees to share in the growth and prosperity of Griffith. The original ESOP trustee was an individual trustee which was later replaced by an institutional trustee, Cole Taylor Bank.

ESOP TRUSTEE

     Cole Taylor Bank became the independent trustee of the ESOP on August 25, 1993 (the "Trustee"). For its services to the ESOP in connection with this transaction, the Trustee will receive a fee of $22,000 plus its hourly rate, and will be reimbursed for its reasonable out-of-pocket expenses, including the fees of its counsel. The fee and expenses of the Trustee are payable by Griffith and are not contingent upon the closing of the Merger. Griffith has agreed to indemnify the Trustee against certain liabilities. The Trustee has retained independent counsel, which is different than legal counsel representing MAXIMUS or Griffith in connection with the Merger, to advise it of its duties and responsibilities under applicable laws.

ESOP FAIRNESS OPINION

     The Trustee will receive an opinion from the independent appraiser to the ESOP, Willamette Management Associates, Inc. ("WMA") as to whether the consideration to be received by the ESOP in the Merger is not less than the fair market value of the Griffith Common Stock currently held by the ESOP and that the Merger is fair to the ESOP from a financial point of view. It is anticipated that WMA will render such an opinion to the Trustee. WMA is one of the leading independent valuation firms in the country. A copy of the form of opinion, which includes the assumptions to be made and the matters to be considered by WMA is attached hereto as Appendix C and should be read in its entirety by ESOP participants. It is not expected that the opinion of WMA will be delivered until immediately prior to the Griffith Special Meeting. As set forth therein, WMA will rely, without independent investigation, on the accuracy and completeness of the information contained in this Prospectus/Proxy Statement and other information furnished to it by Griffith. The Trustee selected WMA on the basis of its ability to evaluate the fairness of the financial terms of the proposed Merger. The Trustee considered, among other factors, its qualifications and previous experience with the ESOP and its reputation in the banking and investment communities. No limitations were placed on the scope of the firm's investigations.

     Griffith has agreed to pay WMA a fee for its services related to this transaction, will reimburse WMA for its reasonable out-of-pocket expenses and will indemnify WMA against certain liabilities in connection with the fairness opinion. The fee payable to WMA is not contingent upon the consummation of the Merger.

     The fees and expenses of the Trustee, its counsel and WMA will be paid by Griffith not later than the Merger Date.

     The following table sets forth, at the valuation date indicated, the valuation per share of Griffith Common Stock as determined by an independent valuation:

                                      VALUATION PER SHARE OF
           VALUATION DATE             GRIFFITH COMMON STOCK
           --------------             ----------------------
May 15, 1997........................          $64.70
May 17, 1996........................          $64.50
May 9, 1995.........................          $46.60
May 16, 1994........................          $37.22
October 22, 1993....................          $32.46

EFFECT OF THE MERGER ON ESOP PARTICIPANTS

     Griffith will amend the ESOP to cease all benefit accruals thereunder prior to the Effective Time. As soon as reasonably practicable after the Effective Time, the ESOP will be terminated and its assets distributed to the ESOP participants. Each ESOP participant will receive shares of MAXIMUS Common Stock in place of the Griffith Common Stock currently held in their accounts equal to the Merger Consideration as described in the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of MAXIMUS Common Stock to the accounts of participants in the ESOP will not be a taxable transaction. ESOP participants should consult their own tax advisers to consider the effects of any distribution (which will generally be taxable to the participant) from the ESOP following the Merger.

     The foregoing briefly summarizes certain federal income tax consequences of the proposed Merger and does not purport to be complete. ESOP participants who receive a distribution are urged to consult their own tax advisers to consider the particular tax consequences of the Merger to them.

                                  RISK FACTORS

     The following risk factors, in addition to other information contained or incorporated by reference in this Prospectus/Proxy Statement, should be considered by the holders of Griffith Common Stock in evaluating whether to approve and adopt the Merger Agreement and thereby become holders of MAXIMUS Common Stock.

RISKS RELATING TO THE MERGER

     Combination of Businesses. The Merger involves the combination of certain aspects of two companies that have operated independently. There can be no assurance that such combination will be successful or that the benefits expected from the combination will be realized. Furthermore, there can be no assurance that the operations, managements and personnel of the two companies will be compatible and that the surviving corporation will not experience loss of key personnel.

RISKS RELATING TO MAXIMUS AND THE SURVIVING CORPORATION

     Reliance on Government Clients. Substantially all of MAXIMUS's clients are federal, state or local government authorities. Effective marketing of MAXIMUS's services to government clients requires the ability to respond to government requests for proposals ("RFPs"). To succeed in the RFP process, MAXIMUS must estimate its cost structure for servicing the proposed contract, the time required to establish operations and the likely terms of the proposals submitted by competitors. MAXIMUS must assemble and submit a large volume of information on a rigid timetable set forth in the RFP. MAXIMUS's ability to successfully respond to the RFP process in the future will have an important impact on MAXIMUS's business, financial condition and results of operations. No assurance can be given that MAXIMUS will be awarded contracts through the RFP process.

     Risks Associated with Government Contracting. Contracts awarded to MAXIMUS typically contain provisions that permit the government client to terminate the contract on short notice, with or without cause. The expiration of large contracts presents additional management challenges. Many contracts contain base periods of one or more years as well as one or more option periods that may cover more than half of the potential contract duration. Government agencies generally have the right not to exercise option periods and the failure to exercise such option periods could impact the profitability of certain of MAXIMUS's contracts. While MAXIMUS has experienced a limited number of early terminations since inception, the unexpected termination of one or more of MAXIMUS's more significant contracts could result in severe revenue shortfalls which, without corresponding reductions in expenses, could adversely affect the business, financial condition and results of operations of MAXIMUS. There can be no assurance that such government authorities will not terminate any or all of MAXIMUS's contracts to administer and manage health and human services programs.

     In order to establish and maintain relationships with members of government agencies, MAXIMUS occasionally engages marketing consultants, including lobbyists. In the event of a significant political change, such consultants may lose their ability to effectively assist MAXIMUS. In addition, the implementation of term limits on certain elected officials will require MAXIMUS to confront political change on a regular basis. If MAXIMUS fails to manage its relationships effectively with political consultants, its business, financial condition and results of operations could be materially and adversely affected. No assurance can be given that MAXIMUS will be successful in managing such relationships.

     To avoid experiencing higher than anticipated demands for federal funds, federal government officials on occasion advise state and local authorities not to engage private consultants to advise on maximizing federal revenues. There can be no assurance that state and local officials will not be influenced by federal government officials and, therefore, not engage MAXIMUS for such services. To the extent that state and local officials determine not to seek MAXIMUS's services, the business, financial condition and results of operations of MAXIMUS could be adversely affected.

     Government contracts generally are subject to audits and investigations by government agencies, including audits by the Defense Contract Audit Agency ("DCAA"). These audits and investigations involve a review of the government contractor's performance of its contracts as well as its pricing practices, cost structure and compliance with applicable laws, regulations and standards. A substantial portion of payments to MAXIMUS from U.S. Government agencies is subject to adjustment upon audit by the DCAA. Audits through 1993 have been completed with no material adjustments and MAXIMUS believes that adjustments resulting from audits of subsequent years will not have a material adverse effect on MAXIMUS's business, financial condition and results of operations. If any costs are improperly allocated to a contract, such costs are not reimbursable and, if already reimbursed, will be required to be refunded to the government. Furthermore, if improper or illegal activities are discovered in the course of any audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. If MAXIMUS becomes subject to penalties or sanctions, such penalties or sanctions could have a material adverse effect on MAXIMUS's business, financial condition and results of operations.

     Risks Involved in Managing Government Projects. Upon the receipt of a contract for the management of a health and human services program, MAXIMUS's Government Operations Group may incur significant start-up expenses prior to the receipt of any payments under such contract. Such expenses include the costs of leasing office space, purchasing necessary office equipment and hiring sufficient personnel. As a result, for large contracts, MAXIMUS may be required to make significant investments prior to the receipt of related contract payments.

     Approximately 40% (53% after excluding a significant contract with the Social Security Administration) of MAXIMUS's total revenues for the year ended September 30, 1997 resulted from fixed price contracts pursuant to which MAXIMUS received its fee for meeting specified objectives or upon the achievement of specified units of work, such as the placement of welfare recipients into jobs, the collection of child support payments or the completion of managed care enrollment transfers. MAXIMUS's ability to earn a profit on these contracts is dependent upon accurate estimates of the costs involved as well as the probability of meeting the specified objectives or realizing the expected units of work within a certain period of time. In addition, MAXIMUS recognizes revenues on fixed price contracts based on costs incurred. MAXIMUS periodically reviews such contracts and adjusts revenues to reflect current expectations. Such adjustments will affect the timing and amount of revenue recognized and could have a material adverse effect on MAXIMUS's business, financial condition and results of operations. MAXIMUS's failure to accurately estimate the factors on which contract pricing is based could result in MAXIMUS reporting a decrease in revenues or incurring losses on such contracts and could have a material adverse effect on MAXIMUS's business, financial condition and results of operations.

     MAXIMUS's inability or failure to satisfy its contractual obligations in a manner consistent with the terms of any contract could have a material adverse effect on MAXIMUS's financial condition because MAXIMUS is often required to indemnify clients for its failure to meet performance standards. Certain of MAXIMUS's contracts have liquidated damages provisions and financial penalties related to performance failures. In addition, in order for MAXIMUS's Government Operations Group to bid for certain contracts, MAXIMUS has been and will continue to be required to secure its indemnification obligations by obtaining a performance bond from an insurer, posting a cash performance bond or obtaining a letter of credit from a suitable financial institution. In the event that a government entity makes a claim against such performance bond or letter of credit, the premiums demanded by the insurers for such bonds could increase, thereby limiting MAXIMUS's ability to bid for contracts in the future. In addition, MAXIMUS's failure to meet a client's expectations in the performance of its contractual obligations could have a material adverse effect on MAXIMUS's reputation, thereby adversely affecting its business, financial condition and results of operations.

     When contracts between MAXIMUS's Government Operations Group and a state or local government expire or otherwise terminate, unless MAXIMUS can successfully enter into a new contract using the services of employees formerly engaged in servicing the terminated contract or otherwise re-assign such employees, MAXIMUS will need to terminate the employment of such employees. The termination of large Government

Operations Group contracts and the subsequent re-assignment or termination of employees places significant demands on MAXIMUS's management and its administrative resources. If MAXIMUS is unable to manage these challenges, MAXIMUS's business could materially and adversely be affected.

     Legislative Change and Political Developments. The market for MAXIMUS's services is largely dependent on federal and state legislative programs, any of which may be modified or terminated by acts of the legislative or executive branches of federal and state government. There can be no assurance that such legislative change will not occur or that MAXIMUS will be able to anticipate and respond in a timely manner to any such legislative change. MAXIMUS's failure to manage effectively its business in light of anticipated or unanticipated legislative change could have a material adverse effect on MAXIMUS's business, operating results and financial condition.

     The Welfare Reform Act is expected to be a catalyst for sweeping changes in the administration and management of the welfare system in the United States. As part of its growth strategy, MAXIMUS plans to aggressively pursue the opportunities created by this legislation by seeking new contracts to administer and manage welfare programs of state and local government agencies. However, opponents of welfare reform continue to criticize the advances made by the current administration and continued progress in the welfare reform area is uncertain. The repeal of the Welfare Reform Act, in whole or in part, could have a material adverse effect on the future business, financial condition and results of operations of MAXIMUS. There can be no assurance that additional reforms will be proposed or enacted, or that previously enacted reforms will not be challenged, repealed or otherwise invalidated.

     The adverse impact that legislative changes can have on MAXIMUS was recently evidenced by the termination of a significant contract with the federal Social Security Administration. This contract related to the referral and treatment monitoring of social security or supplemental income beneficiaries with drug or alcohol-related disabilities (the "SSA Contract"). In its fiscal year ended September 30, 1997, MAXIMUS earned revenues of $31.6 million from the SSA Contract, representing approximately 25% of MAXIMUS's total revenues for such fiscal year. In October 1996, the President signed into law an amendment to the Social Security Act of 1935, effective January 1, 1997, that eliminated social security and supplemental income benefits based solely on drug and alcohol disabilities. As a result of this amendment, the SSA Contract was terminated and no revenues were earned thereunder after March 31, 1997.

     In addition, under current law the privatization of certain functions of government programs, such as determining eligibility for Food Stamps and Medicaid, requires the consent and/or waiver of the executive branch acting through the applicable administering government agency. In May 1997, in response to a request by the State of Texas for a waiver to allow private corporations to decide the eligibility of applicants for Food Stamps and Medicaid benefits, the Department of Health and Human Services determined not to grant a waiver to the existing requirement in these programs that only public employees may make such decisions. MAXIMUS did not bid for any contracts for these Texas projects, and the determination will not affect any of MAXIMUS's existing contracts. However, there can be no assurance that the Department of Health and Human Services or other health and human services agencies will not in the future narrow or eliminate certain future markets for health and human services contracts in which MAXIMUS intends to compete.

     Opposition from Government Unions. MAXIMUS's success depends in part on its ability to obtain contracts to profitably administer and manage health and human services programs that traditionally have been administered and managed by government employees. Many of these government employees are members of labor unions which have considerable financial resources and established lobbying networks that are effective in applying political pressure to legislators and other government officials who seek to contract with private companies to administer and manage government programs. Successful efforts to oppose private management of government programs by these unions may slow welfare reform and ultimately result in fewer opportunities for MAXIMUS to provide services to government agencies, thereby adversely affecting the business, financial condition and results of operations of MAXIMUS. A recent example of the influence of government unions is the role played by union lobbyists in promoting a May 1997 determination by the Department of Health and Human Services, in response to a waiver request by the State of Texas, that only public employees may make decisions on eligibility of applicants for Food Stamps and Medicaid benefits.

There can be no assurance that these unions will not succeed in whole or in part in their efforts to oppose the outsourcing of government programs.

     Variability of Quarterly Operating Results. Variations in MAXIMUS's revenues and operating results occur from quarter to quarter as a result of a number of factors, including the progress of contracts, levels of revenues earned on contracts (including any adjustments in expectations on revenue recognition on fixed price contracts), the commencement, completion or termination of contracts during any particular quarter, the schedules of government agencies for awarding contracts, the term of each contract that MAXIMUS has been awarded and general economic conditions. Because a significant portion of MAXIMUS's expenses are relatively fixed, successful contract performance and variation in the volume of activity as well as in the number of contracts commenced or completed during any quarter may cause significant variations in operating results from quarter to quarter. Furthermore, MAXIMUS has on occasion experienced a pattern in its results of operations in which it incurs greater operating expenses during the start-up and early stages of significant contracts.

     Reliance on Key Executives. The success of MAXIMUS is highly dependent upon the efforts, abilities, business generation and project execution capabilities of certain of its executive officers and senior managers. While MAXIMUS has executive employment agreements with each of David V. Mastran, President and Chief Executive Officer, Raymond B. Ruddy, Chairman of the Board of Directors and President of the Consulting Group, Russell A. Beliveau, President of the Government Operations Group, Ilene R. Baylinson, President of the Disability Services Division, Susan D. Pepin, President of the Systems Planning and Integration Division and Lynn P. Davenport, President of the Human Services Division, such agreements are terminable under certain conditions. Other than these six agreements with executive officers, MAXIMUS does not have employment agreements with any other senior employees. The loss of the services of any of these key executives could have a material adverse effect upon MAXIMUS's business, financial condition and results of operations, including its ability to secure and complete engagements. MAXIMUS maintains key-man life insurance policies on David V. Mastran and Raymond B. Ruddy in the amounts of $6,100,000 and $3,950,000, respectively.

     Attraction and Retention of Employees. MAXIMUS's business involves the delivery of professional services and is labor-intensive. When MAXIMUS's Government Operations Group is awarded a contract by a government agency, MAXIMUS is often under a tight timetable to hire project leaders and case management personnel to meet the needs of the new project. In addition, the resulting large increases in the number of MAXIMUS's employees create demand for increased administrative personnel at MAXIMUS's headquarters. MAXIMUS's success in both the Government Operations Group and the Consulting Group depends in large part upon its ability to attract, develop, motivate and retain experienced and innovative executive officers, senior managers who have successfully managed or designed health and human services programs in the public sector and information technology professionals who have designed or implemented complex information technology projects. Such innovative, experienced and technically proficient individuals are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that MAXIMUS will be able to continue to attract and retain desirable executive officers and senior managers in the future. The inability to hire sufficient personnel on a timely basis or the loss of a significant number of executive officers and senior managers could have a material adverse effect on MAXIMUS's business, financial condition and results of operations, including its ability to obtain and successfully complete service contracts.

     Challenges Resulting from Growth. MAXIMUS's continued growth has placed significant demands on MAXIMUS's management as well as its administrative, operational and financial resources. MAXIMUS's ability to manage its growth will require MAXIMUS to continue to implement new and to improve existing operational, financial and management information systems and to continue to expand, motivate and manage its workforce. In addition, MAXIMUS's growth will depend in large part on its ability to manage large-scale health and human services programs while continuing to ensure quality service and reasonable profits. If MAXIMUS is unable to manage effectively any of these factors, the quality of MAXIMUS's services, its financial condition and results of operations could be materially and adversely affected. No assurance can be given that MAXIMUS will continue to experience growth or that MAXIMUS will be successful in managing its growth, if any.

     Competitors; Effects of Competition. The market for certain program management and consulting services to state and local health and human services agencies is becoming more competitive and is subject to rapid change while the market for certain other services is not yet competitive. MAXIMUS's Government Operations Group competes for program management contracts with local non-profit organizations such as the United Way and Goodwill Industries, government services divisions of large organizations such as Andersen Consulting, Lockheed Martin Corp. and Electronic Data Systems, Inc., managed care enrollment companies such as Foundation Health Corporation and specialized service providers such as America Works, Inc., Policy Studies Incorporated and GC Services, Inc. MAXIMUS's Consulting Group competes with the consulting divisions of the "Big 6" accounting firms as well as Electronic Data Systems, Inc. Many of these companies are national and international in scope and have greater financial, technical, marketing and personnel resources than MAXIMUS. The significant financial resources of certain competitors could lead to severe price cutting in an effort to secure market share, which could adversely affect MAXIMUS's business, financial condition and results of operations. There can be no assurance that MAXIMUS will compete successfully against its existing competitors or against new competitors, if any. See "Business of MAXIMUS, Inc. --Competition."

     In addition to competition from existing competitors, MAXIMUS may experience future competition from its former employees. Although MAXIMUS has entered into non-competition agreements with certain senior level employees, there can be no assurance that such contracts will be enforceable or that departing employees not subject to non-competition agreements will not seek to exploit their personal relationships with government officials by competing against MAXIMUS. Any such competition by former employees could have a material adverse effect on MAXIMUS.

     Adverse Publicity. MAXIMUS has received and expects to continue to receive media attention as a result of its contracts with state and local government authorities. In particular, the management of health and human services programs by MAXIMUS's Government Operations Group and the establishment of revenue maximization programs by MAXIMUS's Consulting Group have been the subject of highly controversial media coverage. Negative coverage of the types of program management services provided by MAXIMUS could influence government officials and slow the pace of welfare reform, thereby reducing MAXIMUS's growth prospects. In addition to media attention arising out of the types of services provided by MAXIMUS, MAXIMUS is also vulnerable to media attention as a result of the activities of political consultants engaged by MAXIMUS, even when such activities are unrelated to MAXIMUS. Such an event occurred in connection with a marketing representative hired by MAXIMUS to assist in responding to an RFP promulgated by the State of West Virginia. After learning that the marketing representative was also a state employee, MAXIMUS voluntarily withdrew from the bidding. Certain media coverage relating to this incident was inaccurate and incorrectly suggested wrongdoing by MAXIMUS. MAXIMUS has become aware that certain of its competitors have sought to exploit such suggestions in connection with other competitive-bidding situations. There can be no assurance that MAXIMUS will not receive adverse media attention as the result of activities of individuals not under MAXIMUS's control. In addition, there can be no assurance that media attention focused on MAXIMUS will be accurate or that MAXIMUS will be able to anticipate and respond in a timely manner to all media contacts. Inaccurate or misleading media coverage or MAXIMUS's failures to manage such coverage could have a material adverse effect on MAXIMUS's reputation, thereby adversely affecting its business, financial condition and results of operations.

     Risks Related to Possible Acquisitions. A part of MAXIMUS's growth strategy is to expand its operations through the acquisition of additional businesses. MAXIMUS has no prior history of making acquisitions and there can be no assurance that MAXIMUS will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into MAXIMUS without incurring substantial expenses, delays or other operational or financial problems. Furthermore, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on MAXIMUS's business, financial condition and results of operations. Client dissatisfaction or performance problems at a single acquired firm could have a material adverse effect on the reputation of MAXIMUS as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The failure of MAXIMUS to manage its acquisition strategy successfully could have a material adverse effect on MAXIMUS's business, financial condition and results of operations.

     Uncertainties Related to International Operations. While MAXIMUS's current international operations are paid in U.S. dollars by the World Bank and the U.S. Agency for International Development, as MAXIMUS expands its operations into developing countries it may become subject to a number of risks. International revenues are subject to a number of risks including currency exchange rate fluctuations, collection of receivables and enforcement of contract terms through a foreign country's legal system. Foreign countries could impose additional withholding taxes or otherwise tax MAXIMUS's foreign income or impose tariffs. There can be no assurance that any of these factors will not have a material adverse effect on the business, financial condition and results of operations of MAXIMUS. See "Business of MAXIMUS, Inc. -- Services -- Consulting Group."

     Litigation. On March 12, 1997, Network Six, Inc. ("Network Six") served MAXIMUS with a First Amended Third-Party Complaint filed in the State of Hawaii Circuit Court of the First Circuit. In this complaint, Network Six named MAXIMUS and other parties as third party defendants in an action by the State of Hawaii against Network Six. In 1991, MAXIMUS's Consulting Group was engaged by the State of Hawaii to provide assistance in planning for and monitoring the development and implementation by Hawaii of a statewide automated child support system. In 1993, Hawaii contracted with Network Six to provide systems development and implementation services for this project. In 1996, the state terminated the Network Six contract for cause and filed an action against Network Six. Network Six counterclaimed against Hawaii that the state breached its obligations under the contract with Network Six. In the Third Party Complaint, Network Six alleges that MAXIMUS is liable to Network Six on grounds that: (i) Network Six was an intended third party beneficiary under the contract between MAXIMUS and Hawaii; (ii) MAXIMUS engaged in bad faith conduct and tortiously interfered with the contract and relationship between Network Six and Hawaii; (iii) MAXIMUS negligently breached duties to Network Six; and (iv) MAXIMUS aided and abetted Hawaii in Hawaii's breach of contract. Network Six's complaint seeks damages, including punitive damages, from the third party defendants in an amount to be proven at trial. MAXIMUS believes that Network Six was not an intended third party beneficiary under its contract with Hawaii and that Network Six's claims are without factual or legal merit. MAXIMUS does not believe this action will have a material adverse effect on its business and intends to vigorously defend this action. However, given the early stage of this litigation, no assurance may be given that MAXIMUS will be successful in its defense. A decision by the court in Network Six's favor or any other conclusion of this litigation in a manner adverse to MAXIMUS could have a material adverse effect on MAXIMUS's business, financial condition and results of operations.

     On November 28, 1997, a former officer, director and shareholder of MAXIMUS filed a complaint in the United States District Court for the District of Massachusetts, alleging that at the time he resigned from MAXIMUS in 1996, thereby triggering the repurchase of his shares, MAXIMUS and certain of its officers and directors had failed to disclose material information to him relating to the potential value of the shares. He further alleges that MAXIMUS and its officers and directors violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and breached various fiduciary duties owed to him and claims damages in excess of $10 million. MAXIMUS does not believe that this action will have a material adverse effect on MAXIMUS's business, and it intends to vigorously defend this action. However, given the early stage of this litigation, no assurance may be given that MAXIMUS will be successful in its defense.

     On January 20, 1997, Allstate Insurance Company filed a complaint in the United States District Court for the District of Arizona, followed by an amended complaint on May 8, 1997, against Griffith and thirteen other named defendants, alleging violations of Rule 10b-5 of the Securities and Exchange Act of 1934, violations of the Arizona Securities Act, consumer fraud, common law fraud, and common law negligent misrepresentation in connection with Griffith's examination of feasibility studies. Griffith entered a motion to dismiss the lawsuit on March 23, 1998 and is awaiting a decision. Based on the same set of operative facts, Superstition Mountains Community Facilities District No.1 filed a complaint in U.S. District Court for the District of Arizona on December 2, 1996, followed by an amended complaint on November 13, 1997, against Griffith and nine other named defendants, alleging with regard to Griffith, breach of fiduciary duty, breach of contract, professional negligence, and negligence. If the Merger occurs, MAXIMUS intends to vigorously defend these actions. However, a decision by the court in favor of either or both plaintiffs could have a material adverse effect on Griffith's business, financial condition and results of operations.

     Control by Principal Shareholders. Following the Merger, and based on stockholding as of March 16, 1998, MAXIMUS's executive officers will own beneficially 52% of MAXIMUS's outstanding shares of Common Stock. Certain executive officers who will hold approximately 51% of the outstanding shares of Common Stock after giving effect to the Merger, have agreed with MAXIMUS not to dispose of such shares until June 2001 subject to certain exceptions. In addition, each of Dr. Mastran and Mr. Ruddy, who, based on the foregoing assumption, will hold together approximately 48% of the outstanding shares of Common Stock of MAXIMUS upon completion of the Merger, has agreed to vote his shares in favor of the election of the other to the Board of Directors, as long as each of such shareholders owns or controls 20% of the outstanding Common Stock. Mr. Ruddy has also agreed to vote his shares of Common Stock in a manner consistent with instructions received from Dr. Mastran until September 30, 2001. As a result, these officers are able to control the outcome of matters requiring a shareholder vote, including the election of the members of the Board of Directors, thereby controlling the affairs and management of MAXIMUS. Such control could adversely affect the market price of the Common Stock or delay or prevent a change in control of MAXIMUS. See "Management -- Executive Employment Agreements."

     Possible Volatility of Stock Price. The market price of the MAXIMUS Common Stock may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, the failure to be awarded a significant contract on which it has bid, the termination by a government client of a material contract, announcements of new services by competitors, political and legislative developments adverse to the privatization of government services, changes in earnings estimates by securities analysts, changes in accounting principles, sales of Common Stock by existing holders, negative publicity, loss of key personnel and other factors. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has often had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against such a company. Any such litigation initiated against MAXIMUS could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on MAXIMUS's business, financial condition and results of operations.

     Dividend Policy; Absence of Dividends. Other than the dividend paid to MAXIMUS's shareholders upon termination of its S corporation status and past dividends to cover S corporation taxes payable by shareholders, MAXIMUS has rarely paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. MAXIMUS currently intends to retain all earnings for the development of its business.

     Certain Anti-Takeover Effects. MAXIMUS's Amended and Restated Articles of Incorporation and Amended and Restated By-Laws (the "Restated By-Laws") and Virginia law include provisions that may be deemed to have antitakeover effects and may delay, defer or prevent a takeover attempt that shareholders might consider to be in their best interests. Directors of MAXIMUS are divided into three classes and are elected to serve staggered three-year terms, the existence of which could render more difficult or discourage an attempt to obtain control of MAXIMUS by means of a proxy contest or otherwise. See "Management -- Board of Directors." The ability of the shareholders of MAXIMUS to take any action, or to consent to the taking of any action, in each case in writing without a meeting, is specifically denied. See "Description of Capital Stock -- Anti-Takeover Provisions of the Articles of Incorporation and By-Laws." In addition, Virginia law contains provisions that impose certain limitations and special voting requirements on affiliated transactions and deny voting rights, unless granted by shareholder vote, with respect to shares acquired in control share acquisitions. See "Description of Capital Stock -- Anti-Takeover Provisions of Virginia Law."

     Shares Eligible for Future Sale. Immediately upon completion of the Merger, MAXIMUS will have 16,824,499 shares of Common Stock outstanding. The 1,166,179 shares issued to the Griffith shareholders pursuant to the Merger Agreement and the 5,250,000 shares sold in connection with MAXIMUS's initial public offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except those shares acquired by affiliates of MAXIMUS. Holders of the remaining shares will be eligible to sell such shares pursuant to Rule 144 under the Securities Act ("Rule 144") at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. In addition, 913,855 shares of Common Stock are issuable upon the exercise of outstanding stock options (417,700 of which are currently exercisable), which shares have been registered by MAXIMUS under the Securities Act and are freely tradable without restriction. Certain executive officers of MAXIMUS, holding an aggregate of 8,867,547 shares of Common Stock (including 270,325 shares of Common Stock issuable upon the exercise of currently exercisable stock options, have entered into Executive Employment, Non-Compete, Confidentiality and Stock Restriction Agreements pursuant to which each such executive will have agreed with MAXIMUS, subject to certain exceptions, not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock until June 2001. See "Management -- Executive Employment Agreements." However, sales of substantial amounts of such shares in the public market or the availability of such shares for future sale could adversely affect the market price of the shares of Common Stock and MAXIMUS's ability to raise additional capital at a price favorable to MAXIMUS. See "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     Set forth below and on the following pages are certain selected financial data with respect to MAXIMUS and Griffith. The selected historical financial data should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations for MAXIMUS and Griffith set forth elsewhere in the Prospectus/Proxy Statement.

MAXIMUS, INC.

                                                                                            THREE MONTHS
                                                 YEAR ENDED SEPTEMBER 30,                ENDED DECEMBER 31,
                                     -------------------------------------------------   -------------------
                                      1993      1994      1995       1996       1997       1996       1997
                                     -------   -------   -------   --------   --------   --------   --------
                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues(1).......................   $30,593   $29,860   $51,963   $103,113   $127,947   $37,244    $36,356
Cost of revenues..................    15,388    21,716    36,071     78,429     94,254    29,534     27,300
                                     -------   -------   -------   --------   --------   -------    -------
Gross profit......................    15,205     8,144    15,892     24,684     33,693     7,710      9,056
Selling, general and
  administrative expenses.........    10,178     6,979     9,078     13,104     16,782     4,039      5,346
Stock option compensation
  expense(2)......................        --        --        --         --      5,874        --         --
                                     -------   -------   -------   --------   --------   -------    -------
Income from operations............     5,027     1,165     6,814     11,580     11,037     3,671      3,710
Interest and other income.........        80        80       169        264        928        84        575
                                     -------   -------   -------   --------   --------   -------    -------
Income before income taxes........     5,107     1,245     6,983     11,844     11,965     3,755      4,285
Provision (benefit) for income
  taxes(3)........................       114        (5)      124        225      3,376        57      1,692
                                     -------   -------   -------   --------   --------   -------    -------
Net income........................   $ 4,993   $ 1,250   $ 6,859   $ 11,619   $  8,589   $ 3,698    $ 2,593
                                     =======   =======   =======   ========   ========   =======    =======
Earnings per share:
  Basic...........................   $  0.42   $  0.11   $  0.61   $   1.02   $   0.70   $  0.32    $  0.18
                                     =======   =======   =======   ========   ========   =======    =======
  Diluted.........................      0.42      0.11      0.61       1.02       0.68      0.31       0.17
                                     =======   =======   =======   ========   ========   =======    =======
Shares used in computing earnings
  per share:
  Basic...........................    11,924    11,752    11,312     11,371     12,306    11,453     14,791
                                     =======   =======   =======   ========   ========   =======    =======
  Diluted.........................    11,924    11,752    11,312     11,371     12,691    11,817     15,182
                                     =======   =======   =======   ========   ========   =======    =======

                                                      AS OF SEPTEMBER 30,                    AS OF
                                        -----------------------------------------------   DECEMBER 31,
                                         1993      1994      1995      1996      1997         1997
                                        -------   -------   -------   -------   -------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents and
  short-term investments..............  $ 1,093   $   326   $ 2,502   $ 3,333   $51,829     $42,081
Working capital.......................    6,818     6,855    13,184    22,700    62,567      64,705
Total assets..........................   12,745    15,049    22,670    35,493    96,825      87,452
Redeemable common stock...............    6,971     6,889    10,578    16,757        --          --
Total shareholders' equity............    2,484     2,921     5,706     9,197    66,139      68,733

---------------

(1) In fiscal year 1993, MAXIMUS's Government Operations Group had revenues of $10.4 million related to a significant contract that expired in July 1993. No further revenues were received under this contract after its expiration.

(2) In January 1997, MAXIMUS issued options to various employees to purchase 403,975 shares of MAXIMUS Common Stock at a formula price based on book value. During 1997, MAXIMUS recorded a non-recurring charge against income of $5,874,000 for the difference between the IPO price and the formula price for all options outstanding. MAXIMUS recorded a deferred tax benefit relating to the charge in the amount of $2,055,000. The option exercise price is a formula price based on the book value of the Common Stock at September 30, 1996, and was established pursuant to a pre-existing shareholder agreement.

(3) For each of the four years ended September 30, 1996, and during fiscal year 1997 up to June 12, 1997, no federal income taxes were recorded due to MAXIMUS's S corporation status. For those periods, the tax provision consisted of state taxes for those states in which MAXIMUS, rather than the shareholders, was liable for income taxes. Upon completion of the IPO, MAXIMUS S corporation status terminated for federal and state taxation purposes, and MAXIMUS recorded a deferred tax charge against income of $2,566,000 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997. Subsequent to June 12, 1997, MAXIMUS has recorded state and federal income taxes based on earnings for those periods.

DAVID M. GRIFFITH & ASSOCIATES, LTD.

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1993      1994      1995      1996      1997
                                               -------   -------   -------   -------   -------
                                                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues....................................   $24,522   $27,582   $30,577   $32,560   $39,377
Cost of revenues(1).........................    17,184    19,984    22,053    24,154    28,743
                                               -------   -------   -------   -------   -------
Gross profit................................     7,338     7,598     8,524     8,406    10,634
Selling, general and administrative
  expenses(1)...............................     4,629     5,004     6,764     7,194     8,625
                                               -------   -------   -------   -------   -------
Income from operations......................     2,709     2,594     1,760     1,212     2,009
Interest and other income (expense).........      (804)     (647)     (654)     (733)     (536)
                                               -------   -------   -------   -------   -------
Income before income taxes..................     1,905     1,947     1,106       479     1,473
Provision for income taxes..................       155     1,094       612       305       728
                                               -------   -------   -------   -------   -------
Net income..................................   $ 1,750   $   853   $   494   $   174   $   745
                                               =======   =======   =======   =======   =======
Net income per share........................   $  7.76   $  3.74   $  2.14   $  0.75   $  3.22
                                               =======   =======   =======   =======   =======
Weighted average shares outstanding.........     225.5     228.1     231.2     231.4     231.2
                                               =======   =======   =======   =======   =======

                                                            AS OF DECEMBER 31,
                                             -------------------------------------------------
                                              1993      1994      1995       1996       1997
                                             -------   -------   -------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents and short-term
  investments.............................   $   472   $   664   $   138   $     61   $     40
Working capital...........................     1,842     2,157     2,493      2,400      2,822
Total assets..............................    11,905    13,355    13,722     13,227     15,548
Long-term debt............................     5,696     4,835     4,224      3,885      3,988
Redeemable common stock...................     7,310     8,501    10,784     14,926     14,497
Contributed capital.......................       894       998     1,110      1,110      1,088
Total shareholders' equity (deficit)......    (7,995)   (8,230)   (9,907)   (13,876)   (13,177)

---------------

(1) Includes expenses for the Employee Stock Ownership Plan.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   THREE MONTHS
                                                     YEAR ENDED SEPTEMBER 30,         ENDED
                                                   -----------------------------   DECEMBER 31,
                                                    1995       1996       1997       1997(2)
                                                   -------   --------   --------   ------------
                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF INCOME DATA(1):
Revenues........................................   $82,540   $135,673   $167,324     $47,806
Cost of revenues................................    57,198    101,539    121,968      35,577
                                                   -------   --------   --------     -------
Gross profit....................................    25,342     34,134     45,356      12,229
Selling, general and administrative expenses....    15,781     20,238     25,323       8,098
Stock option, deferred compensation and ESOP
  expense.......................................     1,400      1,556      7,372(3)       284
                                                   -------   --------   --------     -------
Income from operations..........................     8,161     12,340     12,661       3,847
Interest and other income (expense).............       (72)       (17)       777         400
                                                   -------   --------   --------     -------
Income before income taxes......................     8,089     12,323     13,438       4,247
Provision for income taxes(4)...................       736        530      4,104       1,710
                                                   -------   --------   --------     -------
Net income......................................   $ 7,353   $ 11,793   $  9,334     $ 2,537
                                                   =======   ========   ========     =======
Earnings per share:
  Basic.........................................   $  0.59   $   0.94   $   0.69     $  0.16
                                                   =======   ========   ========     =======
  Diluted.......................................   $  0.59   $   0.94   $   0.67     $  0.16
                                                   =======   ========   ========     =======
Shares used in computing earnings per share:
  Basic.........................................    12,507     12,573     13,508      15,974
                                                   =======   ========   ========     =======
  Diluted.......................................    12,507     12,573     13,893      16,365
                                                   =======   ========   ========     =======

                                                                  AS OF
                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments........     $ 36,500
Working capital.............................................       64,585
Total assets................................................       95,991
Long-term debt..............................................          454
Redeemable common stock.....................................           --
Total shareholders' equity..................................       69,256

---------------

(1) The pro forma combined statements of income data includes the MAXIMUS operating results for the fiscal years ended September 30, 1995, 1996 and 1997, combined with the Griffith operating results for the years ended December 31, 1995, 1996 and 1997.

(2) The Griffith operating results for the three months ended December 31, 1997 are included in the pro forma combined operating results for both the fiscal year ended September 30, 1997 and the three months ended December 31, 1997.

(3) In January 1997, MAXIMUS issued options to various employees to purchase 403,975 shares of MAXIMUS Common Stock at a formula price based on book value. During 1997, MAXIMUS recorded a non-recurring charge against income of $5,874,000 for the difference between the IPO price and the formula price for all options outstanding. MAXIMUS recorded a deferred tax benefit relating to the charge in the amount of $2,055,000. The option exercise price is a formula price based on the book value of the Common Stock at September 30, 1996, and was established pursuant to a pre-existing shareholder agreement.

(4) For each of the years ended September 30, 1995 and 1996, MAXIMUS recorded no federal income taxes due to MAXIMUS's S corporation status. For those periods, the MAXIMUS tax provision consisted of state taxes for those states in which MAXIMUS, rather than the shareholders, was liable for income taxes. Upon completion of the IPO, MAXIMUS's S corporation status terminated for federal and state taxation purposes, and MAXIMUS recorded a deferred tax charge against income of $2,566,000 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997. Subsequent to June 12, 1997, MAXIMUS has recorded state and federal income taxes based on earnings for those periods. Griffith's contributions to pro forma combined income was taxed, for the purposes of federal and state income taxes, at normal corporate rates.

(5) Upon completion of the Merger, the $1.0 million obligation of Griffith under its Stock Appreciation Rights Plan will become fully vested and payable, and Griffith will be required to pay $200,000 under an employment agreement with an officer. This will result in a one-time income statement charge of approximately $1.2 million in the period the Merger is consummated. Such charge is not reflected in the pro forma combined operating results but is reflected in the pro forma combined balance sheet data as of December 31, 1997.

COMPARATIVE PER SHARE DATA

     The following tables set forth certain unaudited historical per share data of MAXIMUS and Griffith and the combined per share data on an unaudited pro forma basis, after giving effect to the Merger on a pooling of interests basis (and assuming the issuance of 5.198 shares of MAXIMUS Common Stock in the Merger in exchange for each share of Griffith Common Stock). This data should be read in conjunction with the unaudited selected financial data and the unaudited pro forma combined financial data and the separate historical financial statements of MAXIMUS and Griffith included elsewhere in this Prospectus/Proxy Statement. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of MAXIMUS/Griffith.

DIVIDENDS

     Neither MAXIMUS nor Griffith paid dividends during the three year period ended December 31, 1997. MAXIMUS had S corporation distributions of $117,000, $2,175,000 and $27,460,000 during the years ended September 30, 1995, 1996 and 1997.

INCOME PER SHARE

                                                                                    THREE MONTHS
                                                    YEAR ENDED SEPTEMBER 30(1)    ENDED DECEMBER 31
                                                    --------------------------    -----------------
                                                     1995      1996      1997           1997
                                                    ------    ------    ------    -----------------
Net income per share of MAXIMUS
  Common Stock, historical:
  Basic.........................................    $0.61     $1.02     $0.70          $  0.18
  Diluted.......................................     0.61      1.02      0.68             0.17
Net income (loss) per share of Griffith Common
  Stock, historical(1):
  Basic.........................................     2.14      0.75      3.22            (0.24)
  Diluted.......................................     2.14      0.75      3.22            (0.24)
Net income (loss) per share of Griffith Common
  Stock, equivalent pro forma(3):
  Basic.........................................     0.41      0.14      0.62            (0.04)
  Diluted.......................................     0.41      0.14      0.62            (0.04)
Net income per share, pro forma combined(2):
  Basic.........................................     0.59      0.94      0.69             0.16
  Diluted.......................................     0.59      0.94      0.67             0.16

BOOK VALUE

                                                   SEPTEMBER 30,   DECEMBER 31,
                                                       1997            1997
                                                   -------------   ------------
MAXIMUS, per share of Common Stock, historical...      $4.47          $4.65
Griffith, per share of Common Stock,
  historical(4)..................................       5.71           5.71
Griffith, per share of Common Stock, equivalent
  pro forma(3)(4)................................       1.10           1.10
Pro forma combined(2)(5).........................       4.17           4.34

---------------

(1) Net income per share of Griffith Common Stock is calculated using Griffith's fiscal year end of December 31.

(2) For the purposes of the pro forma combined data, MAXIMUS's financial data for the fiscal years ended September 30, 1995, 1996 and 1997 have been combined with Griffith's financial data for the fiscal years ended December 31, 1995, 1996 and 1997.

(3) The Griffith equivalent pro forma per share amounts are calculated by dividing the Griffith per share amounts by the Conversion Factor of 5.198 shares of MAXIMUS Common Stock for each share of Griffith Common Stock.

(4) Griffith redeemable Common Stock is included in the book value. The Griffith book value per share at December 31, 1997 is used for both periods.

(5) The pro forma combined balance sheet as of December 31, 1997 excludes any accrual for the estimated merger-related expenses (approximately $1.0 million) and any deferred tax benefit relating to these expenses.

MARKET PRICE INFORMATION

     MAXIMUS Common Stock commenced trading on June 13, 1997 on the New York Stock Exchange under the symbol "MMS." As of March 27, 1998, there were 123 holders of record of MAXIMUS Common Stock. Prior to June 13, 1997, there was no public market for the Common Stock or any other securities of MAXIMUS.

     The following table sets forth, for the fiscal periods indicated, the range of high and low closing prices for MAXIMUS Common Stock on the New York Stock Exchange.

                                                                 HIGH      LOW
                                                                ------    ------
YEAR ENDED SEPTEMBER 30, 1997
Third quarter (from June 13, 1997)..........................    $18.37    $17.00
Fourth quarter..............................................     32.88     17.88
YEAR ENDING SEPTEMBER 30, 1998
First quarter...............................................     31.56     22.56
Second quarter (through March 27, 1998).....................     30.88     23.00

     As of March 27, 1998, MAXIMUS has granted options for 918,458 shares of MAXIMUS Common Stock under MAXIMUS's 1997 Equity Incentive Plan (the "Equity Plan") and options for 30,000 shares under its 1997 Director Stock Option Plan. As of such date, 33,775 options had been exercised under the Equity Plan.

     Prior to its initial public offering (the "IPO"), MAXIMUS and its shareholders elected to be treated as an S corporation under the Internal Revenue Code. Under the provisions of the tax code, MAXIMUS shareholders included their pro rata share of the Company's income in their personal income tax returns. Accordingly, MAXIMUS was not subject to federal and most state income taxes during the periods prior to the initial public offering. The completion of the IPO during June 1997 resulted in the termination of the Company's S corporation status for income tax purposes. In connection therewith, MAXIMUS recorded a deferred tax charge against income of $2,566,000 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997. MAXIMUS made cash distributions during 1997 to its S corporation shareholders prior to the IPO totaling $1,212,000. In connection with the IPO, MAXIMUS made an additional distribution of $20,500,000 to its S corporation shareholders and accrued an additional distribution at September 30, 1997 in the amount of $5,748,000, such aggregate amount representing the undistributed earnings of MAXIMUS taxed or taxable to shareholders through the date of the IPO.

     MAXIMUS currently anticipates that it will retain all of its earnings for development of MAXIMUS's business and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be paid at the discretion of MAXIMUS's Board of Directors and will depend, among other things, upon MAXIMUS's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

     On March 6, 1998, the last full trading day before the execution and delivery of the Merger Agreement and the public announcement thereof, the last reported sale price of MAXIMUS Common Stock on the NYSE was $26.00 per share. Based on a Conversion Factor of 5.198 shares of MAXIMUS Common Stock for each share of Griffith Common Stock, the pro forma equivalent per share value of Griffith Common Stock on March 6, 1998 was $135.148 per share. On March 27, 1998, the most recent practicable date before the printing of this Prospectus/Proxy Statement, the last reported sale price of MAXIMUS Common Stock on the NYSE was $30 per share.

     The number of shares of MAXIMUS Common Stock that holders of Griffith Common Stock will receive in the Merger will not change despite changes in the market price of MAXIMUS Common Stock prior to the Merger. Griffith shareholders are urged to obtain a current market quotation of MAXIMUS Common Stock.

                            GRIFFITH SPECIAL MEETING

     This Prospectus/Proxy Statement is being furnished to holders of Griffith Common Stock in connection with the solicitation of proxies by the Griffith Board of Directors for use at the Griffith Special Meeting to be held on
          , 1998 at                          and at any adjournments or
postponements thereof.

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Griffith Special Meeting, the shareholders of Griffith will consider and vote upon the approval and adoption of the Merger Agreement and any other matters that may properly come before the meeting, or any adjournment or postponement thereof. See "The Merger -- General" and "-- Conversion of Griffith Common Stock."

     THE BOARD OF DIRECTORS OF GRIFFITH HAS UNANIMOUSLY RECOMMENDED A VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT. See "Background and Reasons for the Merger."

RECORD DATE; OUTSTANDING SECURITIES

     Only Griffith shareholders of record at the close of business on
                    , 1998 will be entitled to receive notice of and to vote at the Griffith Special Meeting. At that date, there were 224,339 shares of Griffith Common Stock outstanding, each of which is entitled to one vote, held by approximately 40 holders of record. The presence, in person or by proxy, of at least a majority of the total number of shares of Griffith Common Stock outstanding will constitute a quorum at the Griffith Special Meeting.

REQUIRED VOTES; VOTING OF PROXIES

     Under the Illinois Business Corporation Act, the affirmative vote of the holders of two-thirds of the outstanding shares of Griffith Common Stock entitled to vote is required to adopt the Merger Agreement. No vote of MAXIMUS shareholders is required, or will be sought, to consummate the transaction.

     All shares of Griffith Common Stock represented in person or by proxy at the Griffith Special Meeting (including proxies that abstain from the matter presented at the meeting) will be tabulated to determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote on each matter, but will not count as votes in favor of such matter. Accordingly, an abstention from voting with respect to adoption of the Merger Agreement would have the same legal effect as a vote "against" adoption.

     As of March 16, 1998, directors and executive officers of Griffith and their affiliates may be deemed to have or share beneficial ownership of approximately 51.93% of the outstanding shares of Griffith Common Stock. None of MAXIMUS or any of the directors and executive officers of MAXIMUS and their affiliates own any shares of Griffith Common Stock.

     All proxies that are properly executed and returned, unless previously revoked, will be voted at the Griffith Special Meeting in accordance with the instructions thereon. The execution of a proxy will not affect a shareholder's right to attend the Griffith Special Meeting and vote in person. Executed but unmarked proxies will be voted FOR the proposal to approve and adopt the Merger Agreement. The purpose of the Special Meeting will be to vote upon the approval and adoption of the Merger Agreement and any other matters that may properly come before the meeting, or any adjournment or postponement thereof. However, if any other matters are properly presented at the Griffith Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Griffith Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     ANY GRIFFITH SHAREHOLDER GIVING A PROXY HAS THE POWER TO REVOKE THE PROXY PRIOR TO ITS EXERCISE. A PROXY MAY BE REVOKED BY (A) FILING WITH THE

SECRETARY OF GRIFFITH, AT OR BEFORE THE TAKING OF THE VOTE AT THE GRIFFITH SPECIAL MEETING, (1) A WRITTEN NOTICE OF REVOCATION SPECIFYING THE NUMBER OF SHARES AND CLEARLY IDENTIFYING THE PROXY TO BE REVOKED OR (2) DULY EXECUTING AND FILING A NEW PROXY BEARING A LATER DATE, OR (B) ATTENDING THE GRIFFITH SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF A PROXY). ANY WRITTEN NOTICE OF REVOCATION OR SUBSEQUENT PROXY SHOULD BE SENT AND DELIVERED TO DAVID M. GRIFFITH & ASSOCIATES, LTD., 630 DUNDEE ROAD, SUITE 200 NORTHBROOK, ILLINOIS 60062;
ATTENTION: JERROLD WOLF, SECRETARY, OR HAND DELIVERED TO JERROLD WOLF, AT OR BEFORE THE TAKING OF THE VOTE AT THE GRIFFITH SPECIAL MEETING.

     Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or employees of Griffith. No additional compensation shall be paid to such persons for such activities.

INFORMATION FOR ESOP PARTICIPANTS

     As of March 30, 1998, 65,362 shares (28.29%) of Griffith Common Stock were owned by the ESOP. Eligible ESOP participants are being offered the opportunity to instruct the Trustee as to whether to vote such participants' allocated shares of Griffith Common Stock in favor of or against the adoption of the Merger Agreement. To instruct the Trustee, an ESOP participant should complete the ESOP Voting Instruction Form which accompanies this Prospectus/Proxy Statement and return it to the Trustee, all in accordance with the instructions set forth below.

     Before completing and returning the ESOP Voting Instruction Form to the Trustee, ESOP participants should read and consider carefully the entire Prospectus/Proxy Statement.

PARTICIPANTS ELIGIBLE TO INSTRUCT THE ESOP TRUSTEE

     Each participant in the ESOP to whose account shares of Griffith Common
Stock have been allocated as of           , 1998 is eligible to vote by
completing, signing and timely returning the Voting Instruction Form.

EFFECT OF PARTICIPANTS' INSTRUCTIONS

     ESOP participants may instruct the Trustee to vote their allocated shares of Griffith Common Stock in favor of or against the adoption of the Merger Agreement. Under the terms of the ESOP, subject to the Trustee's fiduciary obligations described below, the Trustee will vote all whole shares of Griffith Common Stock allocated to participants and held in the ESOP as instructed by participants. Fractional shares of Griffith Common Stock allocated to participants will be combined to the largest number of whole shares and voted by the Trustee, to the extent possible, reflecting the voting directions received by participants as to whole shares. Unallocated shares of Griffith Common Stock in the ESOP are to be voted as directed by Administrator of the ESOP. Whole shares for which the Trustee receives no direction will not be voted. However, the Trustee may be required to vote the shares in some instances under applicable law.

     As of March 30, 1998, 65,362 shares of Griffith Common Stock held in the ESOP were allocated to ESOP participants' accounts, and no shares were unallocated.

THE TRUSTEE'S FIDUCIARY OBLIGATIONS

     The Trustee is subject to certain fiduciary obligations imposed on it by ERISA. In general, the Trustee will be obligated under the ESOP and the applicable provisions of ERISA to follow the participants' vote, to the extent described above, unless the Trustee independently determines that to do so would be imprudent or contrary to the best interests of the participants. Therefore, it is possible that, notwithstanding the outcome of the ESOP participants' instructions, the Trustee could, in the exercise of its fiduciary obligations, decide to vote, or not to vote, all of the outstanding shares of Griffith Common Stock held in the ESOP for or against the adoption of the Merger Agreement.

     As of the date of this Prospectus/Proxy Statement, the ESOP Trustee has not made a final determination on whether the consummation of the Merger in accordance with the vote of the ESOP participants would be contrary to its fiduciary obligations under ERISA. In accordance with its customary procedures, the Trustee will not make this final determination until the date of the Shareholder Meeting; however, the Trustee is not presently aware of any fact or circumstance which would cause it to vote shares of Griffith Common Stock against the adoption of the Merger Agreement.

HOW TO INSTRUCT THE TRUSTEE

     An ESOP participant who wishes to vote his or her allocated shares of Griffith Common Stock must properly complete and timely return the Voting Instruction Form. To do so, after reading the Prospectus/Proxy Statement, each participant should:

     1.    Mark, date and sign the Voting Instruction Form for the ESOP

     2. Mail the Voting Instruction Form in the accompanying postage-paid and preaddressed envelope so that it will be received by the Trustee no
           later than        Central Time on                     , 1998. Voting
           Instruction Forms may also be sent to the Trustee by overnight mail (at the ESOP participant's expense), or by facsimile, to the following address:

     Cole Taylor Bank
     As Trustee of the David M. Griffith
     & Associates, Ltd. Employee Stock
     Ownership Plan
     850 West Jackson Boulevard
     Chicago, Illinois 60607
     Attention: Kathleen Ryan Ursa
     Facsimile: 312-738-5522

     IN ORDER TO BE EFFECTIVE, THE ESOP VOTING INSTRUCTION FORM MUST BE RECEIVED
BY THE TRUSTEE NO LATER THAN        CENTRAL TIME ON                     , 1998.

FAILURE TO SIGN, COMPLETE OR RETURN A VOTING INSTRUCTION FORM

     If a participant fails to sign or timely return a Voting Instruction Form or if a participant properly signs and timely returns a Voting Instruction Form, but does not specifically mark a box on the Voting Instruction Form, the Trustee will consider the shares of Griffith Common Stock represented by such Voting Instruction Form to be shares with respect to which no instruction has been submitted. Therefore, if a participant does not want the Trustee to consider his or her allocated shares as shares with respect to which no instruction has been submitted, the participant must specifically mark a box on the Voting Instruction Form, sign and date the Voting Instruction Form, and return it to
the Trustee so that the Trustee receives it by        Central Time on
                    , 1998.

     A participant who decides to change his or her vote after having submitted a Voting Instruction Form must obtain a new form by contacting the Trustee at the address listed above or by telephoning the Trustee at (312) 738-5467. By properly completing and timely returning a new Voting Instruction Form, a participant's previously submitted Voting Instruction Form will be automatically revoked.

     A participant may also revoke a Voting Instruction Form by notifying the Trustee in writing of the participant's decision to revoke, but if a new Voting Instruction Form is not timely received by the Trustee, the participant's allocated shares covered by the revoked Voting Instruction Form will be considered by the Trustee to be shares with respect to which no instruction has
been submitted. After        Central Time on           , 1998, no Voting
Instruction Form will be accepted and no Voting Instruction Form will be permitted to be changed or revoked.

CONFIDENTIALITY

     Each Voting Instruction Form received by the Trustee will be held in confidence by the Trustee and will not be released or divulged to representatives of Griffith, MAXIMUS or Merger Sub. However, although no individual participant's vote will be disclosed, the Trustee will inform representatives of Griffith as to the total number of allocated shares of Griffith Common Stock voted in favor of, and against, the adoption of the Merger Agreement and the total number abstaining. Any participant in the ESOP should contact the Trustee if he or she has been subject to pressure or coercion by any party or if he or she is concerned about the confidentiality of instructions submitted to the Trustee.

DISSENTING SHARES

     The Merger Agreement provides as a condition to closing that holders of no more than 5% of the Griffith Common Stock issued and outstanding at the Effective Time shall have exercised dissenters' rights of appraisal under the IBCA.

     With respect to the ESOP, dissenters' rights of appraisal are not passed through to the individual ESOP participants. The Trustee, as holder of record of Griffith Common Stock under the ESOP, upon compliance with applicable statutory procedures, may be entitled to appraisal rights. The Trustee will make a decision on appraisal rights on behalf of the ESOP.

                           BUSINESS OF MAXIMUS, INC.

OVERVIEW

     MAXIMUS provides program management and consulting services to government health and human services agencies in the United States. MAXIMUS believes that it has been at the forefront of innovation in "Helping Government Serve the People(TM)" since its inception in 1975. MAXIMUS's services are designed to make government operations more efficient and cost effective while improving the quality of the services provided to program beneficiaries. MAXIMUS applies an entrepreneurial, private sector approach incorporating advanced technology in large scale projects in almost every state in the nation. MAXIMUS believes that its leading position in the emerging private sector health and human services industry is reflected by its continued success in being awarded competitively bid contracts by government health and human services agencies and a corresponding growth in annual revenues from $19 million in fiscal 1990 to $128 million in fiscal 1997.

     MAXIMUS conducts its operations through two groups, the Government Operations Group and the Consulting Group. The Government Operations Group administers and manages government health and human services programs, including welfare-to-work and job readiness, child support enforcement, managed care enrollment and disability services. The Consulting Group provides health and human services planning, information technology consulting, strategic program evaluation, program improvement, communications planning and revenue maximization services.

MARKET OPPORTUNITY

     MAXIMUS believes that providing program management and consulting services to government agencies in the health and human services sector represents a significant market opportunity for MAXIMUS. Federal, state and local government agencies in the United States spend over $200 billion annually on the health and human services programs for which MAXIMUS markets its services, including welfare, child care, child support enforcement, food stamps, Social Security Disability Insurance, Supplemental Security Income and Medicaid. These programs cost an estimated $21.0 billion in annual administrative costs. The following chart sets forth currently available data from U.S. government publications for programs served by MAXIMUS:

                                                                               ESTIMATED ANNUAL
                                                     ESTIMATED NUMBER           ADMINISTRATIVE
                   PROGRAM                        OF BENEFICIARIES SERVED        EXPENDITURES
                   -------                        -----------------------      ----------------
Social Security Disability Insurance..........          5.9 million              $1.1 billion
Supplemental Security Income..................          6.5 million               2.0 billion
Food Stamps...................................         28.0 million               3.7 billion
Medicaid......................................         35.1 million               7.7 billion
Temporary Assistance to Needy Families........         13.6 million               3.5 billion
Child Support Enforcement.....................          9.9 million               3.0 billion

     There has been a recent surge in legislation and initiatives to reform federal, state and local welfare and health and human services systems. The most significant of these legislative reforms is the Welfare Reform Act, which restructures the benefits available to welfare recipients, eliminates unconditional welfare entitlement and, most importantly, restructures the funding mechanisms that exist between federal and state governments. Under the Welfare Reform Act, states will receive block grant funding from the federal government and will no longer be able to seek reimbursement in the form of matching federal government funds for expenditures in excess of block grants. Accordingly, states will bear the financial risk for the operation of their welfare programs. A number of state governments are taking action to respond to the changes created by welfare reform. For example, in 1997 the State of Wisconsin awarded a performance-based contract to MAXIMUS to manage the welfareto-work program in a section of Milwaukee.

     MAXIMUS believes that political pressures, combined with the financial constraints imposed by the Welfare Reform Act, will accelerate the rate at which state and local health and human services agencies seek new solutions to reduce costs and improve the effectiveness of entitlement programs. MAXIMUS believes that government agencies are increasingly turning to companies similar to MAXIMUS to administer programs more effectively. Government outsourcing ranges from the engagement of sophisticated private consulting firms working with government to improve the delivery of human services to the complete outsourcing of certain functions of government health and human services programs. MAXIMUS believes that many government agencies have concluded that private companies, similar to MAXIMUS, offer cost savings and increased efficiency due to their ability to: (i) accept contracts where compensation is based on performance; (ii) attract and compensate experienced, high-level management personnel; (iii) rapidly procure and utilize advanced technology;
(iv) vary the number of personnel on a project to match fluctuating work loads;
(v) increase productivity by providing employees with financial incentives and performance awards and more readily terminating non-productive employees; (vi) provide employees with ongoing training and career development assistance; and
(vii) maintain a professional work environment that is more conducive to employee productivity.

STRENGTHS AND DIFFERENTIATIONS

     MAXIMUS believes that it has been a pioneer in offering state and local government agencies a private sector alternative to the internal administration of government health and human services programs and has been innovative in developing new businesses and market opportunities for MAXIMUS's services. MAXIMUS believes that the following business strengths and differentiating characteristics position it to capitalize on the significant market opportunities presented by the environment of changing health and human services program regulation and evolving technologies.

     Single Market Focus. MAXIMUS believes that it is the largest company dedicated exclusively to providing program management and consulting services to government health and human services agencies. MAXIMUS has accumulated a detailed knowledge base and understanding of the regulation and operation of health and human services programs that allows it to apply proven methodologies, skills and solutions to new projects in a cost-effective and timely fashion. MAXIMUS believes that its exclusive focus, size and broad range of health and human services program expertise differentiate it from both small firms and non-profit organizations with limited resources and skill sets as well as from large consulting firms that serve multiple industries but lack the focus necessary to understand the complex nature of serving government agencies.

     Proven Track Record. Since 1975, MAXIMUS has successfully applied its entrepreneurial private sector approach to assisting government health and human services agencies. Over the last five years, MAXIMUS has successfully completed approximately 100 program management and consulting services projects for state and local health and human services agencies serving millions of beneficiaries in nearly every state. MAXIMUS believes that the successful execution of these projects has earned MAXIMUS a reputation for providing efficient and cost-effective services to government agencies while improving the quality of services provided to program beneficiaries. This reputation has contributed significantly to its ability to compete successfully for new contracts.

     Wide Range of Services. Many of MAXIMUS's clients require their vendors to provide a broad array of service offerings, something many of MAXIMUS's competitors cannot provide. Engagements often require creative solutions that must be drawn from diverse areas of expertise. MAXIMUS's expertise in a wide range of services enables it to better pursue such opportunities and to offer itself as a single-source provider of program management, consulting and information technology services to government agencies.

     Proprietary Case Management Software Program. MAXIMUS has developed a proprietary automated case management software program called the MAXSTAR Human Services Application Builder. MAXSTAR is a software platform that allows MAXIMUS to reduce project implementation time and cost. Because government agencies are required to manage vast amounts of data and large numbers of cases without access to advanced technology and experienced professionals, MAXIMUS believes that MAXSTAR, together with MAXIMUS's information technology professionals, is a key element of its success.

     Experienced Team of Professionals. MAXIMUS has assembled an experienced management team of former government executives, state agency officials, information technology specialists and other profession-als with backgrounds in the public health and human services industry. MAXIMUS's employees understand the problems and challenges faced in the marketing, assessment and delivery of government agency services. Furthermore, since state and local government administrators are subject to changing legislative and political mandates, MAXIMUS has developed strong relationships with experienced political consultants who inform and advise MAXIMUS with respect to strategic marketing and legislative initiatives.

GROWTH STRATEGY

     MAXIMUS's goal is to be the leading provider of program management and consulting services to government health and human services programs. MAXIMUS's strategy to achieve this goal includes the following:

     Capitalize on Trends Toward Outsourcing Government Functions. MAXIMUS believes that it is well-positioned to benefit from the expected increase in demand for new program management and consulting services that will arise in an environment characterized by changing regulation and evolving technology. MAXIMUS believes that fiscal pressures will compel state governments to rationalize program operations and upgrade existing technology to operate more cost-efficient and productive programs. To achieve these efficiencies, MAXIMUS believes that many government agencies will turn to outside experts for help.

     Aggressively Pursue New Business Opportunities. MAXIMUS believes that throughout its 22-year history, it has been a leader in developing innovative solutions to meet the evolving needs of state and local health and human services agencies. MAXIMUS plans to expand its revenue base by: (i) marketing new and innovative program management solutions to MAXIMUS's extensive client base; (ii) expanding MAXIMUS's client base by marketing MAXIMUS's experience and established methodologies and systems; (iii) investing in early identification of government bid opportunities; and (iv) submitting competitive bids that leverage MAXIMUS's proven solutions for past projects.

     Recruit Highly Skilled Professionals. MAXIMUS continually strives to recruit top government management and information technology professionals with the experience, skills and innovation necessary to design and implement solutions to complex problems presented by resource-constrained government agencies. MAXIMUS also seeks to attract middle-level consultants with a proven track record in the health and human services field and a network of political contacts to leverage MAXIMUS's existing management infrastructure, client relationships and areas of expertise.

     Pursue Strategic Acquisitions. Given the highly fragmented structure of the government services and consulting marketplace, MAXIMUS believes that numerous acquisition opportunities exist. Acquisitions can provide MAXIMUS with a rapid, cost-effective method to grow its number of consultants, broaden its client base, establish or expand its presence in a geographic region or obtain additional skill sets.

     There can be no assurance that MAXIMUS will be successful in implementing any or all of its growth strategies or in achieving its goal, all of which are subject to various risks, including legislative change, requirements for significant up-front financial investment, continued ability to attract and retain qualified employees and risks related to acquisitions.

SERVICES

     MAXIMUS's services are designed to make government operations more efficient and cost effective while improving the quality of the services government agencies provide to program beneficiaries. MAXIMUS organizes its operations into two groups: (i) the Government Operations Group, specializing in the management of government health and human services operations; and (ii) the Consulting Group, providing health and human services planning, information technology consulting, strategic program evaluation, program improvement and revenue maximization services.

GOVERNMENT OPERATIONS GROUP

     MAXIMUS's Government Operations Group is comprised of four divisions specializing in the administration and management of government health and human services programs.

     Welfare Reform Division. MAXIMUS manages welfare-to-work programs by providing a wide range of services, including eligibility determination, emergency assistance, job referral and placement, transition services such as child care and transportation, community work training services, job readiness preparation, case management services and selected educational and training services. MAXIMUS's typical welfare-to-work contract involves the engagement of MAXIMUS for a period of three to five years. MAXIMUS has served approximately 250,000 welfare recipients at 30 locations in nine states. In 1996, for example, Fairfax County, Virginia awarded MAXIMUS a one-year, $2 million contract to place welfare recipients into unsubsidized employment. To date, MAXIMUS has achieved a placement rate in excess of 90% on this contract. In addition, in 1997, the State of Wisconsin awarded MAXIMUS a three-year, $24 million contract to manage its welfare reform program in Milwaukee County.

     Child Support Enforcement Division. MAXIMUS provides a full range of child support enforcement ("CSE") services, including: (i) outreach to and interview of parents of children entitled to child support; (ii) establishing paternity and obtaining, enforcing, reviewing and modifying child support orders; and
(iii) payment processing. MAXIMUS operates statewide client service units, updates case arrearage and demographic data for new CSE automated systems and provides training to CSE workers. MAXIMUS believes that it has one of the largest CSE staffs in the private sector with over 500 professionals. MAXIMUS has been performing these services since 1976, which MAXIMUS believes is longer than any other private sector firm in the United States. MAXIMUS is currently engaged in the management of CSE programs in 19 locations in eleven states providing full child support services for approximately 210,000 cases and specialized services for an additional 300,000 cases. For example, MAXIMUS currently is providing services under a five-year, $12 million, full-service CSE program management contract in Nashville, Tennessee.

     Federal Services Division. MAXIMUS provides a host of management services geared toward case management, client monitoring and innovative return-to-work strategies and program management and staffing. MAXIMUS became the first company to operate a national case management and monitoring program for disability beneficiaries in 1995 when it won a contract with the Social Security Administration (the "SSA Contract") to provide referral and monitoring services to beneficiaries with drug or alcohol disabilities. Under the SSA Contract, MAXIMUS successfully referred approximately 100,000 disabled beneficiaries into treatment as a first step to re-entering the work force. MAXIMUS believes the skills and tools it employed in the SSA Contract will be invaluable in pursuing large scale program management contracts in other agencies of the federal government. For example, MAXIMUS is currently pursuing opportunities at the Department of Justice and the Department of Veterans Affairs.

     Managed Care Enrollment Services Division. MAXIMUS has obtained significant experience in managing certain aspects of Medicaid programs through projects in 5 states. In these projects, MAXIMUS provides recipient outreach, education and enrollment services; an automated information system customized for the state; data collection and reporting; outreach to community-based organizations and advocacy groups; design and development of program materials; collection of enrollment premiums for uninsured participants; encounter data reporting to health plans; and care coordination for Early and Periodic Screening, Diagnosis and Treatment services. MAXIMUS currently operates the California Options Project, a three-year managed care enrollment contract awarded to MAXIMUS in 1996. This project is one of the largest Medicaid managed care enrollment programs in the country with over two million program beneficiaries. Other states where MAXIMUS currently operates Medicaid managed care enrollment projects include Texas, Vermont, and Michigan.

CONSULTING GROUP

     MAXIMUS's Consulting Group is organized into four operational divisions: the Human Services Division, the Information Technology Solutions Division, the Systems Planning and Integration Division, and the International Division.

     Human Services Division. Through its Human Services Division, MAXIMUS provides program planning and implementation, revenue maximization, and evaluation consulting assistance to human services, health and education agencies in state, local and federal government. MAXIMUS recently completed comprehensive welfare reform planning and implementation projects for the District of Columbia and the State of Nevada, and was recently engaged by the District of Columbia to provide planning and implementation assistance for a new Child Health Insurance Program. Revenue maximization projects, which involve increasing federal financial participation in state health and human services programs and are generally carried out on a contingency fee basis, have been completed or are on-going in more than a dozen states. The states have received more than $150 million in additional federal revenue as a result of MAXIMUS's efforts and expect current projects to yield another $150 million in new federal revenue. MAXIMUS also is frequently engaged to conduct evaluations of government programs and demonstrations. Program evaluation contracts are often multi-year research projects involving the collection of extensive data using automated data merges as well as surveys and case record reviews. Since 1994, MAXIMUS has completed 55 welfare reform, revenue maximization and program evaluation projects for more than 25 states and localities.

     Information Technology Solutions Division. MAXIMUS provides computer systems management and business process re-engineering services to state, county and local governments. MAXIMUS provides services associated with project management, assessments of current and future business needs, defining user requirements, designing automated systems, developing requests for proposals, and providing evaluation assistance, contract negotiations and quality assurance monitoring services. Since 1991, MAXIMUS has provided information technology systems and design services for projects in 42 states. MAXIMUS also specializes in providing management services to agencies administering criminal justice programs. MAXIMUS was selected by the State of Connecticut to provide project management and system integration services for the criminal justice information system Offender Based Tracking System for the Connecticut Office of Policy and Management. This $5.5 million contract will run through September 2001. MAXIMUS also provides re-engineering services to such government authorities as the County of Los Angeles. MAXIMUS is assisting the County (Board of Supervisors, Auditor-Controller, Office of the Assessor, Registrar-Recorder/County Clerk, and the Treasurer and Tax Collector) in the development of the County's Property Tax System Business Process Re-engineering Project. In addition, MAXIMUS provides assistance in assessing, evaluating, testing and certifying government systems affected by the century date change/Year 2000 problem. MAXIMUS is currently engaged in a contract to provide Year 2000 project management services to the Department of Information Technology for the State of Connecticut.

     Systems Planning and Integration Division. MAXIMUS believes its Systems Planning and Integration Division is a leading provider of strategic information management, procurement and contracting, systems quality assurance, and systems implementation services to the rapidly expanding state health, human services, and child support enforcement agency market. Using an experienced team of skilled project managers and information technology professionals, MAXIMUS has, in 45 projects across 30 states, assisted clients in the planning, design, procurement and implementation of information systems totalling nearly $1 billion. These complex, high-profile systems -- which range from $5 million to over $100 million and from 200 to 2,000 users -- serve as the mission critical infrastructure for over $30 billion in annual health and human services expenditures. Given MAXIMUS's successful track record, core competencies, and national market presence, MAXIMUS is well positioned to take advantage of the increased nationwide emphasis in state government on eligibility systems, managed care, child protective services, family court services and child support enforcement -- as well as to address welfare reform impacts on these programs. The division also includes the new MAXIMUS health finance and management consulting practice, with an emphasis on managed care, health delivery reform, and healthcare performance management, and a card technologies practice focused on electronic benefits transfer and driver's license applications. The synergies provided by our Consulting and Government Operations Groups, coupled with strategic hires, are expected to uniquely position MAXIMUS to take advantage of the new market opportunities created by the recently enacted changes to Medicare and Medicaid managed care and by the new Child Health Insurance Program.

     International Division. MAXIMUS provides health care consulting and systems services to assist foreign government agencies and health care organizations responsible for the delivery of treatment services to large populations. MAXIMUS automates and restructures clinical information systems for large outpatient providers, hospital information systems, managed care information systems, beneficiary management systems, and treatment network management systems for managing large networks of health treatment facilities. In addition, MAXIMUS consults with foreign government agencies in developing health care policy reforms, treatment quality improvements and productivity enhancements. MAXIMUS's health care systems software, developed in ORACLE(R), is a platform-independent and multi-language software package. MAXIMUS has developed an Arabic language version of this software for use in the Middle East. Currently, the division is engaged in a major automation project for the United States Agency for International Development in Egypt. The objective of the five-year, $22 million contract is to install a national health care system database in 18 hospitals and 200 clinics throughout Egypt, allowing the Egyptian Health Insurance Organization to better manage its facilities. MAXIMUS also just signed a $3.5 million, three-year contract for a second major automation project for the United States Agency for International Development in Egypt. This project will involve the installation of a health information system in three hospitals in Cairo. In Argentina, MAXIMUS recently signed a three-year, $5 million contract pursuant to which it will provide organizational and management services to the health plan of an employee union with almost 500,000 members.

BACKLOG

     MAXIMUS's backlog represents an estimate of the remaining future revenues from existing signed contracts and revenues from contracts which have been awarded but not yet signed. Using the best available information, MAXIMUS estimates backlog on a quarterly basis with respect to all executed contracts. The backlog estimate includes revenues expected under the current terms of executed contracts, revenues from contracts in which the scope and duration of the services required are not definite but estimable and does not assume any contract renewals or extensions.

     Changes in the backlog calculation from quarter to quarter result from: (i) additional revenues from the execution of new contracts or extension or renewal of existing contracts; (ii) reduction in revenues from fulfilling contracts during the most recent quarter; (iii) reduction in revenues from the early termination of contracts; and (iv) adjustments to estimates of previously included contracts.

     At September 30, 1997 and September 30, 1996, MAXIMUS's backlog for services pursuant to its contracts with federal, state and local health and human services agencies was approximately $217 million and $87 million, respectively.

MARKETING AND SALES

     MAXIMUS's Government Operations Group obtains program management contracts from state and local authorities by responding to RFPs issued by such authorities. Whenever possible, prior to the issuance of an RFP, senior executives in the Government Operations Group work with senior government representatives, such as the governor, members of the governor's staff and the heads of health and human services agencies to encourage them to outsource certain health and human services functions. To identify opportunities to work with government officials at early stages and to optimize the government's receptivity to MAXIMUS's proposal to provide program management services, MAXIMUS establishes and maintains relationships with elected officials, political appointees and government employees. MAXIMUS occasionally engages marketing consultants, including lobbyists to establish and maintain relationships with these client representatives. MAXIMUS's consultants and lobbyists provide introductions to government personnel and provide information to MAXIMUS regarding the status of legislative and executive decision-making.

     Following the issuance of an RFP the Government Operations Group participates in formal discussions, if any, between the contracting government agency and the group of potential service providers seeking to modify the RFP and prepare the proposal. Upon the award of a government operations contract, MAXIMUS's representatives then negotiate the contract with representatives of the contracting government authority until all terms are agreed.

     The Consulting Group generates leads for consulting contracts by employing lobbyists, maintaining relationships with government personnel in charge of health and human services operations and communicating directly with current and prospective clients. The Consulting Group participates in professional associations of government administrators and industry seminars featuring presentations by MAXIMUS personnel.

Senior executives from the Consulting Group develop leads through on-site presentations to the decision-makers. In most cases, consulting contracts, like program management contracts, are obtained after responding to a formal RFP. The Consulting Group's efforts in generating a lead prior to the RFP can facilitate MAXIMUS's insight in responding to a particular RFP. A portion of the Consulting Group's new business arises from prior client engagements, in which case MAXIMUS may be the sole source of services. In addition, clients frequently expand the scope of engagements during delivery to include follow-on activities.

COMPETITION

     The market for providing program management and consulting services to state and local health and human services agencies is competitive and subject to rapid change. MAXIMUS's Government Operations Group competes for program management contracts with local non-profit organizations such as the United Way and Goodwill Industries, government services divisions of large companies such as Lockheed Martin Corp. and Electronic Data Systems, Inc., managed care enrollment companies such as Foundation Health Corporation and specialized service providers such as Andersen Consulting, America Works, Inc., Policy Studies Incorporated and GC Services, Inc. MAXIMUS's Consulting Group competes with the consulting divisions of the "Big 6" accounting firms as well as Electronic Data Systems, Inc. Many of these companies are national and international in scope and have greater financial, technical, marketing and personnel resources than MAXIMUS. MAXIMUS anticipates that it will face increased competition in the future as new companies enter the market. MAXIMUS believes that its experience, reputation, industry focus and broad range of services will enable it to compete effectively in its marketplace.

GOVERNMENT REGULATION

     The market for MAXIMUS's services exists under a United States federal regulatory framework of social programs which are largely implemented at the state or local level. The following summarizes this framework:

     Welfare Programs. Under Title IV-A of the federal Social Security Act, the federal government provides financial assistance to underprivileged families under several programs known as "Welfare," which have included the Aid to Families with Dependent Children Program ("AFDC") and the Job Opportunities and Basic Skills Training Program ("JOBS"). Under the AFDC program, cash welfare payments are provided to needy children who have been deprived of parental support or care and certain others in the household of the child. State governments are required to define "need," set their own benefit levels, establish (within federal limitations) income and resource limits and administer the program or supervise its administration. Beginning in October 1990, the federal government required each state to implement a JOBS program, which is designed to help needy families with children to avoid long-term Welfare dependency by providing education, training, job placement and other supportive services, including child care.

     Under the recently enacted Welfare Reform Act, AFDC and JOBS have been combined into a single program, known as "Temporary Assistance to Needy Families" or "TANF." Under TANF the federal government will make "block grants" of funds to the states, to be administered at the state level in programs that include certain mandatory work, education and job-related activities, including job training and job search for the purposes of: (i) providing needy families with time-limited assistance in order to end their dependency on government benefits and achieve self -- sufficiency; (ii) preventing and reducing out-of-wedlock pregnancies, especially teenage pregnancies; and (iii) encouraging the formation and maintenance of two-parent families. While the federal act provides general requirements, states must determine how these requirements will be met.

     Child Support Enforcement. The federal Child Support Enforcement ("CSE") program, authorized under Title IV-D of the Social Security Act, was established in 1975 in response to the increasing failure of many parents to provide financial support to their children. The purpose of the CSE program is to help strengthen families and reduce Welfare dependency by placing the responsibility for supporting children on the parents rather than on the government. State governments are generally required to locate absent parents, establish paternity if necessary, obtain judicial support orders and collect the support payments required by those orders. Child Support Enforcement has been the subject of close scrutiny in recent years and is an area of health and human services where government has sought significant private sector involvement including full service program management efforts.

     The Child Support Enforcement Amendments of 1984 mandated that state CSE information systems, in order to receive matching federal funding, must meet certain federal functional requirements covering case initiation, case management, database linkage, financial management, enforcement, security, privacy and reporting. The Family Support Act of 1988, effective October 1992, mandated enhanced functional requirements for state CSE systems, including the implementation of automated systems able to interface electronically with other state systems such as Welfare, driver and vehicle registration and Medicaid systems.

     Social Security Disability Insurance and Supplemental Social Security Income. Titles II and XVI of the federal Social Security Act provide for the administration and distribution of financial assistance to disabled individuals whose impairments make them unemployable. These benefits fall into two categories: (i) Social Security Disability Insurance (Title II) provides financial benefits to individuals who have contributed to Social Security during a prior period of employment; and (ii) Supplemental Security Income or SSI (Title XVI) provides financial benefits to individuals who meet all the disability criteria used to determine eligibility under Title II, but who have not made a sufficient contribution to Social Security. Recently, there has been political pressure on the Social Security Administration (the "SSA") to review the caseload of Title II and Title XVI beneficiaries to ensure that each individual's disability still exists and that the extent of such disability remains sufficient to preclude employment. In addition, the SSA has been under pressure to increase and improve vocational rehabilitation efforts focused on returning disabled beneficiaries to work and self-sufficiency.

     Medicaid and Medicare. Medicaid and Medicare were implemented under Title XIX and XVIII of the Social Security Act. Medicaid is a federal-state matching entitlement program, that provides reimbursement for the cost of medical care to low-income individuals who are aged, blind, disabled or AFDC beneficiaries, and to certain pregnant women and children. Within broad federal guidelines, each state designs and administers its own program. Eligibility and claims processing systems are automated by each state to handle this program, which is typically the largest line item in a state budget. Federal assistance is also available on a waiver basis for managed care enrollment for Medicaid recipients and similar populations. Medicare is a federal entitlement program providing reimbursement of a portion of the cost of medical care provided to the elderly.

HUMAN RESOURCES

     As of March 16, 1998 MAXIMUS had more than 2,100 employees, consisting of 1,908 employees in the Government Operations Group, 108 employees in the Consulting Group and 101 administrative employees. MAXIMUS's success depends in large part on attracting, retaining and motivating talented, innovative and experienced professionals at all levels. In connection with its hiring efforts, MAXIMUS employs a full-time human resources coordinator, retains several executive search firms and relies on personal and business contacts to recruit senior level employees for senior management positions in the Government Operations Group and the Consulting Group and for senior administrative positions. When MAXIMUS's Government Operations Group is awarded a contract by state or local government, MAXIMUS is often under a tight timetable to hire project leaders and case management personnel to meet the needs of the new project. To meet such needs, MAXIMUS engages intensive short-term hiring efforts at the project's location.

     MAXIMUS's hiring focus is to identify candidates who are well suited by background and temperament to serve MAXIMUS's government clients. MAXIMUS's Government Operations employees are largely drawn from government employment positions, while the Consulting Group employees are largely selected from other consulting organizations and government agencies.

     MAXIMUS offers employees an internal training program designed to enhance professional skills and knowledge. Offered twice a year, the three-day program includes human resources topics such as cultural sensitivity, sexual harassment and wrongful termination; marketing, proposal writing and public relations; project administration topics, such as contract negotiations, project management, deliverable preparation and client management; and technology updates. In addition, MAXIMUS offers partial tuition reimbursement for employees pursuing relevant degree programs and fully reimburses employees for relevant training seminars and short courses.

     MAXIMUS promotes loyalty and continuity of its employees by offering packages of base and incentive compensation and benefits that it believes are significantly more attractive than those offered by the government or other government consulting firms in general. In addition, to attract and retain employees, MAXIMUS has established several employee benefit plans, including a 401(k) savings and retirement plan and MAXIMUS's 1997 Equity Incentive Plan.

DESCRIPTION OF PROPERTY

     MAXIMUS is headquartered in McLean, Virginia, in a 21,000 square foot office building which is owned by MAXIMUS. MAXIMUS leases office space for other management and administrative functions in connection with the performance of its contracts in various states and foreign countries. On November 30, 1997, MAXIMUS conducted operations from thirty-six leased office facilities totaling approximately 318,000 square feet. See Note 6 of Notes to Financial Statements. The lease terms vary from month-to-month to three-year leases and are at market rates. MAXIMUS believes that additional space will be required as the business expands and believes that it will be able to obtain such space as needed.

LEGAL PROCEEDINGS

     On March 12, 1997, Network Six, Inc. ("Network Six") served MAXIMUS with a First Amended Third-Party Complaint filed in the State of Hawaii Circuit Court of the First Circuit. In this complaint, Network Six named MAXIMUS and other parties as third party defendants in an action by the State of Hawaii against Network Six. In 1991, MAXIMUS's Consulting Group was engaged by the State of Hawaii to provide assistance in planning for and monitoring the development and implementation by Hawaii of a statewide automated child support system. In 1993, Hawaii contracted with Network Six to provide systems development and implementation services for this project. In 1996, the state terminated the Network Six contract for cause and filed an action against Network Six. Network Six counterclaimed against Hawaii that the state breached its obligations under the contract with Network Six. In the Third Party Complaint, Network Six alleges that MAXIMUS is liable to Network Six on grounds that: (i) Network Six was an intended third party beneficiary under the contract between MAXIMUS and Hawaii;
(ii) MAXIMUS engaged in bad faith conduct and tortiously interfered with the contract and relationship between Network Six and Hawaii; (iii) MAXIMUS negligently breached duties to Network Six; and (iv) MAXIMUS aided and abetted Hawaii in Hawaii's breach of contract. Network Six's complaint seeks damages, including punitive damages, from the third party defendants in an amount to be proven at trial. MAXIMUS believes that Network Six was not an intended third party beneficiary under its contract with Hawaii and that Network Six's claims are without factual or legal merit. MAXIMUS does not believe this action will have a material adverse effect on MAXIMUS's business, and it intends to vigorously defend this action. However, given the early stage of this litigation, no assurance may be given that MAXIMUS will be successful in its defense. A decision by the court in Network Six's favor or any other conclusion of this litigation in a manner adverse to MAXIMUS could have a material adverse effect on MAXIMUS's business, financial condition and results of operations.

     On November 28, 1997, a former officer, director and shareholder of MAXIMUS filed a complaint in the United States District Court for the District of Massachusetts, alleging that at the time he resigned from MAXIMUS in 1996, thereby triggering the repurchase of his shares, MAXIMUS and certain of its officers and directors had failed to disclose material information to him relating to the potential value of the shares. He further alleges that MAXIMUS and its officers and directors violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and breached various fiduciary duties owed to him and claims damages in excess of $10 million. MAXIMUS has filed a counterclaim. MAXIMUS does not believe that this action will have a material adverse effect on MAXIMUS's business, and it intends to vigorously defend this action. However, given the early stage of this litigation, no assurance may be given that MAXIMUS will be successful in its defense.

     MAXIMUS is not a party to any material legal proceedings, except as set forth above.

                MAXIMUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     MAXIMUS provides program management and consulting services to government health and human services agencies in the United States. Founded in 1975, MAXIMUS has been profitable every year since inception. MAXIMUS conducts its operations through two groups, the Government Operations Group and the Consulting Group. The Government Operations Group administers and manages government health and human services programs, including welfare-to-work and job readiness, child support enforcement, managed care enrollment and disability services. The Consulting Group provides health and human services planning, information technology consulting, strategic program evaluation, program improvement, communications planning and revenue maximization services.

     MAXIMUS's revenues are generated from contracts with various payment arrangements, including: (i) costs incurred plus a fixed fee ("cost-plus"); (ii) fixed price; (iii) performance-based criteria; and (iv) time and materials reimbursement (utilized primarily by the Consulting Group). For the fiscal year ended September 30, 1997, revenues from these contract types were approximately 39%, 40%, 17% and 4%, respectively, of total revenues. Traditionally, federal government contracts have been cost-plus and a majority of the contracts with state and local government agencies have been fixed price and performance-based. Fixed price and performance-based contracts generally offer higher margins but typically involve more risk than cost-plus or time and materials reimbursement contracts because MAXIMUS is subject to potential cost overruns or inaccurate revenue estimates. As discussed further below, the SSA Contract was terminated in December 1996 as a result of legislative action. Excluding the SSA Contract, fiscal 1997 revenues from the above contract types were approximately 20%, 53%, 23% and 4%, respectively, of total revenues.

     In October 1996, President Clinton signed into law an amendment to the Social Security Act of 1935, effective January 1, 1997, that eliminated Social Security Income and Supplemental Security Disability Insurance benefits based solely on drug and alcohol disabilities. As a result of this legislative act, the Social Security Administration terminated the SSA Contract effective at the end of February 1997. All services provided to the Social Security Administration were completed in the quarter ended March 31, 1997. The SSA Contract contributed $31.6 million, $56.5 million, $14.3 million and $2.9 million to MAXIMUS's revenues in the fiscal years 1997, 1996, 1995 and 1994, respectively.

     The Government Operations Group's contracts generally contain base periods of one or more years as well as one or more option periods that may cover more than half of the potential contract duration. As of September 30, 1997, MAXIMUS's average Government Operations contract duration was 3 1/2 years. MAXIMUS's Consulting Group is typically engaged for periods in excess of 24 months. Indicative of the long-term nature of MAXIMUS's engagements, approximately 59% of MAXIMUS's fiscal 1997 revenues were in backlog as of September 30, 1996.

     MAXIMUS's most significant expense is cost of revenues, which consists primarily of project related employee salaries and benefits, subcontractors, computer equipment and travel expenses. MAXIMUS's ability to accurately predict personnel requirements, salaries and other costs as well as to effectively manage a project or achieve certain levels of performance can have a significant impact on the service costs related to MAXIMUS's fixed price and performance-based contracts. Service cost variability has little impact on cost-plus arrangements because allowable costs are reimbursed by the client. The profitability of the Consulting Group's contracts is largely dependent upon the utilization rates of its consultants and the success of its performance-based contracts.

     Selling, general and administrative expenses consist of management, marketing and administration costs including salaries, benefits, travel, recruiting, continuing education and training, facilities costs, printing, reproduction, communications and equipment depreciation.

     During its third fiscal 1997 quarter, MAXIMUS recognized two significant charges against income. The completion of its initial public offering resulted in the termination of MAXIMUS's S corporation status. As a result MAXIMUS recorded a non-recurring deferred tax charge of $2.6 million for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997, the day prior to the initial public offering. In connection with the offering, on January 31, 1997, certain key employees of MAXIMUS surrendered rights to purchase shares of Common Stock of MAXIMUS in exchange for options to purchase shares of Common Stock at an exercise price of $1.46 per share. MAXIMUS recognized a non-cash compensation charge against income equal to the difference between the initial public offering price and the option exercise price for all outstanding options. Compensation expense totaling $150,000 had been recognized through March 31, 1997, and, in the third fiscal quarter, MAXIMUS recognized an additional charge against income of $5.7 million. The option exercise price was based on the adjusted book value of the Common Stock at September 30, 1996, and was established pursuant to pre-existing compensation arrangements with these employees.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statements of income data as a percentage of revenues:

                                                                                    THREE MONTHS
                                                                                       ENDED
                                                     YEARS ENDED SEPTEMBER 30,      DECEMBER 31,
                                                     --------------------------    --------------
                                                      1995      1996      1997     1996     1997
                                                     ------    ------    ------    -----    -----
Revenues:
  Government Operations Group....................     32.6%     20.1%     51.4%     21.6%    76.4%
  Consulting Group...............................     39.8      25.1      23.9      18.0     23.6
  SSA Contract...................................     27.6      54.8      24.7      60.4       --
                                                     -----     -----     -----     -----    -----
  Total revenues.................................    100.0     100.0     100.0     100.0    100.0
Gross profit:
  Government Operations Group....................     22.7      20.3      22.3      18.4     17.8
  Consulting Group...............................     48.0      46.9      47.8      46.3     48.0
  SSA Contract...................................     14.8      14.7      13.9      13.9       --
  Total gross profit as percentage of total
     revenues....................................     30.6      23.9      26.3      20.7     24.9
Selling, general and administrative expenses.....     17.5      12.7      13.1      10.8     14.7
Stock option compensation expense................       --        --       4.6        --       --
                                                     -----     -----     -----     -----    -----
Income from operations...........................     13.1      11.2       8.7       9.9     10.2
Interest and other income........................      0.3       0.3       0.7       0.2      1.6
                                                     -----     -----     -----     -----    -----
Income before income taxes.......................     13.4      11.5       9.4      10.1     11.8
Provision for income taxes.......................      0.2       0.2       2.6       0.2      4.7
                                                     -----     -----     -----     -----    -----
Net income.......................................     13.2%     11.3%      6.7%      9.9%     7.1%
                                                     =====     =====     =====     =====    =====

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1996

     Revenues. Total contract revenues decreased 2.4% to $36.4 million for the three months ended December 31, 1997 as compared to $37.2 million for the same period in 1996. Government Operations Group revenues decreased 9.2% to $27.8 million for the three months ended December 31, 1997 from $30.6 million for the same period in 1996 due to the termination of the SSA Contract (see Overview) in February 1997. For the three months ended December 31, 1997, revenues from the SSA Contract were $0 as compared to $22.5 million for the same period in 1996. Excluding the SSA Contract, Government Operations Group revenues increased 245.9% to $27.8 million in the three months ended December 31, 1997 from $8.0 million for the same period in 1996. This increase is due to an increase in the number of contracts in the Child Support Enforcement, Managed Care, and Welfare Reform divisions of the Government Operations Group. Consulting Group revenues increased 28.0% to $8.6 million for the three months ended December 31, 1997 from $6.7 million for the same period in 1996 due to an increase in the number of contracts.

     Gross Profit. Gross profit consists of total revenues less cost of revenues. Total gross profit increased 17.5% to $9.1 million for the three months ended December 31, 1997 as compared to $7.7 million for the same period in 1996. Government Operations Group gross profit increased 7.1% to $4.9 million for the three months ended December 31, 1997 from $4.6 million for the three months ended December 31, 1996. As a percentage of revenues, Government Operations Group gross profit increased to 17.8% in the three months ended December 31, 1997 from 15.1% in the same period in 1996, primarily due to the absence of revenue from the SSA Contract in the December 1997 quarter, which contract had a lower gross profit margin than other contracts in the Group. The Consulting Group gross profit increased 32.8% to $4.1 million for the three months ended December 31, 1997 from $3.1 million for the same period in 1996 due principally to the increased revenues. As a percentage of revenues, Consulting Group gross profit increased to 48.0% for the three months ended December 31, 1997 from 46.3% for the same period in 1996.

     Selling, General and Administrative Expenses. Total selling, general and administrative expenses increased 32.4% to $5.3 million for the three months ended December 31, 1997 as compared to $4.0 million in the same period in 1996. As a percentage of revenues, selling, general and administrative expenses increased to 14.7% for the three months ended December 31, 1997 from 10.8% for the same period in 1996. This increase in costs was due to increases in both professional and administrative personnel necessary to support MAXIMUS's growth and marketing and proposal preparation expenditures to pursue further growth.

     Provision for Income Taxes. Prior to the IPO, MAXIMUS and its shareholders elected to be treated as an S corporation under the Internal Revenue Code. Under the provisions of the tax code, MAXIMUS's shareholders included their pro rata share of MAXIMUS's income in their personal tax returns. Accordingly, MAXIMUS was not subject to federal and most state income taxes during 1996 and the period to June 12, 1997. Upon completion of the IPO, MAXIMUS's S corporation status was terminated and MAXIMUS's became subject to federal and state corporate income taxes. Income taxes at normal corporate rates have been provided subsequent to June 12, 1997.

     MAXIMUS's income tax provision for the three months ended December 31, 1997 was $1.7 million as compared to $0.1 for the three months ended December 31, 1996. The provision for income taxes for the three months ended December 31, 1996 consisted of state income taxes payable. The provision for income taxes for the three months ended December 31, 1997 consisted of state and federal income tax of $1.7 million, which is based on an estimated annual income tax rate of 40%.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

     Revenues. Total revenues increased 24.1% to $127.9 million in fiscal 1997 from $103.1 million in fiscal 1996. Government Operations Group revenues increased 26.1% to $97.4 million in fiscal 1997 from $77.2 million in fiscal 1996 due to an increase in the number of projects offset by a decrease in revenue from the SSA Contract, which was terminated in February 1997. The SSA Contract contributed $31.6 million to fiscal 1997 revenues as compared to $56.5 million to fiscal 1996 revenues. Excluding the SSA Contract, Government Operations Group revenues increased 218.0% to $65.8 million in fiscal 1997 from $20.7 million in fiscal 1996 due to increases in the numbers of contracts in the Welfare Reform, Managed Care Enrollment Services, and Child Support Enforcement divisions of the group. Consulting Group revenues increased 18.1% to $30.6 million in fiscal 1997 from $25.9 million in fiscal 1996 due to an increase in the number of contracts and increased revenues from revenue maximization contracts and international business. Revenues attributable to revenue maximization contracts grew to $7.4 million in fiscal 1997 from $5.1 million in fiscal 1996.

     Gross Profit. Total gross profit increased 36.5% to $33.7 million in fiscal 1997 from $24.7 million in fiscal 1996. Government Operations Group gross profit increased 52.1% to $19.1 million in fiscal 1997 from $12.5 million in fiscal 1996. As a percentage of revenues, Government Operations Group gross profit increased to 19.6% in fiscal 1997 from 16.2% in fiscal 1996 primarily due to the decreased revenue volume of the SSA contract in fiscal 1997, which had a lower gross profit margin than other contracts in the Group, and to favorable profit recognition adjustments on two large projects. Excluding the SSA contract, Government Operations Group gross profit as a percentage of revenues increased to 22.3% in fiscal 1997 from 20.3% in fiscal 1996. Consulting Group gross profit increased 20.4% to $14.6 million in fiscal 1997 from $12.1 million in fiscal 1996 due to principally to the increased revenues. As a percentage of revenues, Consulting Group gross profit increased to 47.8% in fiscal 1997 from 46.9% in fiscal 1996 which represents normal variability of gross profit from period to period.

     Selling, General and Administrative Expenses. Total selling, general and administrative expenses increased 28.1% to $16.8 million in fiscal 1997 from $13.1 million in fiscal 1996. This increase in costs was due to increases in both professional and administrative personnel and professional fees necessary to support MAXIMUS's growth and marketing and proposal preparation expenditures incurred to pursue further growth. From September 30, 1996 to September 30, 1997, administrative and systems personnel increased 39.3% from 61 to 85. As a percent of revenues, selling, general and administrative expenses increased to 13.1% for fiscal 1997 from 12.7% for fiscal 1996 to support the growth of MAXIMUS from 754 total employees at September 30, 1996 to 1,421 total employees at September 30, 1997.

     Provision for Income Taxes. For the years ended September 30, 1995 and 1996, no federal income taxes have been recorded due to MAXIMUS's S corporation status. For these years, the tax provision consists of state taxes for those states in which MAXIMUS, rather than the shareholders, is liable for income taxes. Upon completion of the IPO, MAXIMUS's S corporation status terminated for federal and state taxation purposes, and MAXIMUS recorded a deferred tax charge against income of $2,566,000 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997. Income taxes at normal corporate rates have been provided for the period from June 13, 1997 to September 30, 1997.

YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995

     Revenues. Total revenues increased 98.4% to $103.1 million in fiscal 1996 from $52.0 million in fiscal 1995. Government Operations Group revenues increased 147.0% to $77.2 million in fiscal 1996 from $31.3 million in fiscal 1995. This growth was due to an increase in the number of projects and an increase in revenues from the SSA Contract, which contributed $56.5 million to fiscal 1996 revenues as compared to $14.3 million to fiscal 1995 revenues. Excluding the SSA Contract, Government Operations Group revenues increased 22.0% to $20.7 million in fiscal 1996 from $17.0 million in fiscal 1995. Consulting Group revenues increased 25.1% to $25.9 million in fiscal 1996 from $20.7 million in fiscal 1995 primarily due to an increase in revenues from revenue maximization contracts. The Consulting Group's nine revenue maximization contracts in fiscal 1996 contributed $5.1 million to fiscal 1996 revenues as compared to two revenue maximization contracts which contributed $2.2 million to fiscal 1995 revenues.

     Gross Profit. Total gross profit increased 55.3% to $24.7 million in fiscal 1996 from $15.9 million in fiscal 1995. Government Operations Group gross profit increased 110.6% to $12.5 million in fiscal 1996 from $6.0 million in fiscal 1995. As a percentage of revenues, Government Operations Group gross profit decreased to 16.2% in fiscal 1996 as compared to 19.0% in fiscal 1995, primarily due to the increased revenue contribution of the SSA Contract, which had a lower gross margin. Excluding the SSA Contract, as a percentage of revenues, Government Operations Group gross profit decreased to 20.3% for fiscal 1996 from 22.7% for fiscal 1995. Consulting Group gross profit increased 22.2% to $12.1 million in fiscal 1996 from $9.9 million in fiscal 1995 as a result of higher revenues. As a percentage of revenues, Consulting Group gross profit decreased to 46.9% in fiscal 1996 from 48.0% in fiscal 1995, which represents normal variability of gross profit from year to year.

     Selling, General and Administrative Expenses. Total selling, general and administrative expenses increased 44.3% to $13.1 million in fiscal 1996 from $9.1 million in fiscal 1995. This increase in costs was due to increases in both professional and administrative personnel necessary to support MAXIMUS's growth. The total number of employees increased to 754 at September 30, 1996 from 439 at September 30, 1995. Additionally, marketing and proposal preparation expenditures increased as MAXIMUS pursued further revenue growth. As a percentage of revenues, selling, general and administrative expenses decreased to 12.7% in fiscal 1996 from 17.5% in fiscal 1995 due to MAXIMUS's ability to support its growth without a proportionate increase in associated costs.

QUARTERLY RESULTS

     Set forth below are selected income statement data for the eight quarters ended December 31, 1997. This information is derived from unaudited quarterly financial statements which include, in the opinion of management, all adjustments necessary for a fair presentation of the information for such periods. This information should be read in conjunction with the Financial Statements and related footnotes included elsewhere in this Prospectus/Proxy Statement. Notes thereto contained elsewhere in this Prospectus. Results of operations for any fiscal quarter are not necessarily indicative of results for any future period.

                                                                           QUARTERS ENDED
                                        -------------------------------------------------------------------------------------
                                        MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,
                                          1996       1996       1996       1996       1997       1997       1997       1997
                                        --------   --------   --------   --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS)
Revenues:
  Government Operations Group.........  $  4,947   $  4,896   $  6,736   $  8,029   $ 15,551   $ 19,158   $ 23,019   $ 27,772
  Consulting Group....................     7,333      5,832      7,585      6,704      6,885      8,138      8,851      8,584
  SSA Contract........................    10,606     17,170     21,308     22,511      9,082         19         --         --
                                        --------   --------   --------   --------   --------   --------   --------   --------
Total Revenues........................    22,886     27,898     35,629     37,244     31,518     27,315     31,870     36,356
Cost of revenues......................    16,962     21,577     27,863     29,534     23,323     18,561     22,836     27,300
                                        --------   --------   --------   --------   --------   --------   --------   --------
Gross profit..........................     5,924      6,321      7,766      7,710      8,195      8,754      9,034      9,056
Selling, general and administrative
  expenses............................     3,144      3,343      3,875      4,039      3,972      4,298      4,473      5,346
                                        --------   --------   --------   --------   --------   --------   --------   --------
Stock option compensation expense.....        --         --         --                   150      5,724         --         --
Income (loss) from operations.........     2,780      2,978      3,891      3,671      4,073     (1,268)     4,561      3,710
Interest and other income.............        46         63        102         84         64        185        595        575
                                        --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes.....     2,826      3,041      3,993      3,755      4,137     (1,083)     5,156      4,285
Provision for income taxes............        55         60         71         57         93      1,011      2,215      1,692
                                        --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss).....................  $  2,771   $  2,981   $  3,922   $  3,698   $  4,044   $ (2,094)  $  2,941   $  2,593
                                        ========   ========   ========   ========   ========   ========   ========   ========

     MAXIMUS's revenues and operating results are subject to significant variation from quarter to quarter depending on a number of factors, including the progress of contracts, revenues earned on contracts, the commencement and completion of contracts during any particular quarter, the schedule of the government agencies for awarding contracts, the term of each contract that MAXIMUS has been awarded and general economic conditions. Because a significant portion of MAXIMUS's expenses are relatively fixed, successful contract performance and variation in the volume of activity as well as in the number of contracts commences or completed during any quarter may cause significant variations in operating results from quarter to quarter. Furthermore, MAXIMUS has on occasion experienced a pattern in its results of operations pursuant to which it incurs greater operating expenses during the start-up and early stages of significant contracts. In addition, the termination of the SSA Contract and the absence of revenues thereunder after March 31, 1997, significantly reduced MAXIMUS's revenue base as compared to previous quarters. No assurances can be given that quarterly results will not fluctuate, causing a material adverse effect on MAXIMUS's operating results and financial condition. See "Risk Factors -- Variability of Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

     MAXIMUS' primary source of liquidity is cash flows from operations. MAXIMUS' cash flow from operations was ($3.9) million, $17.3 million, $3.1 million and $2.7 million for the three months ended December 31, 1997 and for the years ended September 30, 1997, 1996 and 1995, respectively. The use of cash in operations for the three months ended December 31, 1997 was primarily due to the payment of income taxes totalling $4.9 million and employee bonuses totalling $2.9 million related to the year ended September 30, 1997 which were paid in October 1997. The increase in cash from operations in fiscal 1997 as compared to fiscal 1996 is due primarily to higher net income earned during fiscal 1997, after adjusting for the $5.9 million non-cash compensation charge related to MAXIMUS's initial public offering, a net increase in current and deferred income taxes payable of $2.9 million due to the termination of MAXIMUS's S corporation status during fiscal 1997, and an increase in accrued compensation and employee benefits payable at September 30, 1997 of $4.0 million principally due to the increased number of employees, and an increase in billings in excess of costs and estimated earnings of $6.5 million. The timing of receipt of contract payments can vary and, combined with the requirement to provide start-up funding for new projects, can cause cash flows to fluctuate from period to period.

     Certain short-term investments were sold during the three months ended December 31, 1997 generating $9.4 million in proceeds. These investments were sold to provide general operating capital and the necessary cash to make income tax payments and to pay the final S corporation distribution discussed below. Of the $40.3 million of cash flow used for investing activities for the year ended September 30, 1997, $39.9 million was used to purchase short-term municipal and commercial bonds, which can be readily converted to cash if needed. MAXIMUS has no material commitments for capital expenditures and, as a services company, does not anticipate making any significant capital expenditures during fiscal year 1998.

     During the three months ended December 31, 1997, MAXIMUS made final S corporation distributions totaling $5.7 million. The distributions to shareholders were based upon the fiscal 1997 income taxable to the S corporation shareholders. The amount of the fiscal 1997 taxable income was determined during the finalization of MAXIMUS' income for the full fiscal year ended September 30, 1997, and the liability for the $5.7 million distribution was recognized on the September 30, 1997 balance sheet. Cash flows from financing activities were $31.7 million in fiscal 1997. MAXIMUS received proceeds of $53.8 million for the sale of stock in its initial public offering, net of underwriters fees and other expenses. MAXIMUS made S corporation distributions of $21.7 million, representing a portion of the estimated income taxed or taxable to the S corporation shareholders through the date of the initial public offering.

     MAXIMUS has a $10.0 million revolving credit facility (the "Credit Facility") with a bank, which may be used for borrowing and the issuance of letters of credit. Outstanding letters of credit totaled $0.5 million at March 16, 1998. The Credit Facility bears interest at a rate equal to LIBOR plus an amount which ranges from 0.65% to 1.25% depending on MAXIMUS's debt to equity ratio. The Credit Facility contains certain restrictive covenants and financial ratio requirements, including a minimum net worth requirement of $60 million. MAXIMUS has not used the Credit Facility to finance its working capital needs and, at March 16, 1998, MAXIMUS had $9.5 million available under the Credit Facility.

     In November 1997, MAXIMUS entered into a non-binding letter of intent to purchase certain Medicaid enrollment contracts and operations for a cash amount of $5.7 million, subject to adjustments. It is anticipated that this transaction will be finalized in the fiscal quarter ending June 30, 1998. On March 16, 1998, MAXIMUS concluded a merger with Spectrum Consulting Group, Inc. wherein MAXIMUS exchanged 840,000 shares of its Common Stock for 100% of the common stock of Spectrum. This combination is expected to be accounted for as a pooling of interests. Because the effect is immaterial, MAXIMUS will record this combination effective January 1, 1998. It is not anticipated that these acquisitions will have a material effect on the liquidity of MAXIMUS.

     Management believes that MAXIMUS will have sufficient resources to meet its cash needs over the next 12 months, which may include start-up costs associated with new contract awards, obtaining additional office space, establishing new offices, investment in upgraded systems infrastructure or acquisitions of other businesses and technologies. Cash requirements beyond the next 12 months depend on MAXIMUS's profitability, its ability to manage working capital requirements and its rate of growth.

YEAR 2000

     MAXIMUS is aware of the issues that many computer systems will face as the millennium ("Year 2000") approaches. MAXIMUS believes that its own internal software and hardware is Year 2000 compliant. In addition, in order to perform on its government contracts, MAXIMUS relies to varying extents on information processing performed by the governmental agencies and entities with which it contracts. MAXIMUS has inquired where necessary of such agencies and entities of potential Year 2000 problems, and, based on responses to such inquiries, management believes that MAXIMUS will be able to continue to perform on such contracts without material negative financial impact.

FORWARD LOOKING STATEMENTS

     Statements that are not historical facts, including statements about MAXIMUS's confidence and strategies and expectations about future contracts, market opportunities, market demand or acceptance of MAXIMUS's products are forward looking statements that involve risks and uncertainties. These uncertainties include reliance on government clients; risks associated with government contracting; risks involved in managing governmental projects; legislative change and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic and other risks detailed in this Prospectus/Proxy Statement.

                BUSINESS OF DAVID M. GRIFFITH & ASSOCIATES, LTD.

SERVICES

     David M. Griffith & Associates, Ltd. ("Griffith"), an Illinois corporation, was incorporated on December 30, 1976. Griffith provides consulting services, primarily for state and local governments, throughout the United States and Puerto Rico. In addition, the Company has worked with 390 other entities including state universities, school districts and non-profit organizations. Over time, the Company often provides several of its services to a single client. In many cases, the Company provides certain services on a recurring annual basis.

     Griffith's services include cost allocation, executive search, revenue maximization, health and human services management, human resources consulting, fleet management, housing and environmental consulting, child support collections, organizational and productivity studies, university research rate negotiation, disaster management, franchise fee and information system studies.

     Griffith's revenues are generated from contracts with various payment arrangements including:

     - Fixed price

     - Time and materials reimbursement

     - Performance based criteria

MARKETING AND SALES

     Griffith markets its services in many ways. Griffith has long-standing relationships with many state and local governments, which fosters the opportunities for multi-year assignments and sole source engagements. Griffith also has contractual relationships with various county and city associations which allow for their members to contract for specific Griffith services through master agreements. Finally, Griffith responds to requests for proposals from existing and new clients. Griffith also advertises in trade publications and attends as a sponsor at trade group conferences.

PROPRIETARY INFORMATION

     Griffith has developed and maintains several proprietary PC-based software tools that it has registered with the US Copyright Office. These include systems known as: Project Accounting for Contracts; Random Moment Sampling; New Griffith Cost System; Quarterly Information Consolidation; Program Expenditure Tracking; Cost Accounting for Management Information; Archer Compensation / Compensation; Archer Matrix-Point-Factor Job Evaluation; Archer Multi-Dimensional Performance Appraisal; and Comprehensive Rate Information.

HUMAN RESOURCES AND FACILITIES

     As of December 31, 1997, full-time Griffith employees included 34 officers, 204 consultants and 51 administrative personnel. Griffith also employed part-time employees in consultant or administrative capacities. All officers and consultants have employment agreements with Griffith. No employees are covered by a collective bargaining agreement. Griffith maintains 38 offices and organizes its operations in five geographic regions. The offices range in size from one employee to forty employees.

FUTURE BUSINESS

     Griffith does not depend on a single product or service nor is it dependent on any one large client. Based on 1997 revenues, Griffith's largest single client, a state department, provided approximately 5% of Griffith's revenues. Many services are subject to government procurement practices so Griffith has no assurance that its contracts will be renewed. However, Griffith emphasizes strong relationships with its client contacts in order to assure itself of bidding opportunities.

     Griffith also has long-standing agreements with county and municipal associations in several states. These agreements provide for offering additional services to member entities under master agreements with the respective associations. When Griffith develops a new service it may then be able to approach the association about offering the service under the master agreements. However, the associations are not required to offer each new service.

     Certain services are dependent on existing federal regulations governing grants management practices at the state and local level. During 1997, approximately 29% of Griffith's revenues were for cost allocation services. In 1990, about 50% of Griffith's revenues were for cost allocation services. A significant portion of this revenue is for projects that allow state and local governments to recover administrative costs from grants and contracts with the federal government. Changes in federal reimbursement regulations could effect these assignments. Most other revenue of Griffith is not linked to federal reimbursement rules.

LEGAL PROCEEDINGS

     On January 20, 1997, Allstate Insurance Company filed a complaint in the United States District Court for the District of Arizona, followed by an amended complaint on May 8, 1997, against Griffith and thirteen other named defendants, alleging violations of Rule 10b-5 of the Securities and Exchange Act of 1934, violations of the Arizona Securities Act, consumer fraud, common law fraud, and common law negligent misrepresentation in connection with Griffith's examination of feasibility studies. Griffith entered a motion to dismiss the lawsuit on March 23, 1998 and is awaiting a decision. Based on the same set of operative facts, Superstition Mountains Community Facilities District No.1 filed a complaint in U.S. District Court for the District of Arizona on December 2, 1996, followed by an amended complaint on November 13, 1997, against Griffith and nine other named defendants, alleging with regard to Griffith, breach of fiduciary duty, breach of contract, professional negligence, and negligence. If the Merger occurs, MAXIMUS intends to vigorously defend these actions. However, a decision by the court in favor of either or both plaintiffs could have a material adverse effect on Griffith's business, financial condition and results of operations.

                GRIFFITH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Griffith's revenues are generated pursuant to contracts with its customers, who are primarily state and local governments throughout the United States and Puerto Rico. Contract periods vary. Most contracts provide for a specific scope of work to be performed by a specified completion date. In some cases, Griffith has flexibility with respect to the scheduling of field work as long as the assignment is completed by a specific target date. Many contracts cover one or more years. Some of these contracts call for an assignment that will be conducted annually until the contract expires or the customer terminates the agreement. Revenue is recognized when earned and when there is assurance of collection.

     Griffith's most significant expense is cost of revenues, which consists primarily of project related consultant salaries and benefits, subcontractor expense, travel and subsistence. For the years 1996 and 1997, these costs were 74.2% and 73.0% of revenues, respectively. Profitability is tied closely to controlling the hiring and utilization of consultants.

     Selling, general and administrative ("SG&A") consists of support expenses and general operating expenses. Support expenses include clerical salaries and benefits, equipment and software depreciation, office rent, office supplies and services, and insurance. General operating expenses include computer software, dues and subscriptions, training, advertising, interest, legal and accounting services, other professional services and corporate meetings.

     Interest and other expenses include interest on 1) Griffith's revolving line of credit and 2) interest on deferred compensation to current and former employees. At December 31, 1996 and 1997, the present value of deferred compensation payable to current and former employees was $4.2 million and $3.5 million, respectively.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statements of income data as a percentage of revenues(1):

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1995      1996      1997
                                                                ------    ------    ------
Revenues....................................................    100.0%    100.0%    100.0%
Cost of Revenues(2).........................................     72.1%     74.2%     73.0%
Gross Profit................................................     27.9%     25.8%     27.0%
SG&A Expenses(2)............................................     22.1%     22.1%     21.9%
Income From Operations......................................      5.8%      3.7%      5.1%
Interest and Other Expenses.................................      2.1%      2.3%      1.4%
Income before Income Taxes..................................      3.7%      1.4%      3.7%
Income Tax Expense..........................................      2.0%      0.9%      1.8%
Net Income..................................................      1.6%      0.5%      1.9%

---------------

(1) Note: minor differences attributable to rounding.

(2) Includes expenses for the Employee Stock Ownership Plan.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues increased 20.9% to $39.4 million from $32.6 million. Prior to 1997, Griffith netted subcontractor expenses against revenues. Beginning in 1997, Griffith discontinued netting the costs against the revenue. This change represented approximately $600,000 of the $6.8 million increase in revenues. The following consulting practices experienced significant growth during 1997:
Management Studies, Revenue Maximiza-
tion, Fleet Consulting, Franchise Fee Consulting, Child Support Enforcement Recovery Services, Mandate Claiming Services for local governments and school districts in California, and fees and services related to the installation of Company software. Revenues related to User Fee Services fell but this service comprised less than 5% of Griffith's revenues during 1996.

     Gross profit increased 26.5% from $8.4 million in 1996 to $10.6 million in 1997. Cost of revenues increased 19.0% from $24.2 million to $28.7 million. SG&A increased 19.9% from $7.2 million to $8.6 million, consistent with revenue growth. The decrease in operating expenses from 22.1% to 21.9% is largely due to the inclusion of the $600,000 of subcontractor cost in revenues.

     Interest expense decreased from 2.3% to 1.4% due to a decrease in average outstanding bank borrowing.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues increased 6.5% from $30.6 million to $32.6 million. In 1993, Griffith embarked on a program to establish national practices to oversee projects for certain specialty services. During 1996, many of these practices experienced significant growth and this growth accounted for most of Griffith's growth in revenues. Services with significant growth during 1996 included Management Studies, Revenue Maximization, Child Support Enforcement Recovery Services, and fees and services related to the installation of Company software. Revenues related to Disaster Grant Management Services fell but this service comprised approximately 5% of Griffith's revenues during 1995.

     Cost of revenues increased 9.5% from $22.1 million to $24.2 million. Gross profit decreased 1.4% from $8.5 million to $8.4 million. The decrease in gross profit was due to lower project billability by the consulting staff brought about by the hiring of new consultant staff members in early 1996. SG&A increased 6.4% from $6.8 million to $7.2 million. As a percent of revenue, SG&A was 22.1% in 1995, 22.1% in 1996 and the increase in SG&A was consistent with the growth in revenue.

PROVISION FOR INCOME TAXES

     Griffith is a "C" corporation. Griffith qualifies for use of the cash method for accounting for income tax purposes. Griffith recognizes deferred taxes for temporary differences between the financial reporting basis and tax basis of assets and liabilities based upon the currently enacted tax rates expected to be in effect when such amounts are realized or settled. At December 31, 1996, Griffith reported a deferred income tax asset of $1.5 million and a deferred tax liability of $2.7 million. At December 31, 1997, the deferred income tax asset and liability were $1.4 million and $3.2 million, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Griffith's primary source of liquidity has been a revolving line of credit. Griffith has had a single lender since 1993, with which it has negotiated a $4.0 million revolving line of credit for the period May 10, 1997 through June 10, 1998. The line of credit bears an interest rate of .25% over the prime lending rate. Griffith believes it is in compliance with the loan covenants.

     Long-term debt obligations include deferred compensation to current and former employees. Deferred compensation is subordinated to bank debt.

     Griffith has not paid dividends and is prohibited from doing so until it has met obligations to certain retired executives. Capital will be used for equipment purchases but such purchases are primarily for office furniture and personal computers. Capital expenditures were $727,116 in 1997, $447,064 in 1996 and $613,152 in 1995. Griffith has no future plans for equipment purchases significantly above these levels. The increase in capital expenditures in 1997 is attributable to the Company's acquisition of the computer equipment and office furniture of Saguaro Systems, Inc. of Grand Rapids, Michigan at a cost of $127,875 as part of a merger agreement.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following individuals will serve as the executive officers and directors of MAXIMUS immediately following the Effective Time:

NAME                                     AGE      POSITION
----                                     ---      --------
David V. Mastran(1)....................  55       President, Chief Executive Officer and Director

Raymond B. Ruddy(1)....................  54       Chairman of the Board of Directors, Vice President
                                                  of MAXIMUS, President of Consulting Group and
                                                  Treasurer

Russell A. Beliveau....................  50       President of Government Operations Group and
                                                  Director

Peter B. Pond(2).......................  53       Director

Jesse Brown(2).........................  53       Director

F. Arthur Nerret.......................  50       Vice President, Finance and Chief Financial
                                                  Officer

Susan D. Pepin.........................  43       President of Systems Planning and Integration
                                                  Division and Director

Lynn P. Davenport......................  50       President of Human Services Division and Director

Robert J. Muzzio.......................  63       Executive Vice President and Director

Ilene R. Baylinson.....................  41       President of Disability Services Division

Louis E. Chappuie......................  55       President of David M. Griffith, Ltd.

John F. Boyer..........................  51       Executive Vice President

Kevin Dorney...........................  49       Executive Vice President

David M. Casey.........................  40       President of Information Technology Solutions
                                                  Division

Edward F. Hilz.........................  52       Chief Information Officer

David A. Hogan.........................  49       President of Child Support Division

John P. Lau, Sr........................  54       President of International Division

Holly A. Payne.........................  45       President of Welfare Reform Division

Philip A. Richardson...................  50       Executive Vice President

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Immediately following the Merger, Griffith will be operated as a wholly-owned subsidiary of MAXIMUS. The executive officers of the Surviving Corporation will be the executive officers of Merger Sub except that Louis Chappuie, the President and Chief Executive Officer of Griffith will become President and a Director of the Surviving Corporation. The management of MAXIMUS will remain unchanged after the Merger except that Louis Chappuie will be a member of the Board of Directors of MAXIMUS and an executive officer of MAXIMUS.

     Executive officers of MAXIMUS are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors. MAXIMUS's Articles of Incorporation provide that the Board of Directors of MAXIMUS is divided into three classes, with each class to be as nearly equal in number of directors as possible. The term of one class expires, and their successors are elected for a term of three years, at each annual meeting of MAXIMUS's shareholders.

     DAVID V. MASTRAN has served as President and Chief Executive Officer since he founded MAXIMUS in 1975. Dr. Mastran received his Sc. D. in Operations Research from George Washington University in 1973, his M.S. in Industrial Engineering from Stanford University in 1966 and his B.S. from the United States Military Academy at West Point in 1965.

     RAYMOND B. RUDDY has served as the Chairman of the Board of Directors since 1985 and President of MAXIMUS's Consulting Group since 1986. From 1969 until he joined MAXIMUS, Mr. Ruddy served in various capacities with Touche Ross & Co., including, Associate National Director of Consulting from 1982 until 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 until 1983. Mr. Ruddy received his M.B.A. from the Wharton School of Business of the University of Pennsylvania and his B.S. in Economics from Holy Cross College.

     RUSSELL A. BELIVEAU has served as the President of MAXIMUS's Government Operations Group since 1995. Mr. Beliveau has more than 20 years experience in the Health and Human Services Industry during which he has worked in both government and private sector positions at the senior executive level. Mr. Beliveau's past positions include Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his M.B.A. in Business Administration and Management Information Systems from Boston College in 1980 and his B.A. in Psychology from Bridgewater State College in 1974.

     PETER B. POND has served as a director of MAXIMUS since his election by the Board in December 1997. Mr. Pond is a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities corporation in Chicago and is head of that company's Midwest Investment Banking Group. Mr. Pond holds a BS in Economics from Williams College and an MBA from the University of Chicago. He is a director of The Metzler Group, Inc.

     JESSE BROWN has served as a director of MAXIMUS since his election by the Board in September 1997. Mr. Brown, who is currently President of Brown & Associates, Inc., an international consulting company, served as Secretary of Veteran Affairs under the Clinton Administration from 1993 until 1997, and as Executive Director of the Washington office of Disabled American Veterans from 1987 to 1993. Mr. Brown is an honors graduate of Chicago City College and also attended Roosevelt University of Chicago and Catholic University in Washington, D.C.

     F. ARTHUR NERRET has served as Treasurer and Chief Financial Officer of MAXIMUS since 1994 and serves as Trustee of MAXIMUS's 401(k) Plan. He has over 24 years of accounting experience as a CPA. From 1981 until he joined MAXIMUS, Mr. Nerret held a variety of positions at Frank E. Basil, Inc. in Washington, D.C. including Vice President, Finance from 1991 to 1994 and Director of Finance from 1989 until 1991. Mr. Nerret received his B.S. in Accounting from the University of Maryland in 1970.

     SUSAN D. PEPIN has served as the President of MAXIMUS's Systems Planning and Integration Division since 1994 and has been with MAXIMUS since 1988. She has over 14 years experience in technical management and consulting with a focus on health and human services management information systems. Before joining MAXIMUS, Ms. Pepin served as Director of eligibility systems for the Massachusetts Department of Public Welfare from 1984 until 1987 and a Project Leader for Wang Laboratories, Inc. from 1979 until 1984. Ms. Pepin received her B.S. in Home Economics with a concentration in Consumer Studies and a minor in Business from the University of New Hampshire in 1976.

     LYNN P. DAVENPORT has served as the President of MAXIMUS's Human Services Division since he joined MAXIMUS in 1991. He has over thirteen years of health and human services experience in the areas of administration, productivity improvement, management consulting, revenue maximization and management information systems. Prior to joining MAXIMUS, Mr. Davenport was employed by Deloitte & Touche, and its predecessor, Touche Ross & Co., in Boston, Massachusetts, where he became a partner in 1987. Mr. Davenport received his M.P.A. in Public Administration from New York University in 1971 and his B.A. in Political Science and Economics from Hartwick College in 1969.

     ROBERT J. MUZZIO has served in various positions with MAXIMUS since 1979, including Executive Vice President since 1987, and has more than 30 years of experience as a health care administrator, health systems researcher, and personnel and manpower analyst. Prior to joining MAXIMUS, Mr. Muzzio held many public and private sector positions in the health care industry, including Life Support Coordinator for the Morrison Knudsen Saudi Arabia Consortium in 1978 and 1979 and Director of the Personnel Policies Division of the Office of the Surgeon General, Department of the Army, from 1976 until 1978. Mr. Muzzio received his M.A. in Health Care Administration from Baylor University in 1967 and his B.A. in Public Health from San Jose State College in 1956.

     ILENE R. BAYLINSON has served as the President of MAXIMUS's Disability Services Division since 1995 and as Chief Operating Officer from 1991 to 1995. She has more than 17 years of experience in health and human services program administration. After obtaining her B.A. from John Hopkins University in 1978, Ms. Baylinson worked in a variety of positions for Koba Associates, Inc. of Washington, D.C., including Senior Vice President for Corporate Management, Marketing and Operations from 1989 until her departure and Corporate Vice President/Director, Law and Justice Division from 1985 through 1991.

     LOUIS E. CHAPPUIE has served as President of David M. Griffith & Associates, Ltd. since 1992 and Chairman of the Board since 1997. Prior to assuming the Presidency, he was Executive Vice President of the Firm's Western Practice Area in Sacramento, California for 12 years. Additional experience includes Arthur Young & Company and Foreign Service Officer, U.S. State Department. Mr. Chappuie received his B.A. and M.A. from the University of Minnesota in 1960 and 1961, respectively, and has completed course work for a Ph.D. in Economics.

     JOHN F. BOYER has served as Vice President for Strategic Planning and Contract Administration of MAXIMUS since 1995. Dr. Boyer has more than 20 years experience in health care delivery in both clinical and administrative settings. Prior to joining MAXIMUS, Dr. Boyer served as Director of Health Services Financing Policy in The Office of The Assistant Secretary of Defense (Health Affairs) at the Pentagon from 1989 until 1995. Dr. Boyer received his Ph.D. in Public Administration and Public Policy Analysis from The American University in 1989, his M.S. in Management from The Naval Postgraduate School in 1981, his M.S. in Nursing from New York Medical College in 1973 and his B.S. from Illinois State University in 1969.

     KEVIN DORNEY has served as an Executive Vice President of MAXIMUS since 1990 and has more than 20 years of experience in child support enforcement, financial management and the administration of large-scale diverse programs and projects. Prior to jointing MAXIMUS Mr. Dorney worked in a variety of positions for the Massachusetts Department of Public Welfare, including Deputy Assistant Commissioner and Director of Administration. Mr. Dorney received his B.A. from Bridgewater State College in 1970.

     DAVID M. CASEY has served as the President of the Information Technology Solutions Division of MAXIMUS since 1994. Mr. Casey has 17 years of professional experience in management information systems. Prior to joining MAXIMUS, Mr. Casey served as a Government and Education Account Executive for Wang Laboratories, Inc. from 1987 until 1994 and served as a Sales Consultant at Wang Laboratories, Inc. from 1986 to 1987. Mr. Casey has also held positions at Motorola, Inc. and Polaroid Corporation. Mr. Casey holds a B.S. in General Engineering and Computer Science from Northeastern University.

     EDWARD F. HILZ has served as the Chief Information Officer of MAXIMUS since 1992 and has over 18 years of experience in the areas of research and development, telecommunications, health, marketing, finance and data center management. From 1987 until joining MAXIMUS, Mr. Hilz served as Chief Operating Officer of Nationwide Remittance Centers of McLean, Virginia. Previously, Mr. Hilz had worked in a variety of capacities for Martin Marietta Data Systems, Inc. since 1980. Mr. Hilz received a B.S. in Business Administration and Computer Sciences from the University of Baltimore in 1969.

     DAVID A. HOGAN of MAXIMUS has served as the President of the Child Support Division since 1994 and served as a Vice President of the division from 1993 until 1994. Prior to joining MAXIMUS, Mr. Hogan spent 23 years working in numerous positions for the Washington State Department of Social and Health Services including five years as the State's Child Support Director. Mr. Hogan also served one year as the President of the National Child Support Directors Association. Mr. Hogan received his J.D. from the University of Puget Sound in 1976 and his B.A. from Western Washington University in 1970.

     JOHN P. LAU, SR. has served as the President of MAXIMUS's International Division since 1993 and served as President of the MAXIMUS's Advanced Systems Division of MAXIMUS from 1989 until 1993.

From 1961 until 1988, Mr. Lau worked in a variety of government and private health care systems organizations in technical, managerial and executive positions. Most recently, Mr. Lau was a Vice President of Modern Psychiatric Systems in Rockville, Maryland in 1988 and 1989 and served from 1968 through 1988 as Consultant to the President of Creative SocioMedics Corporation. Mr. Lau received his M.S. in Physics from Fairleigh Dickinson University in 1968 and his B.S. in Physics from St. Peter's College, Jersey City, New Jersey in 1965.

     HOLLY A. PAYNE has served in various executive capacities at MAXIMUS since 1987 and as President of the Welfare Reform Division of MAXIMUS since 1995. Ms. Payne has over 21 years of human services programs experience. From 1983 until she joined MAXIMUS, Ms. Payne was a Program Manager at Electronic Data Systems Corporation in Bethesda, Maryland and from 1978 until 1983 she worked in several capacities for the Departments of Social Services in Prince William and Fairfax Counties in Virginia. Ms. Payne received her M.S.W. from West Virginia University in 1978 and her B.S. in Family Services from Northern Illinois University in 1975.

     PHILIP A. RICHARDSON has served as an Executive Vice President of MAXIMUS since 1989 and served as a Director of MAXIMUS from 1980 until 1983. Dr. Richardson has extensive management analysis and program evaluation experience. Dr. Richardson was the Technical Director of Macro Systems, Inc. from 1983 to 1989. Dr. Richardson received his Ph.D. in Sociology from the University of Pennsylvania in 1977, his M.A. in Criminology from the University of Pennsylvania in 1970 and his B.A. in Social Science from York University in 1969.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Pond serves as a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in Chicago. DLJ served as a managing underwriter for the initial public offering by MAXIMUS of its Common Stock completed in June 1997. MAXIMUS also employs DLJ Investment Management Corp. to manage MAXIMUS's securities portfolio.

     In May 1995, MAXIMUS entered into a Stock Purchase Agreement with Mr. Ruddy, under which the parties agreed that MAXIMUS would purchase up to 2,878,040 of Mr. Ruddy's shares of Common Stock over a four year period at a price per share equal to the book value of the stock on the date of sale, subject to various conditions including an election by Mr. Ruddy after each fiscal year end to demand such sale. No shares were purchased subject to this agreement, and the agreement terminated upon completion of MAXIMUS's initial public offering in June 1997.

     In March 1996, MAXIMUS loaned to Mr. Davenport the aggregate principal amount of $85,000, evidenced by an interest bearing promissory note. The note was repaid in full in January 1997.

DIRECTOR COMPENSATION

     Directors who are also employees of MAXIMUS do not receive additional compensation for their services as directors. Outside directors are paid $2,500 for attendance at each meeting of the Board of Directors or committee thereof. During fiscal 1997, no payments were made to directors in connection with their services.

     Any director who is not an employee of MAXIMUS is eligible to participate in MAXIMUS's 1997 Director Stock Option Plan (the "Director Plan"), unless such director irrevocably elects not to participate (an "Eligible Director"). Options under the Director Plan are automatically granted to Eligible Directors upon the election or reelection of such directors. Under the Director Plan, as amended on December 1, 1997, each option consists of 5,000 shares of MAXIMUS Common Stock for each year of the term of office to which the director is elected (with any period of term of office less than a year deemed a full year). Such option becomes exercisable with respect to 5,000 shares immediately upon grant and, in the event the grant is for more than 5,000 shares, with respect to an additional 5,000 shares at each subsequent annual meeting of shareholders during which the optionee is an Eligible Director and there remain unvested shares underlying the option. Options granted under the Director Plan have a term of ten years. The exercise price for each option is equal to the last sale price for MAXIMUS Common Stock on the business day immediately preceding the date of grant, as reported on the New York Stock Exchange. Currently, the only Eligible Directors are Messrs. Brown and Pond. Upon his election to the Board in September 1997, Mr. Brown received an option for 4,000 shares. In connection with the Amendment to the Director Plan in December 1997, Mr. Brown received an additional option for 6,000 shares. Mr. Pond received an option for 5,000 shares upon his election to the Board in December 1977.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below sets forth certain compensation information for the Chief Executive Officer of MAXIMUS and the four most highly compensated executive officers of MAXIMUS whose salary and bonus for the fiscal year ended September 30, 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                        AWARDS(3)
                                           ANNUAL COMPENSATION(1)   ------------------
                                 FISCAL    ----------------------       SECURITIES          ALL OTHER
 NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS(2)    UNDERLYING OPTIONS   COMPENSATION(4)
 ---------------------------     ------    ---------    ---------   ------------------   ---------------
David V. Mastran..............    1997     $358,413     --190,039             --                  --
President and                     1996      311,538     $                     --                  --
Chief Executive Officer
Raymond B. Ruddy..............    1997      350,000           --              --             $ 3,067
Chairman of the Board, Vice       1996      300,000      177,165              --              12,000
President of MAXIMUS, and
President of Consulting
Services
Russell A. Beliveau...........    1997      246,634       75,000          16,874(5)            5,758
President of Government           1996      215,000       70,000           9,900               8,600
Operations Group
Lynn P. Davenport.............    1997      259,615      100,000         116,365(6)            6,454
President of Human Services       1996      212,884      246,067          13,200               6,063
Division
Susan D. Pepin................    1997      219,167       85,000         115,411(7)            6,734
President of Systems Planning     1996      184,358      212,883          13,200               7,374
and Integration Division

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the fiscal year ended September 30, 1997.

(2) Bonuses earned for the fiscal year ended September 30, 1997 were paid on October 21, 1997 for each of the Named Executive Officers receiving a bonus for such fiscal year. Bonuses earned for the fiscal year ended September 30, 1996 were paid on September 30, 1996 for Messrs. Ruddy and Beliveau, on October 21, 1996 for Dr. Mastran, and on December 20, 1996 for Mr. Davenport and Ms. Pepin.

(3) For fiscal 1996, the figures in this column represent rights to purchase shares of Common Stock at a price of $0.94 per share granted to certain Named Executive Officers in the year ended September 30, 1996 for performance during the year ended September 30, 1995. All such purchase rights were exercised in March 1996.

(4) The figures in this column represent the amount contributed by MAXIMUS to the employee under MAXIMUS's 401(k) Plan.

(5) Includes options to purchase 12,100 and 4,774 shares of Common Stock at exercise prices of $1.46 and $26.50 per share, respectively.

(6) Includes options to purchase 110,000 and 6,365 shares of Common Stock at exercise prices of $1.46 and $26.50 per share, respectively.

(7) Includes options to purchase 110,000 and 5,411 shares of Common Stock at exercise prices of $1.46 and $26.50 per share, respectively.

     Option Grant Table. The following table sets forth certain information concerning options granted to the Named Executive Officers in the fiscal year ended September 30, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                        --------------------------------------------------------------------      VALUE AT ASSUMED
                                               PERCENT OF TOTAL                                 ANNUAL RATES OF STOCK
                                                   OPTIONS                                     PRICE APPRECIATION FOR
                        NUMBER OF SECURITIES      GRANTED TO        EXERCISE                       OPTION TERM(2)
                         UNDERLYING OPTIONS      EMPLOYEES IN     OR BASE PRICE   EXPIRATION   -----------------------
         NAME                GRANTED(1)          FISCAL YEAR        ($/SHARE)        DATE          5%          10%
         ----           --------------------   ----------------   -------------   ----------   ----------   ----------
David V. Mastran......             --                  --                --                           --           --
Raymond B. Ruddy......             --                  --                --                           --           --
Russell A. Beliveau...         12,100                 2.3%            $1.46           (2)       $ 11,110     $ 28,155
Lynn P. Davenport.....        110,000                20.7              1.46           (2)        101,000      255,955
Susan D. Pepin........        110,000                20.7              1.46           (2)        101,000      255,955

---------------

(1) These options were granted on January 31, 1997 under MAXIMUS's 1997 Equity Incentive Plan in exchange for options originally granted in November 1996 and became fully exercisable upon consummation of MAXIMUS's initial public offering in June 1997. Each option expires upon the earlier of the termination of the Named Executive Officer's employment with MAXIMUS or January 31, 2007.

(2) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. There was no public trading market for the Common Stock at the date of grant. Accordingly, these values have been calculated based on $1.46 per share, the book value per share at September 20, 1996, which is also the exercise price. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect MAXIMUS's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of MAXIMUS's Common Stock, which will benefit all shareholders proportionately.

     On October 28, 1997, Mr. Beliveau, Mr. Davenport and Ms. Pepin were each granted options under MAXIMUS's Equity Incentive Plan to purchase 4,774, 6,365, and 5,411 shares of Common Stock of MAXIMUS, respectively, at an exercise price of $26.50, the closing sales price of MAXIMUS's Common Stock as reported by the New York Stock Exchange on October 27, 1997. Each option may be exercised on a cumulative basis with respect to one-fourth of the shares underlying the option on each of the first, second, third and fourth anniversaries of the date of grant. Each option expires upon the earlier of the executive's termination of employment or October 28, 2007.

     Option Exercises and Year-End Values. The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of September 30, 1997:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                NUMBER OF SECURITIES
                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                               AT FISCAL YEAR-END (#)         AT FISCAL YEAR-END($)(2)
                                            ----------------------------    ----------------------------
                  NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                  ----                      -----------    -------------    -----------    -------------
David V. Mastran........................           --              --               --             --
Raymond B. Ruddy........................           --              --               --             --
Russell A. Beliveau.....................       12,100              --       $  332,508             --
Lynn P. Davenport.......................      110,000              --        3,022,800             --
Susan D. Pepin..........................      110,000              --        3,022,800             --

---------------

(1) No options were exercised during the fiscal year ended September 30, 1997 by the Named Executive Officers.

(2) Value of unexercised in-the-money options represents the difference between the last reported sales price of MAXIMUS's Common Stock as reported by the New York Stock Exchange on September 30, 1997 ($28.94) and the exercise price of the option, multiplied by the number of shares subject to the option.

EXECUTIVE EMPLOYMENT AGREEMENTS

     MAXIMUS has entered into Executive Employment, Non-Compete, Confidentiality and Stock Restriction Agreements with Dr. Mastran, Mr. Ruddy, Mr. Beliveau, Ms. Pepin, Mr. Davenport and Ilene R. Baylinson, President of MAXIMUS's Federal Services Division, (each, an "Executive Agreement") pursuant to which each individual has agreed to serve as an officer of MAXIMUS. Under the terms of the Executive Agreements, each officer is entitled to a base salary and a year-end bonus consistent with MAXIMUS's past practices. The initial base salary for each of Dr. Mastran, Mr. Ruddy, Mr. Beliveau, Mr. Davenport, Ms. Pepin and Ms. Baylinson is $350,000, $350,000, $237,500, $250,000, $220,000 and $182,000,
respectively. In addition, Mr. Ruddy's Executive Agreement provides that his aggregate compensation shall not be less than that paid to Dr. Mastran. The term of the employment obligation under each Executive Agreement commenced on June 18, 1997 and continues until September 30, 2001, subject to the right of MAXIMUS to terminate each officer if the officer breaches any material duty or obligation to MAXIMUS or engages in certain other proscribed conduct. Each Executive Agreement also provides that the officer will not compete with MAXIMUS and will maintain MAXIMUS's trade secrets in strict confidence. In addition, each Executive Agreement restricts the ability of the officer to sell or transfer shares of Common Stock of MAXIMUS held by such officer until June 19, 2001 (the fourth anniversary of the closing of MAXIMUS's initial public offering), and grants to the officer certain piggyback registration rights with respect to such shares.

     In the Executive Agreements with each of Raymond B. Ruddy and David V. Mastran, such executives agreed to vote their shares in favor of the election of the other to the Board of Directors, as long as each such executive owns or controls at least 20% of the outstanding Common Stock. In addition, Mr. Ruddy agreed in his Executive Agreement to vote his shares of Common Stock in a manner consistent with instructions received from Dr. Mastran until September 30, 2001.

     At the Closing of the Merger, Louis E. Chappuie, the President and Chief Executive Officer of Griffith, will enter into an Employment, Non-Compete and Confidentiality Agreement with MAXIMUS under which he will serve as an executive officer of MAXIMUS following the Merger (the "Chappuie Agreement"). Under the terms of the Chappuie Agreement, Mr. Chappuie is entitled to a base salary and a year-end bonus consistent with MAXIMUS's regular bonus plan. The initial base salary for Mr. Chappuie is $425,000. The term of the employment obligation under the Chappuie Agreement is two years, commencing on the date

Mr. Chappuie and MAXIMUS enter into such Agreement, subject to the right of MAXIMUS to terminate Mr. Chappuie if he breaches any material duty or obligation to MAXIMUS or engages in certain other proscribed conduct. The Chappuie Agreement also provides that Mr. Chappuie will not compete with MAXIMUS and will maintain MAXIMUS's trade secrets in strict confidence.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

     Officials of MAXIMUS first met the principals of Griffith on September 17, 1997 to discuss the possibility of a business combination involving the two companies. The meeting was arranged by MAXIMUS's investment bankers who had become aware that Griffith was interested in either selling their operations or going public. The meeting was followed by a letter dated September 29, 1997 from the president of Griffith setting out certain information about their company and indicating their interest in pursuing a transaction. The senior executives of MAXIMUS met with Griffith officials in Chicago during October 1997, and negotiated the terms of the transaction which were included in a letter of intent which was signed on November 4, 1997.

     MAXIMUS and Griffith executed an extension to the letter of intent on January 30, 1998, extending the commitments thereunder to April 30, 1998.

     The letter of intent was superseded by the Merger Agreement, which was signed on March 9, 1998.

MAXIMUS'S REASONS FOR THE MERGER

     The Board of Directors of MAXIMUS has determined that the Merger is in the best interest of MAXIMUS's shareholders for the following reasons:

     - The Merger will consolidate MAXIMUS's position as a leader in the area of consulting services to government customers and further enable MAXIMUS to better generate new business and to increase its visibility with certain state, county and local government customers.

     - The Merger will enable MAXIMUS shareholders to participate in, and benefit from the future growth potential of, an integrated company with a greater depth of consulting service offerings, cross-marketing opportunities and operating resources.

     - Through the Merger, MAXIMUS will provide Griffith with financial stability and resources that are expected to enhance Griffith's ability to effectively compete for new business.

     - Through the Merger, MAXIMUS's stock will enable Griffith to pursue acquisitions which will strengthen both companies.

     - Through the Merger, MAXIMUS's stock options will enable Griffith to attract other high caliber consultants to its firm which will strengthen both companies.

GRIFFITH'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Griffith believes the Merger is advantageous to the Griffith shareholders primarily because of the valuation being accorded to the Griffith Common Stock in the Merger and the greater liquidity available to shareholders of MAXIMUS, which has a significantly greater market capitalization than Griffith, and whose Common Stock is traded on the New York Stock Exchange. Griffith believes the proposed Merger also strengthens its ability to diversity within the state government consulting businesses. While Griffith's financial condition is currently strong, the Merger will provide Griffith with increased financial resources with which to expand its services offerings.

                                   THE MERGER

     This portion of the Prospectus/Proxy Statement describes various aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a conformed copy of which is attached hereto as Appendix A. Summaries of the Disclosure Schedule referenced in the Merger Agreement are available for review by Griffith shareholders at all Griffith offices. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Merger Agreement. GRIFFITH'S SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

GENERAL

     The Merger Agreement provides that, subject to the satisfaction or, in certain cases, waiver of certain conditions (including the approval of the Merger Agreement by the shareholders of Griffith), Merger Sub will be merged with and into Griffith. Griffith will be the surviving corporation under the name "David M. Griffith & Associates, Ltd." and will be a wholly-owned subsidiary of MAXIMUS. The outstanding shares of Griffith will automatically be converted into the right to receive the Merger Consideration (as described below), and the shareholders of Griffith will become shareholders of MAXIMUS.

CONVERSION OF GRIFFITH COMMON STOCK

     As a result of the Merger, at the Effective Time all outstanding shares of Griffith Common Stock (other than shares held by Griffith as treasury stock and Dissenting Shares) will be converted into shares of MAXIMUS Common Stock. Assuming there are no Dissenting Shares, 1,166,179 shares of MAXIMUS Common Stock will be issued in the Merger (the "Merger Consideration"). The Merger Consideration will be reduced by the number of shares of MAXIMUS Common Stock that would otherwise be allocable to holders of Griffith Common Stock who perfect dissenters' rights under Illinois law.

     Five percent of the number of shares comprising the Merger Consideration shall be deposited with an escrow agent reasonably satisfactory to MAXIMUS and Griffith and shall be subject to reduction to satisfy certain claims to which MAXIMUS may be entitled to be indemnified under the Merger Agreement. Assuming
(a) no claims to which MAXIMUS is entitled to be indemnified under the Merger Agreement and (b) that the number of shares of Griffith Common Stock outstanding on the effective date of the Merger is the same as the number of such shares outstanding as of the Record Date, each share of Griffith Common Stock would be converted into approximately 5.198 shares of MAXIMUS Common Stock. At the time of the Merger, each former Griffith Stockholder's entitlement to MAXIMUS Common Stock will be rounded down to the nearest whole share and the fraction of a MAXIMUS share to which such stockholder would have been entitled will be paid in cash, as described below. Following consummation of the Merger, the former shareholders of Griffith will hold approximately 7% of the outstanding shares of MAXIMUS Common Stock.

SURRENDER OF CERTIFICATES

     The conversion of Griffith Common Stock into MAXIMUS Common Stock will occur automatically at the Effective Time. Prior to the Effective Time, Griffith shall deliver to MAXIMUS a list of Griffith Stockholders at the Effective Time, which list shall indicate whether such Griffith Stockholders hold certificates representing shares of Griffith Common Stock. Any Griffith Stockholders holding certificates representing shares of Griffith Common Stock must deliver such Griffith Certificates to MAXIMUS's exchange agent (the "Exchange Agent") in exchange for certificate(s) representing MAXIMUS Common Stock. GRIFFITH SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF INSTRUCTION FROM THE EXCHANGE AGENT.

     Upon surrender of a duly executed certificate for exchange and cancellation to the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of MAXIMUS Common Stock to which such holder of Griffith Common Stock shall have become entitled under the Merger Agreement, and a check representing the amount of cash payable in lieu of
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

a fractional share, as described below, and the certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates.

     After the Closing Date, there shall be no transfers on the stock transfer books of Griffith of the shares of Griffith Common Stock that were issued and outstanding immediately prior to the Closing Date. If, after the Closing Date, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of MAXIMUS Common Stock and cash as provided above. No fractional shares of MAXIMUS Common Stock will be issued to any Griffith shareholder upon consummation of the Merger. Each holder of Griffith Common Stock otherwise entitled to a fraction of a share of MAXIMUS Common Stock shall be entitled to receive an amount of cash in lieu thereof equal to such fraction multiplied by $25.25. Following consummation of the Merger, no former holder of Griffith Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

     Griffith shareholders owing shares of Griffith Common Stock not represented by certificates shall be entitled to receive certificates representing MAXIMUS Common Stock and cash payments in lieu of fractional shares, as described above, upon delivery of the list of Griffith shareholders to MAXIMUS.

MERGER AND EFFECTIVE TIME

     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware and a Certificate of Merger with the Secretary of State of Illinois, unless a different date and time is specified as the effective time in such Certificates of Merger (the "Effective Time"). At the Effective Time, Merger Sub shall be merged with and into Griffith as permitted by and in accordance with applicable laws and on the terms and subject to the conditions contained in the Merger Agreement. At the Effective Time, (a) the separate existence of Merger Sub shall cease and (b) Griffith, as the surviving corporation ("Surviving Corporation"), shall continue to exist under and be governed by the Illinois Business Corporation Act ("IBCA"). At the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation shall be the certificate of incorporation and by-laws of Griffith as in effect immediately prior to the Merger and the directors and officers of the Surviving Corporation shall be those persons who were the directors and officers of Merger Sub immediately prior to the Merger, provided that the President of the Surviving Corporation shall be the President of Griffith immediately prior to the Merger. MAXIMUS and Griffith expect the Merger to be completed as soon as possible after the Griffith Special Meeting.

CONDITIONS OF MERGER

     The respective obligations of MAXIMUS and Griffith to effect the Merger are subject to satisfaction, on or prior to the Effective Time, of certain conditions, including: (i) the Merger Agreement shall not have been terminated in accordance with its terms; (ii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated by the reviewing agency and any similar governmental requirements shall have been satisfied or complied with (see "The Merger -- Regulatory Approvals Required"); (iii) approval of the Merger Agreement and the Merger by the requisite vote of Griffith shareholders; (iv) the Registration Statement of which this Prospectus/Proxy Statement forms a part shall have been declared effective by the SEC, shall remain effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; (v) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and (vi) all obligations of Griffith to repurchase outstanding shares of Griffith stock shall be terminated, to the extent such obligations would otherwise survive the Merger and apply to MAXIMUS Common Stock. The applicable waiting period under the Hart-Scott-Rodino Act expired on February 21, 1998.

     The obligation of Griffith to consummate the transactions contemplated by the Merger Agreement are further subject to the satisfaction, or waiver by Griffith, on or before the Effective Time, of the following conditions: (i) the representations and warranties of MAXIMUS and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, and MAXIMUS and Merger Sub shall have in all material respects performed all obligations and agreements and complied with all covenants contained in the Merger Agreement to be performed and complied with by MAXIMUS and Merger Sub on or prior to the Effective Time, and Griffith shall have received a certificate signed on behalf of MAXIMUS to the foregoing effect; (ii) Griffith shall have received the opinion of Palmer & Dodge LLP, counsel to MAXIMUS, dated the Effective Time, in a form that is customary for transactions of this type; (iii) each of certain individuals shall have entered into a Voting Agreement regarding the election of Louis Chappuie to the Board of Directors of MAXIMUS, and such agreement shall be in full force and effect as of the Effective Time; and (iv) the shares of MAXIMUS Common Stock issuable to shareholders of Griffith pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been listed on the New York Stock Exchange.

     The obligations of MAXIMUS and Merger Sub to consummate the transactions contemplated by the Merger Agreement are further subject to the satisfaction, or waiver by MAXIMUS, on or before the Effective Time, of the following conditions:
(i) the representations and warranties of Griffith contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, Griffith shall have in all material respects performed all obligations and agreements and complied with all covenants contained in the Merger Agreement to be performed and complied with by Griffith on or prior to the Effective Time, and MAXIMUS shall have received a certificate signed on behalf of Griffith to the foregoing effect; (ii) MAXIMUS shall have received the opinion of Baker & McKenzie, counsel to Griffith, dated the Closing Date, in a form that is customary for transactions of this type; (iii) MAXIMUS shall have received a letter from Ernst & Young LLP addressed to MAXIMUS and a copy of a letter from Grant Thornton LLP addressed to Griffith to the effect that such accountants concur with the conclusion of MAXIMUS and Griffith's management as to the appropriateness of pooling of interests accounting; (iv) certain affiliates of Griffith shall have entered into an Affiliate Agreement in the form attached to the Merger Agreement, and such agreements shall be in full force and effect as of the Effective Time; (v) certain individuals shall have entered into an Employment and Non-Competition Agreement with MAXIMUS, and such agreements shall be in full force and effect as of the Effective Time; and (vi) the Escrow Agreement in the form attached to the Merger Agreement shall have been executed and shall be in full force and effect as of the Effective Time.

REGULATORY APPROVALS REQUIRED

     Consummation of the Merger is subject to expiration or termination by the reviewing agency, either the Federal Trade Commission or the Department of Justice, of the waiting period applicable to the consummation of Merger under the Hart-Scott-Rodino Act. The applicable waiting period expired on February 21, 1998.

     MAXIMUS and Griffith are not aware of any other governmental approvals, other than those of the Commission and state securities administrators with respect to the Registration Statement and this Prospectus/Proxy Statement, or actions that are required before the parties may consummate the Merger. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

WAIVER AND AMENDMENT

     Waiver. Except as expressly provided in the Merger Agreement, no waiver by any party of any failure or refusal of any other party to comply with its obligations under the Merger Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

     Amendment. The Merger Agreement may be amended by the parties thereto by written instrument executed by all parties (subject to compliance with applicable law); provided, however, that after any approval of the transactions contemplated by the Merger Agreement by Griffith's shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which reduces the amount or changes the form of the Merger Consideration other than as contemplated by the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by Griffith's shareholders, by mutual written consent of MAXIMUS and Griffith. In addition, the Merger Agreement may be terminated by either Griffith or MAXIMUS: (i) if the Merger shall not have been consummated by June 1, 1998, (which date may be extended by mutual consent of the parties) provided, however, that the actions or the failure to act of the party exercising such right shall not have been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of the Merger Agreement; (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable; and (iii) if the required approval of the Griffith's shareholders contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders.

     Further, the Merger Agreement may be terminated by MAXIMUS: (i) if the Board of Directors of Griffith shall have (a) failed to convene the Griffith Special Meeting, (b) failed to recommend approval of the Merger Agreement and the Merger in this Prospectus/Proxy Statement or withdrawn its recommendation in favor of the Merger or (c) if Griffith breaches its agreement not to entertain other offers for the purchase of its assets or capital stock; (ii) upon a breach of any representation, warranty, covenant or agreement on the part of Griffith set forth in the Merger Agreement, if (a) as a result of such breach the conditions set forth in the representations and warranties or the agreements and covenants would not be satisfied as of the time of such breach and (b) such breach shall not have been cured by Griffith within thirty (30) business days following receipt by Griffith of written notice of such breach from MAXIMUS; and
(iii) in the event that it receives written notice from either Ernst & Young LLP, Grant Thornton LLP, or the Commission that, in the opinion of the entity giving such notice, the Merger will not qualify for pooling of interests accounting treatment.

     Finally, the Merger Agreement may be terminated by Griffith, upon a breach of any representation, warranty, covenant or agreement on the part of MAXIMUS set forth in the Merger Agreement, if (a) as a result of such breach the representations and warranties or covenants and agreements would not be satisfied as of the time of such breach and (b) such breach shall not have been cured by MAXIMUS within ten (10) business days following receipt by MAXIMUS of written notice of such breach from Griffith.

TERMINATION FEES

     In order to induce MAXIMUS to enter into the Merger Agreement and to reimburse it for its expenses involved in investigating Griffith and negotiating and entering into the Merger Agreement and related matters, Griffith agreed to make certain cash payments to MAXIMUS in the event that the Merger Agreement is terminated under certain circumstances. Griffith agreed to make a cash payment of $100,000 to MAXIMUS if Griffith breaches its No Solicitation obligation (as described below).

     In the event MAXIMUS terminates the Merger Agreement for a reason other than Griffith's failure to satisfy a closing condition, MAXIMUS shall pay Griffith $500,000.

NO SOLICITATION

     Griffith and its subsidiaries have agreed that, from the date of execution of the Merger Agreement and until the earlier of the Effective Time or termination of the Merger Agreement, neither the Principal Shareholders, Griffith nor its subsidiaries will (i) directly or indirectly, solicit any proposal relating to the acquisition by another party of all or any portion of the capital stock of Griffith or the assets of the business of Griffith; (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised in writing by independent legal counsel, directly or indirectly, engage in any discussions or negotiations with any other party regarding any such acquisition, or otherwise encourage or facilitate any efforts by any other party to engage in such an acquisition; or (iii) sell, transfer or dispose of all or any portion of the capital stock of Griffith or the assets of the business of Griffith.

SHAREHOLDER VOTING AGREEMENT

     A closing condition under the Merger Agreement is the execution by controlling shareholders of MAXIMUS of Voting Agreement pursuant to which such shareholders will agree to vote all their shares of MAXIMUS Common Stock in favor of Mr. Louis Chappuie's election to the Board of Directors of MAXIMUS for a period of two years following the Merger.

AFFILIATE LETTERS; RESALES OF MAXIMUS COMMON STOCK

     Affiliate Letters. It is condition to the Merger that each director, executive officer and other Affiliate (for purposes of Rule 145 under the Securities Act) of Griffith execute an agreement in the form of Exhibit B to the Merger Agreement (an "Affiliate Letter"). In order to comply with provisions relating to the pooling-of-interest accounting treatment of the Merger, the Affiliate Letter provides that the signatory will not sell, transfer, assign or otherwise dispose or reduce the risk of ownership of any shares of Griffith Common Stock owned by such person other than by gift or other distribution without consideration during a period commencing 30 days prior to the effective date of the Merger and ending when financial results covering at least 30 days of combined operations of MAXIMUS and Griffith after the effective date of the Merger have been published. The signatory also makes certain representations related to the tax-free nature of the Merger.

     Resales. The shares of MAXIMUS Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act and may be traded without restriction by all former holders of shares of Griffith Common Stock who are not Affiliates of Griffith. Directors and officers of Griffith, shareholders of Griffith owning more than 10% of the issued and outstanding Common Stock and certain members of their immediate families and associates, may be deemed to be Affiliates. The ability of Affiliates to sell the shares of MAXIMUS Common Stock they receive in connection with the Merger is restricted by the terms of Rule 145 under the Securities Act, and each person executing the Affiliate Letter has agreed to comply with such restrictions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of Griffith's Board of Directors with respect to the Merger, shareholders should be aware that the President of Griffith has certain interests in the Merger that are in addition to the interests of shareholders of Griffith generally. The Board of Directors of Griffith was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.

     Employment Agreements. At the Closing of the Merger, Louis E. Chappuie, the President and Chief Executive Officer of Griffith will enter into an Employment, Non-Compete and Confidentiality Agreement with MAXIMUS under which he will serve as an executive officer of MAXIMUS following the Merger (the "Chappuie Agreement"). Under the terms of the Chappuie Agreement, Mr. Chappuie is entitled to a base salary and a year-end bonus consistent with MAXIMUS's regular bonus plan. The initial base salary for Mr. Chappuie is $425,000. The term of the employment obligation under the Chappuie Agreement is two years, commencing on the date Mr. Chappuie and MAXIMUS enter into such Agreement, subject to the right of MAXIMUS to terminate Mr. Chappuie if he breaches any material duty or obligation to MAXIMUS or engages in certain other proscribed conduct. The Chappuie Agreement also provides that Mr. Chappuie will not compete with MAXIMUS and will maintain MAXIMUS's trade secrets in strict confidence.

     Voting Agreement. Pursuant to the Merger Agreement, as part of the Chappuie Agreement, certain controlling shareholders of MAXIMUS will agree to vote all their shares of MAXIMUS Common Stock in
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

favor of Mr. Louis Chappuie's election to the Board of Directors of MAXIMUS for a period of two years following the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the tax consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder who, at the Effective Time, already owns some MAXIMUS Common Stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired Griffith Common Stock pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Griffith shareholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that shareholder. The following discussion is based on the law, as in effect on the date of this Prospectus/Proxy Statement, and there can be no assurances that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein. The following discussion gives no consideration to the particular facts or circumstances of any holder of Griffith Common Stock and assumes that the Griffith Common Stock held by each holder thereof is held as a capital asset.

     Effect of the Merger. Neither MAXIMUS nor Griffith has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger, which has been designed to be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code.

     If the Merger constitutes a reorganization within the meaning of Section 368 of the Code, it is expected that: (i) no gain or loss will be recognized by Griffith, MAXIMUS or Merger Sub as a result of the Merger; (ii) no gain or loss will be recognized by shareholders of Griffith on account of their receipt of MAXIMUS Common Stock in exchange for their Griffith Common Stock as a result of the Merger; (iii) a holder of Griffith Common Stock who receives cash proceeds for fractional interests in MAXIMUS Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MAXIMUS; (iv) the tax consequences of the assumed redemption occurring in connection with the payment of cash in lieu of fractional shares will be determined in accordance with Section 302 of the Code and should generally give rise to capital gain or loss; (v) the tax basis of the MAXIMUS Common Stock received by shareholders who exchange Griffith Common Stock for MAXIMUS Common Stock in the Merger will be the same as the tax basis of the Griffith Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (vi) the holding period of the MAXIMUS Common Stock in the hands of the Griffith shareholders will include the holding period of the Griffith Common Stock exchanged therefor.

     If, for any reason, the Merger is not treated as a reorganization within the meaning of Section 368 of the Code, no gain or loss will be recognized by Griffith, MAXIMUS or Merger Sub. However, exchanges of Griffith Common Stock pursuant to the Merger will be taxable transactions. In that event, each exchanging holder of Griffith Common Stock will recognize capital gain or loss equal to the difference between such holder's adjusted basis in the Griffith Common Stock exchanged and the sum of fair market value of MAXIMUS Common Stock received by such holder in the Merger and the amount of any cash received in lieu of fractional shares.

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). Under this method of accounting, the historical recorded assets and liabilities of MAXIMUS and Griffith will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of MAXIMUS and Griffith for the entire fiscal year in which the combination occurs and the historical reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. The Merger Agreement requires that each of MAXIMUS and Griffith shall have received letters, dated as of the consummation of the Merger, from Ernst & Young LLP and Grant Thornton LLP regarding those firms concurrence with MAXIMUS management's conclusion as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is closed and consummated in accordance with the Merger Agreement.

CONDUCT OF GRIFFITH'S BUSINESS PENDING THE MERGER

     Griffith has agreed in the Merger Agreement that, except as may be permitted by the terms of the Merger Agreement, during the period from the date of the execution of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing Date, Griffith and each of its subsidiaries agree to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     The Merger Agreement also contains certain restrictions on the conduct of Griffith's business pending consummation of the Merger. Generally, except as may be otherwise permitted by the terms of the Merger Agreement, Griffith may not amend its charter documents, enter into material agreements, including agreements to merge with or acquire the stock or assets of another entity or to encumber or dispose of assets of Griffith or to incur any additional indebtedness, increase compensation, issue additional shares of Griffith Common Stock, declare or pay dividends or make any other distributions or repurchase any shares of common stock.

EXPENSES

     Except as otherwise provided in the Merger Agreement, fees, expenses and out-of-pocket expenses incurred by MAXIMUS, Griffith and Merger Sub in connection with the transactions contemplated by the Merger Agreement will be borne by the party that incurs such expenses. MAXIMUS will bear all expenses in connection with obtaining regulatory approvals and the registration, listing and "blue sky" registration and approvals of the MAXIMUS Common Stock to be issued as part of the Merger Consideration.

GRIFFITH SHAREHOLDER APPRAISAL RIGHTS

     Under Illinois law, holders of Griffith Common Stock who deliver to Griffith a written demand for payment before the taking of the vote on the Merger Agreement and do not vote to adopt the Merger Agreement may elect to have the "fair value" of their Griffith shares (determined in accordance with Illinois Law) judicially appraised and paid to them if the Merger is consummated and if they comply with Sections 11.65 and 11.70 of the Illinois Business Corporation Act (the "IBCA"), the text of which are attached hereto as Appendix
B. In such a judicial proceeding, the amount paid to a dissenter is calculated based upon the value of such dissenter's Griffith shares immediately before the Merger, which may be less or greater than the value of the MAXIMUS stock which otherwise would be delivered to such shareholder.

     Under rights provided by Sections 11.65 and 11.70 of the IBCA, shareholders may elect not to vote in favor of the Merger Agreement and obtain cash payment for their shares by asserting dissenter's rights. In order to dissent, a shareholder must, prior to the vote on the Merger Agreement at the Griffith Special Meeting, deliver to Griffith a written demand for payment of his or her shares in the event the Merger Agreement is approved. A shareholder may not demand cash payment if he or she votes in favor of the Merger Agreement.

     Within 10 days of the consummation of the merger and share exchange, or 30 days after the delivery to Griffith of written demand for payment, whichever is later, Griffith shall send each shareholder who has delivered a written demand for payment (a "Dissenter"), a statement setting forth the opinion of Griffith as to the estimated fair value of the Griffith shares immediately before the merger and share exchange, Griffith's balance sheet as of December 31, 1997, together with a statement of income for the year ended December 31,

1997 and the latest available interim financial statements, and a commitment to pay for the shares of the Dissenter at the estimated fair value thereof.

     Upon the consummation of the merger and share exchange, Griffith shall pay to each Dissenter the amount Griffith has estimated as the fair value of his or her Griffith shares, plus accrued interest from the date of the merger and share exchange to the date of payment (at a rate equal to the rate paid by Griffith on its principal bank loans), accompanied by a description of how the interest was calculated.

     If a Dissenter disagrees with Griffith's opinion as to the estimated fair value of his or her Griffith shares or the amount of interest due, the Dissenter shall, within 30 days from the delivery of Griffith statement of share value, notify Griffith in writing of the Dissenter's estimate of the fair value and the amount of interest due, and demand payment for the difference between the Dissenter's estimate of fair value and interest due and the payment by Griffith.

     If within 60 days of delivery of the Dissenter's estimate of value, Griffith and the Dissenter have not agreed in writing upon the fair value of the shares and the interest due, Griffith shall either pay the difference in value demanded by the Dissenter with interest, or file a petition in the circuit court for Cook County, Illinois, and request the court determine the fair value of the shares and the interest due, joining all Dissenters whose claims have not been settled. Each Dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the value of his or her shares, plus interest, exceeds the amount paid by Griffith.

     If the fair value of the shares as determined by the court materially exceeds the value estimated by Griffith, the court may assess the costs of such proceeding against Griffith. The costs of such proceeding may be assessed against a Dissenter if the fair value of the shares as estimated by the Dissenter materially exceeds the fair value of the shares as determined by the court. Fees and expenses of counsel and experts may be awarded against Griffith if it does not substantially comply with these requirements, or against any party who is found to have acted arbitrarily, vexatiously, or not in good faith. The court may also award attorneys' fees to counsel for any Dissenter out of amounts awarded to other Dissenters if it finds that the services of such counsel were of substantial benefit to such other Dissenters and that such fees should not be assessed against Griffith.

     The above description is not intended to be a complete statement of the rights of Dissenters under Sections 11.65 and 11.70 of the IBCA and is qualified by the full text of such sections, copies of which are attached as Appendix B to this Prospectus/Proxy Statement.

     ANY DEMAND OR NOTICE REQUIRED IN CONNECTION WITH THE EXERCISE OF DISSENTERS' RIGHTS SHOULD BE SENT TO THE ATTENTION OF JERROLD WOLF, CORPORATE SECRETARY, DAVID M. GRIFFITH & ASSOCIATES, LTD., 630 DUNDEE ROAD, SUITE 200, NORTHBROOK, IL 60062.

     The Merger Agreement provides as a condition to closing that holders of no more than 5% of the Griffith Common Stock shall have exercised dissenters' rights of appraisal under the IBCA.

ESOP APPRAISAL RIGHTS

     The appraisal rights described above are not passed through to the individual ESOP participants. The Trustee, as holder of record of Griffith Common Stock under the ESOP, upon compliance with the applicable statutory procedure described above, may exercise appraisal rights on behalf of the ESOP.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements assume a business combination between MAXIMUS and Griffith accounted for on a pooling of interests basis and are based on the respective historical financial statements and the notes thereto of MAXIMUS and Griffith, which are included elsewhere in this Proxy Statement/Prospectus. The pro forma combined condensed balance sheet combines MAXIMUS's December 31, 1997 balance sheet with Griffith's December 31, 1997 balance sheet. The pro forma statements of income combine MAXIMUS's historical operating results for the years ended September 30, 1997, 1996 and 1995 with the corresponding Griffith operating results for the years ended December 31, 1997, 1996 and 1995 respectively, and the MAXIMUS and Griffith operating results for the three months ended December 31, 1997.

     For purposes of the preparation of the unaudited pro forma combined balance sheet, no estimate is used for the sum of the merger-related expenses (which the companies anticipate will be approximately $1.0 million) and no deferred tax benefit relating to these expenses is included.

     The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of MAXIMUS/Griffith. The pro forma combined financial information does not give effect to any cost savings which may result from the integration of MAXIMUS's and Griffith's operations.

     These pro forma combined financial statements are based on, and should be read in conjunction with, the historical financial statements and the related notes thereto of MAXIMUS and Griffith, included in this Prospectus/Proxy Statement. See "Available Information."

                                 MAXIMUS, INC.
                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                       PRO FORMA COMBINED BALANCE SHEETS
                            AS OF DECEMBER 31, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  MAXIMUS   GRIFFITH   ADJUSTMENTS               COMBINED
                                                  -------   --------   -----------               --------
ASSETS
Current assets:
Cash and cash equivalents.......................  $10,579   $     40    $ (3,674)(3)             $  4,998
                                                                          (1,947)(4)
Marketable securities...........................   31,502         --                               31,502
Accounts receivable.............................   33,920     12,880                               46,800
Costs and estimated earnings in excess of
  billings......................................    6,546         --                                6,546
Prepaid expenses and other current assets.......      877        143                                1,020
                                                  -------   --------    --------                 --------
Total current assets............................   83,424     13,063      (5,621)                  90,866
Property and equipment at cost:
Land............................................      662         --                                  662
Building and improvements.......................    1,721         --                                1,721
Office furniture and equipment..................    1,731      3,257                                4,988
Leasehold improvements..........................      188         --                                  188
                                                  -------   --------    --------                 --------
                                                    4,302      3,257                                7,559
Less: Accumulated depreciation and
  amortization..................................   (1,430)    (2,232)                              (3,662)
                                                  -------   --------    --------                 --------
Total property and equipment, net...............    2,872      1,025                                3,897
Deferred income taxes...........................      404      1,388      (1,084)(3)                  404
                                                                            (304)(4)
Other assets....................................      752         72                                  824
Total assets....................................  $87,452   $ 15,548      (7,009)                $ 95,991
                                                  =======   ========    ========                 ========
LIABILITIES, REDEEMABLE COMMON STOCK AND
  SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable................................  $ 3,508   $    815                             $  4,323
Accrued compensation and benefits...............    4,384      4,258    $   (763)(3)                7,879
Billings in excess of costs and estimated
  earnings......................................    9,663        528                               10,191
Notes payable...................................      188      1,408                                1,596
Income taxes payable............................      445         51        (832)(4)               (1,720)
                                                                          (1,384)(3)
Deferred income taxes...........................      531      3,181         300(3)                 4,012
                                                  -------   --------    --------                 --------
Total current liabilities.......................   18,719     10,241      (2,679)                  26,281
Long-term debt, less current portion............       --        454                                  454
Deferred compensation, less current portion.....       --      3,534      (2,760)(3)                   --
                                                                            (774)(4)
                                                  -------   --------    --------                 --------
Total liabilities...............................   18,719     14,229      (6,213)                  26,735
                                                  -------   --------    --------                 --------
Commitments and contingencies
Redeemable common stock.........................       --     14,497     (14,497)(1)                   --
                                                  -------   --------    --------                 --------
Shareholders' equity............................   68,733    (13,178)     14,497(1)                69,256
                                                                            (796)(4)
                                                  -------   --------    --------                 --------
Total liabilities, redeemable common stock and
  shareholders' equity..........................  $87,452   $ 15,548    $ (7,009)                $ 95,991
                                                  =======   ========    ========                 ========

                                 MAXIMUS, INC.
                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               MAXIMUS    GRIFFITH    ADJUSTMENTS(2)    COMBINED
                                               -------    --------    --------------    --------
Revenues...................................    $51,963    $30,577        $    --        $82,540
Cost of revenues...........................    36,071      22,053           (926)        57,198
                                               -------    -------        -------        -------
Gross profit...............................    15,892       8,524            926         25,342
Selling, general and administrative
  expenses.................................     9,078       6,764            (61)        15,781
Stock option, deferred compensation
  and ESOP expense.........................        --          --          1,400          1,400
                                               -------    -------        -------        -------
Income from operations.....................     6,814       1,760           (413)         8,161
Interest and other income (expense)........       169        (654)           413            (72)
                                               -------    -------        -------        -------
Income before income taxes.................     6,983       1,106             --          8,089
Provision for income taxes.................       124         612             --            736
                                               -------    -------        -------        -------
Net income.................................    $6,859     $   494        $    --        $ 7,353
                                               =======    =======        =======        =======
Earnings per share:
  Basic....................................                                             $  0.59
  Diluted..................................                                             $  0.59

                                 MAXIMUS, INC.
                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             MAXIMUS     GRIFFITH    ADJUSTMENTS(2)    COMBINED
                                             --------    --------    --------------    --------
Revenues.................................    $103,113    $ 32,560       $     --       $135,673
Cost of revenues.........................     78,429       24,154         (1,044)       101,539
                                             --------    --------       --------       --------
Gross profit.............................     24,684        8,406          1,044         34,134
Selling, general and administrative
  expenses...............................     13,104        7,194            (60)        20,238
Stock option, deferred compensation and
  ESOP expense...........................         --           --          1,556          1,556
                                             --------    --------       --------       --------
Income from operations...................     11,580        1,212           (452)        12,340
Interest and other income (expense)......        264         (733)           452            (17)
                                             --------    --------       --------       --------
Income before income taxes...............     11,844          479             --         12,323
Provision for income taxes...............        225          305             --            530
                                             --------    --------       --------       --------
Net income...............................    $11,619     $    174       $     --       $ 11,793
                                             ========    ========       ========       ========
Earnings per share:
  Basic..................................                                              $   0.94
  Diluted................................                                              $   0.94

                                 MAXIMUS, INC.
                      DAVID M. GRIFFITH & ASSOCIATES, INC.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              MAXIMUS     GRIFFITH    ADJUSTMENTS(2)    COMBINED
                                              --------    --------    --------------    --------
Revenues..................................    $127,947    $39,377        $    --        $167,324
Cost of revenues..........................     94,254      28,743         (1,029)        121,968
                                              --------    -------        -------        --------
Gross profit..............................     33,693      10,634          1,029          45,356
Selling, general and administrative
  expenses................................     16,782       8,625            (84)         25,323
Stock option, deferred compensation and
  ESOP expenses...........................      5,874          --          1,498           7,372
                                              --------    -------        -------        --------
Income from operations....................     11,037       2,009           (385)         12,661
Interest and other income (expense).......        928        (536)           385             777
                                              --------    -------        -------        --------
Income before income taxes................     11,965       1,473             --          13,438
Provision for income taxes................      3,376         728             --           4,104
                                              --------    -------        -------        --------
Net income................................    $ 8,589     $   745        $    --        $  9,334
                                              ========    =======        =======        ========
Earnings per share:
  Basic...................................                                              $   0.69
  Diluted.................................                                              $   0.67

                                 MAXIMUS, INC.
                      DAVID M. GRIFFITH & ASSOCIATES, INC.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 MAXIMUS    GRIFFITH    ADJUSTMENTS    COMBINED
                                                 -------    --------    -----------    --------
Revenues.....................................    $36,356    $11,450        $  --       $47,806
Cost of revenues.............................     27,300      8,540         (263)       35,577
                                                 -------    -------        -----       -------
Gross profit.................................      9,056      2,910          263        12,229
Selling, general and administrative
  expenses...................................      5,346      2,773          (21)        8,098
Stock option, deferred compensation and ESOP
  expense....................................         --         --          284           284
                                                 -------    -------        -----       -------
Operating income.............................      3,710        137           --         3,847
Interest and other income (expense)..........        575       (175)          --           400
                                                 -------    -------        -----       -------
Income (loss) before income taxes............      4,285        (38)          --         4,247
Provision for income taxes...................      1,692         18           --         1,710
                                                 -------    -------        -----       -------
Net income...................................    $ 2,593    $   (56)       $  --       $ 2,537
                                                 =======    =======        =====       =======
Earnings per share:
     Basic...................................                                          $  0.16
     Diluted.................................                                          $  0.16

---------------

NOTES:

(1) Adjustment to give effect to issuance of 1,166,179 shares of MAXIMUS Common Stock for all of the outstanding stock of Griffith.

(2) Adjustment to reclassify deferred compensation and ESOP related expenses to conform to MAXIMUS presentation.

(3) Adjustment to give effect to the settlement of Griffith deferred compensation obligations which are accelerated upon consummation of the Merger. This will result in a one-time income statement charge of approximately $150,000 in the period the Merger is consummated. Adjustment gives effect to payment of these obligations net of related tax benefits in the pro forma combined balance sheet.

(4) Upon completion of the Merger, the $1.0 million obligation of Griffith under its Stock Appreciation Rights Plan will become fully vested and payable and Griffith will be required to pay $200,000 under an employment agreement with an officer. This will result in a one-time income statement charge of approximately $1.2 million in the period the merger is consummated. Adjustment gives effect to payment of these obligations net of related tax benefits in the pro forma combined balance sheet.

                            MAXIMUS STOCK OWNERSHIP

     The following table sets forth information, as of March 16, 1998, regarding the ownership of MAXIMUS's Common Stock by (i) the only persons known by MAXIMUS to own more than five percent of the outstanding shares, (ii) all directors of MAXIMUS, (iii) each of the executive officers of MAXIMUS named in the Summary Compensation Table (the "Named Executive Officers") and (iv) all directors and executive officers of MAXIMUS as a group.

                                                                SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED(1)
                                                                -----------------------
                      BENEFICIAL OWNER                            SHARES        PERCENT
                      ----------------                          ----------      -------
David V. Mastran............................................     8,120,907(2)     51.9%
Raymond B. Ruddy............................................     3,242,772(3)     20.7
Lynn P. Davenport...........................................       274,762(4)      1.7
Susan D. Pepin..............................................       229,680(5)      1.5
Russell A. Beliveau.........................................       201,627(6)      1.3
Robert J. Muzzio............................................       114,401(7)        *
Jesse Brown.................................................         5,000(8)        *
Peter B. Pond...............................................        10,000(8)        *
All directors and executive officers as a group (20
  persons)..................................................     9,098,715(9)    56.99%

---------------

* Percentage is less than 1% of the total number of outstanding shares of Common Stock of MAXIMUS.

(1) The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 16, 1998 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table. The inclusion therein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. The number of shares deemed outstanding includes 15,658,320 shares outstanding as of March 16, 1998, plus any shares subject to issuance upon exercise of options held by the person in question that are currently exercisable or exercisable within 60 days after March 16, 1998.

(2) Includes the holdings of (i) Dr. Mastran's spouse, consisting of 89,129 shares and 3,575 shares issuable upon exercise of stock options exercisable within the 60-day period following March 16, 1998 and (ii) Mr. Ruddy, consisting of 3,242,772 shares, who is obligated by written agreement to vote such shares in a manner consistent with instructions received from Dr. Mastran until September 30, 2001. See "Executive Employment Agreements." Dr. Mastran does not, however, have dispositive power over Mr. Ruddy's shares.

(3) Includes 1,020,000 shares held by trusts for the benefit of Mr. Ruddy's family members.

(4) Includes 110,000 shares issuable upon exercise of stock options exercisable within the 60-day period following March 16, 1998. Also includes the holdings of Mr. Davenport's son consisting of 1,250 shares.

(5) Includes 110,000 shares issuable upon exercise of stock options exercisable within the 60-day period following March 16, 1998.

(6) Includes 12,100 shares issuable upon exercise of stock options exercisable within the 60-day period following March 16, 1998.

(7) Consists of (i) 110,826 shares held by the Robert J. Muzzio Trust U/A dtd 10/17/96, of which Mr. Muzzio and his spouse are co-trustees and co-beneficiaries, and (ii) 3,575 shares issuable upon exercise of stock options exercisable within the 60-day period following March 16, 1998.

(8) Consists of shares issuable upon exercise of stock options exercisable within the 60-day period following March 16, 1998.

(9) See footnotes (2) through (8) above. Also, includes the holdings of 12 other executive officers, consisting of 142,338 shares and 91,400 shares issuable upon exercise of stock options exercisable within the 60-day period following March 16, 1998.

                            GRIFFITH STOCK OWNERSHIP

     The following table sets forth information, as of March 30, 1998, regarding the ownership of Griffith Common Stock by (i) all persons known by Griffith to be beneficial owners of more than 5% of any class of voting stock, (ii) all directors and (iii) all officers and directors of Griffith as a group:

                                                                 SHARES OF COMMON
                                                                STOCK BENEFICIALLY
                                                                     OWNED(1)
                                                                ------------------
NAME OF BENEFICIAL OWNERS                                       SHARES     PERCENT
-------------------------                                       -------    -------
DMG Employee Stock Ownership Plan Trust.....................     65,362       28.3%
David M. Griffith...........................................     30,532(1)   13.29
Jerrold Wolf................................................     16,049(2)     6.9
Louis E. Chappuie...........................................     15,720        6.8
David Mazo..................................................     11,898(3)     5.1
Luis Vasquez................................................      9,877        4.3
Chris Zitzow................................................      9,466        4.1
James Olson.................................................      9,027        3.9
Don Brown...................................................      8,976(4)     3.9
Brad Wilkes.................................................      2,581        1.1
Anita White.................................................        905          *
Michael Mount...............................................        533          *
Robert Taggart..............................................        472          *
Mark Epstein................................................        388          *
Allan Burdick...............................................        360          *
Robert Murray...............................................        205          *
All directors and executive officers as a group (33
  persons)..................................................    116,491      51.93

---------------

* Percentage is less than 1% of the total number of outstanding shares of Common Stock of Griffith.

(1) As Trustee of Declaration of Trust dated May 29, 1980, David M. Griffith, Settlor.

(2) As Trustee under a Trust Agreement dated September 28, 1995 and known as The Jerrold Emil Wolf Declaration of Trust.

(3) As Trustee under Trust Agreement dated February 5, 1981 and known as the David R. Mazo Declaration of Trust.

(4) As Trustee of the Don L. Brown, Jr. Declaration of Trust under Trust Agreement dated February 5, 1998.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Merger (based on the shares outstanding as of March 16, 1998), MAXIMUS will have 16,824,499 shares of Common Stock outstanding, assuming no exercise of any outstanding options, warrants or other rights to purchase MAXIMUS Common Stock. Of these shares, the 1,166,179 shares issued to the Griffith shareholders pursuant to the Merger Agreement and the 5,250,000 shares sold in connection with MAXIMUS's initial public offering will be freely tradable, without restriction or further registration under the Securities Act, except for shares owned by "affiliates" of MAXIMUS as that term is defined in Rule 144 under the Securities Act. In general, affiliates include directors, executive officers and holders of 10% or more of the outstanding Common Stock.

     The remaining 10,408,320 outstanding shares of MAXIMUS Common Stock are owned by existing shareholders. All such shares are deemed "Restricted Shares" under Rule 144. These may not be resold, except pursuant to an effective registration statement or an applicable exemption from registration. All such shares are currently eligible for sale under Rules 144 and 701.

     In general, under Rule 144, as amended on April 29, 1997, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year from the later of the date such Restricted Shares were acquired from MAXIMUS and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Since the Restricted Shares were acquired in connection with the shareholder's employment pursuant to an exemption from registration under Rule 701 of the Securities Act such Restricted Shares are eligible for sale under Rule 144. Except in the case of Restricted Shares held by persons other than affiliates for more than two years, sales under Rule 144 are also subject to certain requirements as to the manner of sale. In addition, sales of Restricted Shares and any other shares of Common Stock held by affiliates under Rule 144 are subject to notice of sale, the availability of public information concerning MAXIMUS and volume limitations.

     Pursuant to Executive Employment, Non-Compete, Confidentiality and Stock Restriction Agreements with MAXIMUS, Dr. Mastran, Mr. Ruddy, Mr. Beliveau, Ms. Baylinson, Ms. Pepin and Mr. Davenport have agreed not to offer, sell, assign, grant a participation in, pledge or otherwise transfer any of their respective shares of Common Stock of MAXIMUS until June 2001 without the prior written consent of MAXIMUS other than: (i) to certain permitted transferees; (ii) as may be required by applicable federal or state law or regulation; or (iii) pursuant to a registration of such shares. Because these agreements are between MAXIMUS and each executive officer and may be waived by MAXIMUS at any time, Griffith shareholders should not rely on the stock restrictions contained therein.

     Certain executive officers of the Company (the "Rightsholders"), are entitled to certain piggyback rights with respect to registration under the Securities Act, for resale to the public, of an aggregate of 9,472,585 shares of MAXIMUS Common Stock (excluding shares issuable upon the exercise of outstanding stock options) (collectively, the "Registrable Shares") under the terms of each Rightsholder's employment agreement with MAXIMUS. If MAXIMUS proposes to register shares of its Common Stock in an underwritten offering under the Securities Act, the Rightsholders will be entitled to include Registrable Shares in such registration, subject to certain conditions and limitations, which include the right of the managing underwriter of any such offering to exclude Registrable Shares from such registration; provided, however, that the Registrable Shares shall not be reduced to less than an amount equal to 25% of the total number of shares to be registered.

     MAXIMUS has filed registration statements under the Securities Act to register 1,000,000, 100,000 and 500,000 shares of Common Stock issuable under the Equity Plan, the Director Plan and the Stock Purchase Plan, respectively. 913,855 shares of MAXIMUS Common Stock are issuable upon the exercise of outstanding options (417,700 of which are currently exercisable). Such shares are eligible for immediate resale upon exercise, subject, in the case of affiliates, to the volume and notice requirements of Rule 144.

     No prediction can be made as to the effect, if any, that sales of additional shares or the availability of such additional shares for sale will have on the market price of the MAXIMUS Common Stock. No assurance can be given, however, that sales of substantial amounts of Common Stock in the public market will not have an adverse impact on the market price for the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

                      DESCRIPTION OF MAXIMUS CAPITAL STOCK

     The following summary describes the material terms of MAXIMUS's Common Stock. Such summary is subject to, and qualified in its entirety by, applicable law and the provisions of MAXIMUS's Amended and Restated Articles of Incorporation (the "Restated Articles") and MAXIMUS's Amended and Restated By-Laws (the "Restated By-Laws"), which are included as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information." The authorized capital stock of MAXIMUS consists of 30,000,000 shares of Common Stock, no par value per share, of which 15,658,320 shares were outstanding on March 16, 1998.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding-up of MAXIMUS, holders of Common Stock are entitled to receive ratably the net assets of MAXIMUS available for distribution after the payment of all debts and other liabilities of MAXIMUS. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of MAXIMUS offered hereby will be, when issued in connection with the Merger, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may adversely be affected by, the rights of holders of shares of any series of Preferred Stock that MAXIMUS may authorize, designate and issue in the future.

     After giving effect to the issuance of the shares of MAXIMUS Common Stock offered by MAXIMUS in connection with the Merger, there will be 16,824,499 shares of Common Stock outstanding, plus an additional 8,867,547 shares of Common Stock issuable upon exercise of options exercisable.

LIMITATION OF LIABILITY

     The Restated Articles limit the liability of MAXIMUS's directors and officers to the maximum extent permitted by Virginia law. Thus, the directors and officers of MAXIMUS shall not be personally liable to MAXIMUS or its shareholders for any breach of any duty based upon any act or omission, except for an act or omission (i) resulting from such person's willful misconduct or
(ii) in knowing violation of criminal law or any federal or state securities law.

ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS

     The Restated Articles prohibit MAXIMUS's shareholders from taking any action, or consenting to any action, by unanimous written consent without a meeting. MAXIMUS's Restated Articles also provide that the directors of MAXIMUS shall be classified into three classes, with staggered three-year terms. See "Management -- Executive Officers and Directors." Any director may be removed only for cause upon the affirmative vote of at least a majority of the shares entitled to vote for the election of directors.

     MAXIMUS's Restated By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a shareholder before a meeting of shareholders, the shareholder must first have given timely notice thereof in writing to the Chairman of the Board, if any, the President or the Secretary of MAXIMUS. To be timely, a notice must be delivered to or mailed and received not less than 45 days before the meeting of the shareholders; provided, however, that if less than 60 days notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 15th day following the day on which such notice or public disclosure of the meeting date was made. The notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. MAXIMUS's Restated By-Laws also provide that special meetings of shareholders may be called only by the President or a majority of the Board of

Directors of MAXIMUS. These provisions could have the effect of delaying, until the next annual shareholders meeting, holder actions that are favored by the holders of a majority of the outstanding voting securities of MAXIMUS.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of MAXIMUS.

ANTI-TAKEOVER PROVISIONS OF VIRGINIA LAW

     Restrictions on Affiliated Transactions. The Virginia Stock Corporation Act (the "VSCA") requires the approval of certain material transactions (an "Affiliated Transaction") between a Virginia corporation and any beneficial holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the other holders of voting shares. Affiliated Transactions include any merger, share exchange or material disposition of corporate assets not in the ordinary course of business involving an Interested Shareholder, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. On February 2, 1997, MAXIMUS, by action of its shareholders, adopted such an amendment to its Articles of Incorporation. The amendment will become effective eighteen months after the date of its adoption. Any subsequent amendment eliminating the election not to be governed by this statute would not restrict an Affiliated Transaction between MAXIMUS and an Interested Shareholder existing at the time of such subsequent amendment.

     Voting Restrictions Arising from Control Share Acquisitions. The VSCA also contains provisions governing "Control Share Acquisitions." These provide that shares of a Virginia public issuer acquired in a transaction that would cause the voting strength of the acquiring person and its associates to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia public issuer. An acquiring person may require the Virginia public issuer to hold a special meeting of shareholders to consider the matter within 50 days of the request. MAXIMUS has "opted out" of the Control Share Acquisitions provisions.

     Fiduciary Duty of Directors. The provisions of the VSCA governing Affiliated Transactions and those governing Control Share Acquisitions explicitly provide a statutory standard of care for directors, which applies to all aspects of a Board's actions in responding to a tender offer. Specifically, the VSCA states that a director shall discharge his duties as a director in accordance with his good faith business judgment of the best interests of the corporation, and, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

TRANSFER AGENT

     The transfer agent and registrar for the MAXIMUS Common Stock is American Stock Transfer & Trust Company.

                 COMPARISON OF RIGHTS OF HOLDERS OF MAXIMUS AND
                             GRIFFITH COMMON STOCK

     At the Effective Time of the Merger, the shareholders of Griffith will become shareholders of MAXIMUS, a corporation governed by Virginia law and Articles of Incorporation and By-Laws adopted thereunder. The following discussion summarizes the material differences between the rights of holders of Griffith Common Stock and holders of MAXIMUS Common Stock, based on a comparison of the Illinois and Virginia corporation laws and differences between the charters and by-laws of Griffith and MAXIMUS. The Articles of Incorporation and By-Laws of Griffith are referred to herein as the "Griffith Charter" and the "Griffith By-Laws", respectively, and the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of MAXIMUS are referred to herein as the "MAXIMUS Restated Articles," and the "MAXIMUS Restated By-Laws," respectively. This summary does not purport to be complete and is qualified in its entirety by reference to the Griffith Charter and Griffith Bylaws, the MAXIMUS Restated Articles and MAXIMUS Restated By-Laws and the relevant provisions of the Illinois Business Corporation Act and the Virginia Stock Corporation Act (the "VSCA").

MEETINGS OF SHAREHOLDERS

     Illinois law provides that special meetings of shareholders may be called by the president, by the board of directors, by the holders of one-fifth of all the outstanding shares entitled to vote, or by such other officers or persons authorized by a corporation's articles of incorporation or by-laws. The Griffith By-Laws authorize the president, the Board of Directors or holders of one-fifth of all of the outstanding shares of the corporation to call special meetings. The MAXIMUS Restated By-Laws provide for the call of a special meeting of shareholders only by the president or a majority of the Board of Directors of MAXIMUS.

INSPECTION RIGHTS

     Inspection rights under the IBCA are broader than those under the VSCA. Under Illinois law, shareholders demonstrating a proper purpose have the right to inspect a corporation's record of shareholders and other books and records. Under Virginia law, a corporation's shareholders have the right for a proper purpose, upon five days prior written notice to the Corporation, to inspect the corporation's record of shareholders and other books and records only if they have been shareholders of record for at least six months or hold at least five percent of all the outstanding shares and the records are directly connected with the shareholders' proper purpose.

ACTION BY CONSENT OF SHAREHOLDERS

     Under the Griffith By-Laws, any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written consent of all of the shareholders. Under the MAXIMUS Restated Articles, for so long as the corporation has a class of stock registered under the Securities Exchange Act of 1934, as amended, no action required or permitted to be taken at any annual or special meeting of shareholders may be taken by written consent without a meeting.

CUMULATIVE VOTING

     Under both Illinois and Virginia law, a corporation may provide in its articles of incorporation for cumulative voting by shareholders in elections of directors (i.e., each shareholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). While the Griffith By-Laws provide for cumulative voting in all elections for directors, the MAXIMUS Restated Articles do not provide for any cumulative voting rights.

ISSUANCE OF STOCK; PREFERRED STOCK

     Under the Griffith Charter, the corporation is authorized to issue 1,000,000 shares of Common Stock, $.10 par value. Shares of Griffith Common Stock may be issued from time to time in such amounts and for such consideration, as may be determined by the Griffith Board of Directors. Holders of Griffith Common

Stock are not entitled to preemptive or preferential rights to purchase or to subscribe for shares of capital stock or other securities that may be issued by Griffith. No Preferred Stock has been authorized or issued.

     Under the MAXIMUS Restated Articles, the corporation is authorized to issue 30,000,000 shares of Common Stock, no par value. Shares of MAXIMUS Common Stock may be issued from time to time, in such amounts and for such consideration, as may be determined by the MAXIMUS Board of Directors. No holder of MAXIMUS Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities that may be issued by MAXIMUS. No Preferred Stock has been authorized or issued.

DIVIDENDS AND REPURCHASES OF STOCK

     Under Illinois law, a corporation is permitted to make distributions to its shareholders, including payment of dividends and repurchase of shares of stock provided that such distribution would not render the corporation insolvent or leave the net assets of the corporation at an amount less than zero. The directors of an Illinois corporation who vote for or assent to any distribution in violation of the above will be held jointly and severally liable to the corporation for the amount of such distribution. Under Virginia law, the payment of dividends and the repurchase of the corporation's stock are not permissible if such actions would render the corporation unable to pay its debts as they become due in the usual course of business, or if the corporation's total assets would be less than its total liabilities plus the amount needed to satisfy any preferential rights held by shareholders. The directors of a Virginia corporation may be personally liable to the corporation and its creditors to the extent that a dividend authorized by the directors exceeds such permissible amounts and is not repaid to the corporation. A director is entitled to contribution from every other director who voted for or assented to the distribution, and from the shareholders who received the distribution in proportion to the amounts they received.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Both Illinois and Virginia law allow (but do not require) classification of a corporation's board of directors into one, two or three classes. A resolution adopted at a Board Meeting held in November of 1995, provides that Griffith shall have from 11 to 16 directors. Each director holds office until the next annual meeting of shareholders or until his successor is elected and qualified. The MAXIMUS Restated Articles provide that for so long as the corporation has a class of stock registered under The Exchange Act, the directors will be divided into three classes, as nearly equal in number as practicable, with the term of office of one class expiring each year.

REMOVAL OF DIRECTORS

     The IBCA provides that in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed, with or without cause, if the votes cast against removal would be sufficient to elect the director if then cumulatively voted. The affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors is needed to remove the entire board. The IBCA also provides that a director can be removed only at a meeting of shareholders called at least in part for such purpose. The Griffith Charter and By-Laws do not provide otherwise. Under Virginia law, the shareholders may remove directors with or without cause, unless the articles of incorporation provide that they may be removed only with cause. Unless the articles of incorporation require a greater vote, the shareholders may remove a director at a special meeting by a majority vote of the votes entitled to be cast at an election of directors of the voting group or groups by which the director was elected. The MAXIMUS Restated Articles provide that at any special meeting called at least in part for the purpose, any director may be removed for cause by vote of a majority of stock entitled to vote for the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

     The Griffith By-Laws provide that any vacancies occurring in the board of directors and any directorship to be filled by reason of an increase in the number of directors, may be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose. Under Virginia law, unless otherwise provided in the articles of incorporation, vacancies on the board of directors, including newly created directorships resulting from any increase in the authorized number of directors may be filled by the shareholders, the board, or if the remaining directors do not constitute a quorum, then by a majority of the remaining directors. The MAXIMUS Restated By-Laws provide that until filled by the shareholders, and except as otherwise determined by the MAXIMUS Board in establishing a series of preferred stock, any vacancy on the Board may be filled by vote of a majority of the directors then in office although less than a quorum, or by the sole remaining director.

EXCULPATION OF DIRECTORS

     Neither the IBCA nor the Griffith Charter or By-Laws provide for exculpation of directors for breaches of fiduciary duty. The VSCA provides that in any proceeding brought by or on behalf of the corporation or its shareholders, the damages assessed against a director cannot exceed the lesser of (1) the amount, including the elimination of liability, specified in the articles of incorporation, or (2) the greater of (i) $100,000 or (ii) the individual's cash compensation for the preceding 12 months. The VSCA provides further that liability cannot be limited if the director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The MAXIMUS Restated Articles provide for exculpation of directors to the fullest extent permitted by Virginia law.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     Both Illinois and Virginia law generally permit indemnification, or reimbursement, of directors and officers for reasonable expenses paid in settlement of claims incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in, or not opposed to, the best interests of the corporation. Illinois law and Virginia law both also allow advancement of expenses. Under Virginia law, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding he was made a party to because of his director or officer status, while Illinois law provides for mandatory indemnification to the extent such person has been successful. Unlike Illinois law, Virginia law does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation. The Griffith By-Laws provide for indemnification of officers, directors and other employees and agents consistent with Illinois law but does not provide for advancement of expenses. The MAXIMUS Restated Articles and Restated By-Laws provide for the indemnification of officers and directors to the maximum extent legally permissible and for indemnification of other employees and agents to the extent authorized by the MAXIMUS Board and permitted by law.

INTERESTED DIRECTOR TRANSACTIONS

     The IBCA provides that if a transaction is fair to a corporation the fact that a director of the corporation is directly or indirectly a party to the transaction is not grounds for invalidating the transaction provided that if a proceeding is brought contesting the transaction, such director shall have the burden of proving fairness unless, after disclosure of material facts, the transaction is approved by the affirmative vote of a majority of disinterested directors or by the shareholders entitled to vote (not including a shareholder who is an interested director). The MAXIMUS Restated By-Laws provide that no transaction between a corporation and one or more of its directors or officers or an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors, or committee thereof, which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by a majority of the disinterested directors, a committee of disinterested directors, or by vote of the shareholders, or the transaction must be fair as to the corporation.

SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS

     Illinois law requires the approval of a majority of the directors and the vote of two-thirds of the shareholders or class of shareholders entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets, a share exchange, or a merger or consolidation of the corporation into any other corporation, although the articles of incorporation may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Virginia law requires the approval of the board of directors and the vote of two-thirds of each voting group entitled to vote thereon to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets (other than in the usual and regular course of business), a share exchange, or a merger or consolidation of the corporation into any other corporation, except that the articles of incorporation may provide that the vote of a greater proportion is required.

AMENDMENTS TO CHARTER

     Under both the IBCA and the VSCA, a majority of the directors may make amendments to a corporation's articles of incorporation relating to certain changes in capitalization or in the corporate name without shareholder action. Other amendments require adoption by the directors and the affirmative vote of two-thirds of the shareholders or class of shareholders entitled to vote, except that the articles of incorporation may provide that the vote of a greater proportion is required. The Griffith Charter does not provide for a greater or lesser vote. The MAXIMUS Restated Articles does not require a greater proportion except with respect to amendment, revision or revocation, in whole or in part, to the classification, term or removal of directors and the action by consent of shareholders, which require the affirmative vote of the holders of 80% of the voting power of the shares of all classes of stock entitled to vote for the election of directors.

APPRAISAL RIGHTS

     Dissenting shareholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under Illinois law than under Virginia law. Under the laws of both states, a properly dissenting shareholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets, (ii) to merge or consolidate with another corporation, or (iii) to consummate a plan of share exchange, if the shareholder was entitled to vote on such action. Illinois law also provides dissenter rights where the corporation votes to adopt an amendment to its articles of organization which adversely affects the rights of the shareholder. The VSCA does not provide for dissenter's rights where the shares of stock were listed on a national securities exchange or on Nasdaq or held by 2,000 record shareholders except in limited circumstances.

     The appraisal rights of the Griffith ESOP can only be exercised by the ESOP Trustee.

"ANTI-TAKEOVER" PROVISIONS

     The Charters and By-Laws of Griffith and the Restated Articles and Restated By-Laws of MAXIMUS contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the company's management, including in the case of MAXIMUS provisions authorizing the Board of Directors to issue shares of preferred stock in series and in the case of both corporations' restrictions on the ability of shareholders to call a special meeting of shareholders.

     Illinois's Business Combination statute is substantially similar to the Virginia Affiliated Transaction Article. However, while the Illinois statute provides that, if a person acquires 15% or more of the stock of an Illinois corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation for a period of three years, the Virginia statute lowers the 15% threshold to 10%. The Illinois statute includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the interested shareholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the affirmative vote of 66 2/3% of the outstanding voting shares which are not owned by the interested shareholder, the prohibition does not apply. The Virginia statute provides an exception for transactions approved by the majority (but not less than two) of the disinterested directors and the affirmative vote of two-thirds of the disinterested shareholders. Griffith is subject to the Illinois Business Combinations statute, but the MAXIMUS Restated Articles contains a provision expressly electing not to be governed by the Virginia Affiliated Transaction Article.

                                 LEGAL MATTERS

     The validity of the shares of MAXIMUS Common Stock to be issued in connection with the Merger will be passed upon for MAXIMUS by Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of MAXIMUS, Inc. as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, included in the Proxy Statement of David M. Griffith & Associates, Ltd., which is referred to and made a part of this Prospectus and Registration Statement of MAXIMUS, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of David M. Griffith & Associates, Ltd. as of December 31, 1996 and 1997, and for each of the years in the three-year period ending December 31, 1997, have been included in this Prospectus/Proxy Statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

     Griffith knows of no other business that will be presented for action by the shareholders at the Griffith Special Meeting.

             INDEX TO FINANCIAL STATEMENTS OF MAXIMUS AND GRIFFITH

                                                              PAGE
                                                              ----
MAXIMUS Financial Statements:
  Report of Independent Auditors............................   F-2
  Balance Sheets at September 30, 1996 and 1997.............   F-3
  Statements of Income for the years ended September 30,
     1995, 1996 and 1997....................................   F-4
  Statements of Changes in Redeemable Common Stock and
     Shareholders' Equity for the years ended September 30,
     1995, 1996 and 1997....................................   F-6
  Statements of Cash Flows for the years ended September 30,
     1995, 1996 and 1997....................................   F-5
  Notes to Consolidated Financial Statements................   F-7
  Balance Sheets at September 30, 1997 and December 31, 1997
     (unaudited)............................................  F-16
  Statements of Income for the three months ended December
     31, 1996 and 1997 (unaudited)..........................  F-17
  Statements of Cash Flows for the three months ended
     December 31, 1996 and 1997 (unaudited).................  F-18
  Notes to Financial Statements (unaudited).................  F-19
Griffith Financial Statements:
  Report of Independent Certified Public Accountants........  F-21
  Balance Sheets at December 31, 1996 and 1997..............  F-22
  Statements of Earnings for the years ended December 31,
     1995, 1996 and 1997....................................  F-23
  Statements of Stockholders' Equity for the years ended
     December 31, 1995, 1996 and 1997.......................  F-24
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997
  Notes to Financial Statements.............................  F-26

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
MAXIMUS, Inc.

     We have audited the accompanying balance sheets of MAXIMUS, Inc. as of September 30, 1996 and 1997, and the related statements of income, changes in redeemable common stock and shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MAXIMUS, Inc. at September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                            /S/ ERNST & YOUNG LLP

Washington, D.C.
November 28, 1997,
except for Note 3, as to which the date is March 31, 1998

                                 MAXIMUS, INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                               1996         1997
                                                               ----         ----
ASSETS
  Current assets:
  Cash and cash equivalents.................................  $ 2,326      $10,960
  Marketable securities.....................................    1,007       40,869
  Accounts receivable.......................................   25,352       33,651
  Costs and estimated earnings in excess of billings (Note
     4).....................................................    2,949        5,605
  Prepaid expenses and other current assets.................      605        1,292
  Deferred income taxes (Note 8)............................       --          729
                                                              -------      -------
Total current assets........................................   32,239       93,106
Property and equipment at cost:
  Land......................................................      662          662
  Building and improvements.................................    1,676        1,721
  Office furniture and equipment............................    1,206        1,645
  Leasehold improvements....................................      188          188
                                                              -------      -------
                                                                3,732        4,216
  Less: Accumulated depreciation and amortization...........   (1,096)      (1,346)
                                                              -------      -------
Total property and equipment, net...........................    2,636        2,870
Other assets................................................      618          849
                                                              -------      -------
Total assets................................................  $35,493      $96,825
                                                              =======      =======
LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,043      $ 3,099
  Accrued compensation and benefits.........................    1,912        5,874
  Billings in excess of costs and estimated earnings (Note
     4).....................................................    5,208       11,749
  Note payable..............................................       --          188
  Income taxes payable......................................       19        3,881
  Deferred income taxes.....................................      357           --
  S corporation distribution payable (Note 9)...............       --        5,748
                                                              -------      -------
Total current liabilities...................................    9,539       30,539
Deferred income taxes (Note 8)..............................       --          147
                                                              -------      -------
Total liabilities...........................................    9,539       30,686
Commitments and contingencies (Notes 6 and 10)
Redeemable common stock (Note 9):
  No par value; 30,000,000 shares authorized; 11,453,145
     shares issued and outstanding at September 30, 1996, at
     redemption amount......................................   16,757           --
Shareholders' equity (Note 9):
  Common stock:
  No par value; 30,000,000 shares authorized; 14,790,470
     shares issued and outstanding at September 30, 1997....       --       66,730
  Retained earnings (deficit)...............................    9,197         (591)
                                                              -------      -------
Total shareholders' equity..................................    9,197       66,139
                                                              -------      -------
Total liabilities, redeemable common stock and shareholders'
  equity....................................................  $35,493      $96,825
                                                              =======      =======

                       See notes to financial statements.

                                 MAXIMUS, INC.

                              STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED SEPTEMBER 30,
                                                          -----------------------------------
                                                           1995          1996          1997
                                                           ----          ----          ----
Revenues................................................  $51,963      $103,113      $127,947
Cost of revenues........................................   36,071        78,429        94,254
                                                          -------      --------      --------
Gross profit............................................   15,892        24,684        33,693
Selling, general and administrative expenses............    9,078        13,104        16,782
Stock option compensation expense (Note 9)..............       --            --         5,874
                                                          -------      --------      --------
Income from operations..................................    6,814        11,580        11,037
Interest and other income...............................      169           264           928
                                                          -------      --------      --------
Income before income taxes..............................    6,983        11,844        11,965
Provision for income taxes (Note 8).....................      124           225         3,376
                                                          -------      --------      --------
Net income..............................................  $ 6,859      $ 11,619      $  8,589
                                                          =======      ========      ========
Earnings per share (Note 3):
     Basic..............................................  $  0.61      $   1.02      $   0.70
                                                          =======      ========      ========
     Diluted............................................  $  0.61      $   1.02      $   0.68
                                                          =======      ========      ========
Shares used in computing earnings per shares (Note 3):
     Basic..............................................   11,312        11,371        12,306
                                                          =======      ========      ========
     Diluted............................................   11,312        11,371        12,691
                                                          =======      ========      ========

                       See notes to financial statements.

                                 MAXIMUS, INC.

   STATEMENTS OF CHANGES IN REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                            SHAREHOLDERS' EQUITY
                                                                            ---------------------
                                                              REDEEMABLE                RETAINED
                                                                COMMON       COMMON     EARNINGS
                                                                STOCK        STOCK      (DEFICIT)
                                                              ----------     ------     ---------
Balance at September 30, 1994...............................   $  6,889          --     $  2,921
     Purchase of redeemable common stock from employees.....       (548)         --           --
     Issuance of redeemable common stock to employees.......        277          --           --
     Net income.............................................         --          --        6,859
     Adjustment to redemption value of redeemable common
       stock................................................      3,957          --       (3,957)
     S Corporation distributions............................         --          --         (117)
                                                               --------     -------     --------
Balance at September 30, 1995...............................     10,575          --        5,706
     Issuance of redeemable common stock to employees.......        229          --           --
     Net income.............................................         --          --       11,619
     Adjustment to redemption value of redeemable common
       stock................................................      5,953          --       (5,935)
     S Corporation distributions............................         --          --       (2,175)
                                                               --------     -------     --------
Balance at September 30, 1996...............................     16,757          --        9,197
     Purchase of redeemable common stock from employees.....       (626)         --           --
     Issuance of common stock to employees..................         --           4           --
     Compensation charge for stock options..................         --       5,874           --
     Net income.............................................         --          --        8,589
     Adjustment to retained earnings upon termination of S
       Corporation status...................................         --      (9,083)       9,083
     Reclassification of redeemable common stock upon
       initial public offering..............................    (16,131)     16,131           --
     Net proceeds from sale of common stock in initial
       public offering......................................         --      53,804           --
     S Corporation distributions............................         --          --      (27,460)
                                                               --------     -------     --------
Balance at September 30, 1997...............................   $     --     $66,730     $   (591)
                                                               ========     =======     ========

                       See notes to financial statements.

                                 MAXIMUS, INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                               1995       1996        1997
                                                               ----       ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..................................................  $ 6,859    $11,619    $  8,589
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      168        307         415
     Stock option compensation expense......................       --         --       5,874
     Other..................................................     (134)       (22)       (165)
     Changes in assets and liabilities:
       Accounts receivable, net.............................   (6,646)    (9,411)     (8,299)
       Costs and estimated earnings in excess of billings...    1,587     (2,173)     (2,656)
       Prepaid expenses and other current assets............      245       (251)       (687)
       Other assets.........................................     (124)      (101)       (231)
       Accounts payable.....................................    1,680       (157)      1,056
       Accrued compensation and benefits....................      161      1,119       3,962
       Billings in excess of costs and estimated earnings...   (1,154)     2,090       6,541
       Income taxes payable.................................       41        (22)      3,862
       Deferred income taxes................................       62        120        (939)
                                                              -------    -------    --------
  Net cash provided by operating activities.................    2,745      3,118      17,322
                                                              -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (180)      (348)       (484)
  Purchase of marketable securities.........................       --     (1,000)    (39,862)
                                                              -------    -------    --------
  Net cash used in investing activities.....................     (180)    (1,348)    (40,346)
                                                              -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from initial public offering, net of expenses....       --         --      53,804
  S Corporation distributions...............................     (117)    (2,175)    (21,712)
  Payment for purchase of redeemable common stock...........     (548)        --        (438)
  Issue of redeemable common stock to employees.............      277        229          --
  Issue of common stock to employees........................       --         --           4
                                                              -------    -------    --------
  Net cash provided by (used in) financing activities.......     (388)    (1,946)     31,658
                                                              -------    -------    --------
  Net increase (decrease) in cash and cash equivalents......    2,177       (176)      8,634
  Cash and cash equivalents, beginning of year..............      325      2,502       2,326
                                                              -------    -------    --------
  Cash and cash equivalents, end of year....................  $ 2,502    $ 2,326    $ 10,960
                                                              =======    =======    ========

                       See notes to financial statements.

                                 MAXIMUS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  DESCRIPTION OF BUSINESS

     MAXIMUS, Inc. (the "Company") provides a wide range of program management and consulting services to federal, state and local government health and human services agencies. The Company conducts its operations through two groups. The Government Operations Group administers and manages government health and human services programs, including welfare-to-work and job readiness, child support enforcement, managed care enrollment and disability services. The Consulting Services Group provides health and human services planning, information technology consulting, strategic program evaluation, program improvement, communications planning and assistance to state and local governments in identifying and collecting previously unclaimed federal welfare revenues.

     The Company operates predominantly in the United States. Revenues from foreign-based projects were less than 10% of total revenues for the year ended September 30, 1997.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a description of the Company's more significant accounting policies.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, in particular, estimates used in the earnings recognition process. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Revenue Recognition

     The Company generates revenue under various arrangements, generally long-term contracts under which revenues are based on costs incurred plus a negotiated fee, a fixed price or various performance-based criteria. Revenues for cost-plus contracts are recorded as costs are incurred and include a pro rata amount of the negotiated fee. Revenues on long-term fixed price and performance-based contracts are recognized as costs are incurred. The timing of billing to clients varies based on individual contracts and often differs from the period of revenue recognition. These differences are included in costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings.

     Management reviews the financial status of its contracts quarterly and adjusts revenues to reflect current expectations on realization of costs and estimated earnings in excess of billings. Provisions for estimated losses on incomplete contracts are provided in full in the period in which such losses become known. The Company has various fixed price and performance-based contracts that may generate profit in excess of the Company's expectations. The Company recognizes additional revenue and profit in these situations after management concludes that substantially all of the contractual risks have been eliminated, which generally is at task or contract completion.

  Marketable Securities

     Marketable securities are classified as available-for-sale and are recorded at fair market value with unrealized gains and losses, net of taxes, reported as a separate component of shareholders' equity, if material.

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Realized gains and losses and declines in market value judged to be other than temporary are included in investment income. Interest and dividends are included in investment income. There are no material unrealized gains or losses on marketable securities at September 30, 1997. At September 30, 1997 the marketable securities consisted primarily of short-term municipal and commercial bonds.

  Property and Equipment

     Property and equipment is stated at cost and depreciated using the straight-line method based on estimated useful lives of 32 years for the Company's building and between three and ten years for office furniture and equipment. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the life of the improvement or the remaining term of the lease.

  Income Taxes

     Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse.

     Prior to its initial public offering, the Company and its shareholders elected to be treated as an S corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's shareholders included their pro rata share of the Company's income in their personal income tax returns. Accordingly, the Company was not subject to federal and most state income taxes during the periods prior to the initial public offering. The completion of the Company's initial public offering during June 1997 resulted in the termination of the Company's S corporation status for income tax purposes. In connection therewith, the Company recorded a deferred tax charge against income of $2,566 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997.

  Accounting Standards Not Adopted

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" which established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" which established standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the standards for related disclosures about products and services, geographic areas and major customers. This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for financial statements for periods beginning after December 15, 1997.

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     The Company does not expect the impact of adopting these new accounting standards to be significant.

  Fair Value of Financial Instruments

     The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash and cash equivalents, marketable securities, accounts receivable and accounts payable, to approximate the fair value of the respective assets and liabilities at September 30, 1996 and 1997.

3.  EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

     The following table sets forth the computation of basic and diluted earnings per share:

                                                            YEAR ENDED SEPTEMBER 31,
                                                           ---------------------------
                                                            1995      1996      1997
                                                            ----      ----      ----
Numerator:
Net Income...............................................  $ 6,859   $11,691   $ 8,589
Denominator:
Denominator for the basic earnings per share:
     Weighted average shares outstanding.................   11,312    11,371    12,306
                                                            11,312    11,371    12,854
                                                           -------   -------   -------
Stock options............................................       --        --       385
                                                           -------   -------   -------
Denominator for dilutive earnings per share..............   11,312    11,371    13,239

4.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Uncompleted contracts consist of the following components:

                                                        BALANCE SHEET CAPTION
                                                 ------------------------------------
                                                     COSTS AND          BILLINGS IN
                                                     ESTIMATED        EXCESS OF COSTS
                                                    EARNINGS IN        AND ESTIMATED
                                                 EXCESS OF BILLINGS      EARNINGS
                                                 ------------------   ---------------
September 30, 1996:
     Costs and estimated earnings..............       $ 89,893           $ 60,489
     Billings..................................         86,944             65,697
                                                      --------           --------
                                                      $  2,949           $  5,208
                                                      ========           ========
September 30, 1997:
     Costs and estimated earnings..............       $136,008           $117,586
     Billings..................................        130,403            129,335
                                                      --------           --------
                                                      $  5,605           $ 11,749
                                                      ========           ========

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

4.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS -- (CONTINUED)
     Costs and estimated earnings in excess of billings relate primarily to performance-based contracts which provide for billings based on attainment of results specified in the contract and differences between actual and provisional billing rates on cost-based contracts.

5.  CREDIT FACILITIES

     The Company maintained a $10 million revolving line of credit with a bank during the years ended September 30, 1996 and 1997. Borrowings under this line bear interest at LIBOR plus an amount which ranges from 0.65% to 1.25% depending on the Company's debt to equity ratio. Under the terms of the line, the Company is required to maintain at all times: (i) an excess of current assets to current liabilities of not less than 1.5 to 1, (ii) net worth of $60 million, and (iii) a ratio of total liabilities to net worth of not more than 1.5 to 1. There were no outstanding borrowings under the line of credit facility at September 30, 1997. The line of credit expires on March 31, 1999. At September 30, 1996 and 1997, the Company had letters of credit outstanding amounting to $1,210 and $508, respectively.

6.  LEASES

     The Company leases office space under various operating leases, the majority of which contain clauses permitting cancellation upon certain conditions. The terms of these leases provide for certain minimum payments as well as increases in lease payments based upon the operating cost of the facility and the consumer price index. Rent expense for the years ended September 30, 1995, 1996 and 1997 was $1,150, $2,282 and $4,023, respectively.

Minimum future payments under these leases are as follows:

YEARS ENDED SEPTEMBER 30,
1998........................................................  $3,402
1999........................................................   2,895
2000........................................................   1,775
2001........................................................   1,018
2002........................................................     358
Thereafter..................................................     130
                                                              ------
                                                              $9,578
                                                              ======

7.  EMPLOYEE 401(k) PLAN

     The Company has a 401(k) plan for the benefit of all employees who meet certain eligibility requirements. In the year ended September 30, 1996, the Company implemented a program to match employee contributions. The plan also allows management to make discretionary contributions. The Company made no contributions to the plan during the year ended September 30, 1995. During the years ended September 30, 1996 and 1997, the Company contributed $574 and $690 to the plan, respectively.

8.  INCOME TAXES

     For the years ended September 30, 1995 and 1996, no federal income taxes have been recorded due to the Company's S corporation status. For these years, the tax provision consists of state taxes for those states in which the Company, rather than the shareholders, is liable for income taxes.

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8.  INCOME TAXES -- (CONTINUED)
     Upon completion of the initial public offering, the Company's S Corporation status terminated for federal and state taxation purposes, and the Company recorded a deferred tax charge against income of $2,566 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997.

     The Company's provision for income taxes is as follows:

                                                  YEAR ENDED SEPTEMBER 30,
                                                 ---------------------------
                                                  1995      1996      1997
                                                 -------   -------   -------
Current provision:
     State.....................................  $    62   $   105   $   593
     Federal...................................       --        --     3,722
Deferred tax expense (benefit).................       62       120      (939)
                                                 -------   -------   -------
                                                 $   124   $   225   $ 3,376
                                                 =======   =======   =======

     The provision for income taxes resulted in effective tax rates that varied from the federal statutory income tax rate as follows:

                                                  YEAR ENDED SEPTEMBER 30,
                                                 ---------------------------
                                                  1995      1996      1997
                                                 -------   -------   -------
Expected federal income tax provision..........  $ 2,374   $ 4,027   $ 4,068
Effect of income taxed directly to S
  Corporation Shareholders.....................   (2,374)   (4,027)   (3,893)
State income taxes.............................      124       225       503
Cumulative deferred income taxes recognized....       --        --     2,566
Other..........................................       --        --       132
                                                 -------   -------   -------
                                                 $   124   $   225   $ 3,376
                                                 =======   =======   =======

     The significant items comprising the Company's deferred tax assets and liabilities as of September 30, 1997 are as follows:

Deferred tax assets-current:
     Liabilities for costs deductible in future periods.....  $   425
     Billings in excess of costs and estimated earnings.....    4,699
                                                              -------
Total deferred tax assets - current.........................    5,124
Deferred tax liabilities - current:
     Cash versus accrual accounting.........................    2,153
     Costs and estimated earnings and excess of billing.....    2,242
                                                              -------
Total deferred tax liabilities - current....................    4,395
                                                              -------
Net deferred tax asset - current............................      729
                                                              =======
Deferred tax assets (liabilities) non-current:
     Stock option compensation..............................    2,056
     Cash versus accrual accounting.........................   (2,203)
                                                              -------
Net deferred tax (liability) - non-current..................  $  (147)
                                                              =======

     Cash paid for income taxes during the years ended September 30, 1995, 1996 and 1997 was $9, $110 and $218, respectively.

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9.  SHAREHOLDERS' EQUITY

  Initial Public Offering

     The Company completed an initial public offering (the "IPO") of common stock during June 1997. Of the 6,037,500 shares of common stock sold in the IPO, 2,360,000 shares were sold by selling shareholders and 3,677,500 shares were sold by MAXIMUS, Inc. generating $53,804 in proceeds to the Company, net of offering expenses.

  S Corporation distributions

     During fiscal year 1997, the Company made cash distributions to its S Corporation Shareholders prior to the IPO totaling $1,212. In connection with the IPO, the Company made an additional distribution of $20,500 to its S Corporation Shareholders and accrued an additional distribution at September 30, 1997 in the amount of $5,748, such aggregate amount representing the undistributed earnings of the Company taxed or taxable to shareholders through the date of the IPO.

  Redeemable Common Stock

     Prior to the IPO, a shareholders' agreement obligated the Company to purchase all shares offered for sale by the Company's shareholders at a formula price based on the book value of the Company. In addition, shareholders were obligated to sell and the Company was obligated to purchase at the formula price all of the shares owned by the shareholders upon the shareholder's death, disability or termination of employment. Accordingly, the redemption obligation was reflected as redeemable common stock in the balance sheet at September 30, 1996. The Company's obligation to purchase common shares from shareholders terminated upon completion of the IPO. Accordingly, amounts classified previously as redeemable common stock were reclassified into shareholder's equity.

  Employee Stock Purchases

     The Company entered into employee stock purchase agreements at various times with certain employees that provided for the employee to purchase common stock of the Company at the formula price. During the years ended September 30, 1995 and 1996, the Company sold 277,000 and 229,000 shares, respectively, under these arrangements.

  Stock Option Plans

     The Company's Board of Directors established stock option plans during 1997 pursuant to which the Company may grant incentive and non-qualified stock options to officers, employees and directors of the Company. Such plans also provide for stock awards and direct purchases of the Company's common stock.

     The vesting period and share price for awards are determined by the Company's Board of Directors at the date of grant. Options granted during 1997 include those which were fully vested on issuance and others which vest over periods from two to four years. The Company's Board of Directors has reserved
1.1 million shares of common stock for issuance under the Company's stock option plans.

     In January 1997, the Company issued options to various employees to purchase 403,975 shares of the Company's common stock at a formula price based on book value. During 1997, the Company recorded a non-recurring charge against income of $5,874 for the difference between the IPO price and the formula price for all options outstanding. The Company recorded a deferred tax benefit relating to the charge in the amount of $2,055.

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9.  SHAREHOLDERS' EQUITY -- (CONTINUED)

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting and Disclosure for Stock-Based Compensation," which provides for a fair value based methodology of accounting for all stock option plans. Under SFAS No. 123, companies may account for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations and provide pro forma disclosure of net income, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options and provide pro forma fair value disclosure under SFAS 123.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimal valuation method with the following assumptions - risk free interest rate 6.3%, dividend yield 0% and an expected life of the option of four years.

     For purposes of the pro forma disclosure, the estimated fair value of the options is amortized to reflect such expense over the options' vesting period. For the year ended September 30, 1997 pro forma net income and pro forma net income per share resulting from the adjustment for stock option compensation was as follows:

Net income..................................................  $8,589
FAS 123 compensation expense................................    (972)
                                                              ------
Net income, as adjusted.....................................  $7,617
                                                              ======
Net income per share, as adjusted:..........................  $
     Basic..................................................  $ 0.62
     Diluted................................................  $ 0.60
                                                              ======

A summary of the Company's stock option activity for the year ended September 30, 1997 is as follows:

                                                                         WEIGHTED-
                                                                          AVERAGE       WEIGHTED-
                                                                         EXERCISE        AVERAGE
                                                            OPTIONS        PRICE        FAIR VALUE
                                                            -------      ---------      ----------
Granted...................................................  531,975        $5.05          $3.58
Exercised.................................................   (3,025)        1.46           3.56
                                                            -------
Outstanding at September 30, 1997.........................  528,950         5.07           3.58
                                                            =======

     The Company had approximately 434,000 options exercisable at September 30, 1997. The average contractual life of outstanding options at December 31, 1996 is ten years. Of the 528,950 options outstanding at September 30, 1997, 395,450 options have an exercise price of $1.46, 124,000 options have an exercise price of $16.00, 5,500 options have an exercise price of $0.01 and 4,000 options have an exercise price of $27.94.

10.  COMMITMENTS AND CONTINGENCIES

  Litigation

     On February 3, 1997, the Company was named as a third party defendant by Network Six, Inc. ("Network Six") in a legal action brought by the State of Hawaii against Network Six. Network Six alleges that the Company is liable to Network Six on various grounds. The Company believes Network Six's claims are without merit and intends to vigorously defend this action. The Company believes this action will not have a material adverse effect on its financial condition or results of operations and has not accrued for any loss related to this claim.

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

10.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

     On November 28, 1997, an individual who was a former officer, director and shareholder of the Company, filed a complaint in the United States District Court for the District of Massachusetts, alleging that at the time he resigned from the Company in 1996, thereby triggering the repurchase of his shares, the Company and certain of its officers and directors had failed to disclose material information to him relating to the potential value of the shares. He further alleges that the Company and its officers and directors violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and breached various fiduciary duties owed to him and claims damages in excess of $10 million. The Company does not believe that this action will have a material adverse effect on the Company's business, and it intends to vigorously defend this action.

     The Company also is involved in various other legal proceedings in the ordinary course of its business. In the opinion of management, these proceedings involve amounts that would not have a material effect on the financial position or results of operations of the Company if such proceedings were disposed of unfavorably.

  DCAA Audits

     A substantial portion of payments to the Company from United States Government agencies is subject to adjustments upon audit by the Defense Contract Audit Agency. Audits through 1993 have been completed with no material adjustments. In the opinion of management, the audits of subsequent years are not expected to have a material adverse effect on the Company's financial position or results of operations.

  Employment Agreements

     During 1997, the Company entered into employment agreements with six of its executives that provide for initial base salaries of approximately $1.6 million per year. The term of the employment obligation is four year.

11.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts. To date, these financial instruments have been derived from contract revenues earned primarily from federal, state and local government agencies located in the United States.

     At September 30, 1996 and 1997, $14,815 and $1,436, respectively, of the Company's accounts receivable were due from the United States Government. Revenues under contracts with various agencies of the United States Government were $17,851, $61,317 and $35,802 for the years ended September 30, 1995, 1996 and 1997, respectively. Of these amounts, $14,314, $56,530 and $31,611 for the years ended September 30, 1995, 1996 and 1997, respectively, were revenues of the government operations segment. As a result of legislation that eliminated certain Social Security Administration program benefits, a contract with the United States Government that contributed substantially all of the revenues of the government operations segment for 1995, 1996 and 1997 was terminated by the United States Government. This contract concluded during the second quarter of 1997.

     At September 30, 1997, $10,482 of the Company's accounts receivable were due from one state government. Revenues from contracts with this state were $26,189 for the year ended September 30, 1997.

                                 MAXIMUS, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

12.  BUSINESS SEGMENTS

     The following table provides certain financial information for each business segment:

                                               1995        1996        1997
                                              -------    --------    --------
Revenues:
     Government Operations..................  $31,265    $ 77,211    $ 97,369
     Consulting.............................   20,698      25,902      30,578
                                              -------    --------    --------
                                              $51,963    $103,113    $127,947
                                              =======    ========    ========
Income (loss) from operations:
     Government Operations..................  $ 1,636    $  4,936    $  6,164
     Consulting.............................    5,178       6,644       4,873
                                              -------    --------    --------
                                              $ 6,814    $ 11,580    $ 11,037
                                              =======    ========    ========
Identifiable assets:
     Government Operations..................  $ 8,962    $ 19,369    $ 26,610
     Consulting.............................    8,416       9,910      13,338
     Corporate..............................    5,292       6,214      56,877
                                              -------    --------    --------
                                              $22,670    $ 35,493    $ 96,825
                                              =======    ========    ========
Capital expenditures:
     Government Operations..................  $     2    $      4    $      2
     Consulting.............................       19          73          67
     Corporate..............................      159         271         415
                                              -------    --------    --------
                                              $   180    $    348    $    484
                                              =======    ========    ========
Depreciation and amortization:
     Government Operations..................  $     5    $     99    $    204
     Consulting.............................       17          27          31
     Corporate..............................      146         181         180
                                              -------    --------    --------
                                              $   168    $    307    $    415
                                              =======    ========    ========

13.  EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

     On March 16, 1998, the Company issued 840,000 shares of its common stock in exchange for all the common stock of Spectrum Consulting Group, Inc. of San Antonio, Texas. This merger will be accounted for as an immaterial pooling of interests and accordingly, the Company's financial statements, including earnings per share, will not be restated for periods prior to January 1, 1998.

                                 MAXIMUS, INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    1997             1997
                                                                -------------    ------------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................       $10,960         $10,579
  Marketable securities.....................................        40,869          31,502
  Accounts receivable, net..................................        33,651          33,920
  Costs and estimated earnings in excess of billings........         5,605           6,546
  Prepaid expenses and other current assets.................         1,292             877
  Deferred income taxes.....................................           729              --
                                                                   -------         -------
Total current assets........................................        93,106          83,424
Property and equipment at cost:
  Land......................................................           662             662
  Building and improvements.................................         1,721           1,721
  Office furniture and equipment............................         1,645           1,731
  Leasehold improvements....................................           188             188
                                                                   -------         -------
                                                                     4,216           4,302
  Less: Accumulated depreciation and amortization...........        (1,346)         (1,430)
                                                                   -------         -------
Total property and equipment, net...........................         2,870           2,872
Deferred income taxes.......................................            --             404
Other assets................................................           849             752
                                                                   -------         -------
Total assets................................................       $96,825         $87,452
                                                                   -------         -------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................       $ 3,099         $ 3,508
  Accrued compensation and benefits.........................         5,874           4,384
  Billings in excess of costs and estimated earnings........        11,749           9,663
  Note payable..............................................           188             188
  Income taxes payable......................................         3,881             445
  Deferred income taxes.....................................            --             531
  S Corporation distribution payable........................         5,748              --
                                                                   -------         -------
Total current liabilities...................................        30,539          18,719
Deferred income taxes.......................................           147              --
                                                                   -------         -------
Total liabilities...........................................       $30,686         $18,719
                                                                   -------         -------
Contingencies (Note 3)
Shareholders' equity:
  Common stock, no par value; 30,000,000 shares authorized;
     14,790,470 and 14,790,970 shares issued and outstanding
     at September 30, 1997 and December 31, 1997, at stated
     amount.................................................        66,730          66,731
     Retained earnings (deficit)............................          (591)          2,002
                                                                   -------         -------
Total shareholders' equity..................................        66,139          68,733
                                                                   -------         -------
Total liabilities and shareholders' equity..................       $96,825         $87,452
                                                                   -------         -------

                       See notes to financial statements.

                                 MAXIMUS, INC.

                              STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                   THREE MONTHS
                                                                ENDED DECEMBER 31,
                                                                ------------------
                                                                 1996       1997
                                                                -------    -------
Revenues....................................................    $37,244    $36,356
Cost of revenues............................................     29,534     27,300
                                                                -------    -------
Gross profit................................................      7,710      9,056
Selling, general and administrative expenses................      4,039      5,346
                                                                -------    -------
Income from operations......................................      3,671      3,710
Interest and other income...................................         84        575
                                                                -------    -------
Income before income taxes..................................      3,755      4,285
Provision for income taxes..................................         57      1,692
                                                                -------    -------
Net income..................................................    $ 3,698    $ 2,593
                                                                =======    =======
Earnings per share:
Basic.......................................................    $   .32    $   .18
                                                                =======    =======
Diluted.....................................................    $   .31    $   .17
                                                                =======    =======
Shares used in computing earnings per share:
     Basic..................................................     11,453     14,791
                                                                =======    =======
     Diluted................................................     11,817     15,182
                                                                =======    =======

                       See notes to financial statements.

                                 MAXIMUS, INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1996       1997
                                                                -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $ 3,698    $ 2,593
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................         70         84
  Change in assets and liabilities:
     Accounts receivable, net...............................     (4,584)      (269)
     Costs and estimated earnings in excess of billings.....     (1,898)      (941)
     Prepaid expenses and other current assets..............        (50)       415
     Deferred income taxes..................................         30        709
     Other assets...........................................         59         97
     Accounts payable.......................................      2,370        409
     Accrued compensation and benefits......................        833     (1,490)
     Billings in excess of costs and estimated earnings.....      1,319     (2,086)
     Income taxes payable...................................         --     (3,436)
                                                                -------    -------
Net cash provided by (used in) operating activities.........      1,847     (3,915)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................         (9)       (86)
  Sale of marketable securities.............................         --      9,367
                                                                -------    -------
Net cash (used in) provided by investing activities.........         (9)     9,281
CASH FLOWS FROM FINANCING ACTIVITIES:
  S Corporation distributions...............................         --     (5,748)
  Issuance of common stock..................................         --          1
                                                                -------    -------
Net cash used in financing activities.......................         --     (5,747)
                                                                -------    -------
Net increase (decrease) in cash and cash equivalents........      1,838       (381)
Cash and cash equivalents, beginning of period..............      2,326     10,960
                                                                -------    -------
Cash and cash equivalents, end of period....................    $ 4,164    $10,579
                                                                =======    =======

                       See notes to financial statements.

                                 MAXIMUS, INC.

                         NOTES TO FINANCIAL STATEMENTS
          FOR THE THREE MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals considered necessary for a fair presentation have been included. The results of operations for the three month period ended December 31, 1997 is not necessarily indicative of the results that may be expected for the full fiscal year. These financial statements should be read in conjunction with the audited financial statements as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997, included in the Company's Annual Report on Form 10-K (No. 1-12997), as filed with the Securities and Exchange Commission.

2.  INITIAL PUBLIC OFFERING

     The Company completed an initial public offering ("IPO") of Common Stock during June 1997. Of the 6,037,500 shares of Common Stock sold in the IPO, 2,360,000 shares were sold by selling shareholders and 3,677,500 shares were sold by MAXIMUS, Inc. generating $53,804 in proceeds to the Company, net of offering expenses.

     The Company made cash payments of S corporation distributions (the "S Corporation Dividend") to shareholders totaling $21,712 and accrued $5,748 during the year ended September 30, 1997. The S Corporation Dividend represented the undistributed earnings of the Company taxed or taxable to the shareholders through the date of the IPO. During the quarter ended December 31, 1997, the Company paid the remaining $5,748 of S Corporation Dividend.

     See also note 5.

3.  CONTINGENCIES

     On February 3, 1997, the Company was named as a third party defendant by Network Six, Inc. ("Network Six") in a legal action brought by the State of Hawaii against Network Six. Network Six alleges that the Company is liable to Network Six on various grounds. The Company believes Network Six's claims are without merit and intends to vigorously defend this action. The Company believes this action will not have a material adverse effect on its financial condition or results of operations and has not accrued for any loss related to this claim.

     On November 28, 1997, an individual who was a former officer, director and shareholder of the Company, filed a complaint in the United States District Court for the District of Massachusetts, alleging that at the time he resigned from the Company in 1996, thereby triggering the repurchase of his shares, the Company and certain of its officers and directors had failed to disclose material information to him relating to the potential value of the shares. He further alleges that the Company and its officers and directors violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and breached various fiduciary duties owed to him and claims damages in excess of $10 million. The Company does not believe that this action will have a material adverse effect on the Company's business, and it intends to vigorously defend this action. However, given the early stage of this litigation, no assurance may be given that the Company will be successful in its defense.

     The Company also is involved in various other legal proceedings in the ordinary course of business. In the opinion of management, these proceedings involve amounts that would not have a material effect on the financial position or results of operations of the Company if such proceedings were disposed of unfavorably.

                                 MAXIMUS, INC.

          FOR THE THREE MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

4.  REVENUES FROM SIGNIFICANT CONTRACT

     Government Operations Group revenues for the three month periods ended December 31, 1997 and 1996 include $0 and $22,511, respectively, from a significant contract with the U.S. Government Social Security Administration which was terminated in February 1997 pursuant to legislative action.

5.  INCOME TAX PROVISION

     Prior to the IPO, the Company and its shareholders elected to be treated as an S corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's shareholders included their pro rata share of the Company's income in their personal tax returns. Accordingly, the Company was not subject to federal and most state income taxes.

6.  EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
David M. Griffith & Associates, Ltd.

     We have audited the accompanying balance sheets of David M. Griffith & Associates, Ltd. (an Illinois corporation) as of December 31, 1996 and 1997, and the related statements of earnings, stockholders' equity, and cash flows for the years ended December 31, 1995, 1996, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of David M. Griffith & Associates, Ltd. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996, and 1997, in conformity with generally accepted accounting principles.

                                            /s/ Grant Thornton LLP

Chicago, Illinois
March 18, 1998, except for Note L
which is as of March 23, 1998.

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                                 BALANCE SHEETS

                                                                        DECEMBER 31,
                                                                ----------------------------
                                                                    1996            1997
                                                                ------------    ------------
ASSETS
CURRENT ASSETS
  Cash......................................................    $     60,612    $     40,384
  Accounts receivable
    Billed (less allowance for doubtful accounts of $150,000
      in 1996 and 1997, respectively).......................       5,100,071       6,358,501
    Unbilled................................................       5,487,366       6,521,420
                                                                ------------    ------------
                                                                  10,587,437      12,879,921
  Refundable income taxes...................................           1,547              --
  Prepaid expenses..........................................          41,945         142,402
                                                                ------------    ------------
      Total current assets..................................      10,691,541      13,062,707
PROPERTY AND EQUIPMENT -- AT COST
  Furniture and office equipment............................       3,000,517       3,257,480
  Vehicles..................................................          49,049              --
                                                                ------------    ------------
                                                                   3,049,566       3,257,480
  Less accumulated depreciation.............................       2,131,950       2,232,612
                                                                ------------    ------------
                                                                     917,616       1,024,868
OTHER ASSETS
  Deferred income taxes.....................................       1,548,323       1,388,022
  Deposits..................................................          65,237          71,937
  Intangibles, net of accumulated amortization..............           4,139             345
                                                                ------------    ------------
                                                                   1,617,699       1,460,304
                                                                ------------    ------------
                                                                $ 13,226,856    $ 15,547,879
                                                                ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable to bank.....................................    $    911,797    $  1,388,710
  Current maturities of long-term debt......................         114,235          19,826
  Current portion of deferred compensation..................         896,495         763,073
  Accounts payable..........................................         488,010         661,859
  Accrued liabilities
    Salaries and wages......................................       1,597,514       2,065,813
    Payroll taxes                                                  1,103,553       1,429,594
    Income taxes............................................              --          50,778
    Interest and other......................................         160,224         152,945
                                                                ------------    ------------
                                                                   2,861,291       3,699,130
  Deferred revenue..........................................         298,179         527,527
  Deferred income taxes.....................................       2,721,146       3,180,845
                                                                ------------    ------------
      Total current liabilities.............................       8,291,153      10,240,970
LONG-TERM DEBT, less current maturities.....................          19,826         454,189
DEFERRED COMPENSATION, less current portion
  Current employees.........................................       2,392,369       2,772,112
  Former employees..........................................       1,472,880         761,548
                                                                ------------    ------------
                                                                   3,865,249       3,533,660
REDEEMABLE COMMON STOCK.....................................      14,926,332      14,496,558
COMMITMENTS AND CONTINGENCIES...............................              --              --
STOCKHOLDERS' EQUITY
  Common stock -- authorized, 1,000,000 shares of $.10 par
    value; issued and outstanding, 231,417 and 231,078
    shares..................................................          23,141          23,107
  Additional contributed capital............................       1,086,798       1,064,902
Retained earnings (deficit).................................         (59,311)        685,240
Obligation for redeemable common stock......................     (14,926,332)    (14,950,747)
                                                                ------------    ------------
                                                                 (13,875,704)    (13,177,498)
                                                                ------------    ------------
                                                                $ 13,226,856    $ 15,547,879
                                                                ============    ============

        The accompanying notes are an integral part of these statements.

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                             STATEMENTS OF EARNINGS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
Revenues..........................................    $30,577,028    $32,559,755    $39,376,987
Cost of revenues..................................     21,127,405     23,109,629     27,713,572
Deferred compensation and ESOP contribution.......        925,575      1,044,364      1,029,048
                                                      -----------    -----------    -----------
                                                       22,052,980     24,153,993     28,742,620
                                                      -----------    -----------    -----------
Gross profit. ....................................      8,524,048      8,405,762     10,634,367
Selling general and administrative expenses. .....      6,702,424      7,133,912      8,541,035
ESOP contribution. ...............................         61,553         60,123         83,941
                                                      -----------    -----------    -----------
                                                        6,763,977      7,194,035      8,624,976
                                                      -----------    -----------    -----------
Income from operations............................      1,760,071      1,211,727      2,009,391
Other deductions
  Interest expense on deferred compensation
     arrangements.................................        413,074        452,209        384,592
  Interest expense................................        216,313        254,834        144,242
  Net loss on disposal of equipment...............         24,755         25,929          8,006
                                                      -----------    -----------    -----------
                                                          654,142        732,972        536,840
                                                      -----------    -----------    -----------
Income before income taxes........................      1,105,929        478,755      1,472,551
Provision for income taxes
  Current.........................................        193,000        145,000        108,000
  Deferred........................................        419,000        160,000        620,000
                                                      -----------    -----------    -----------
                                                          612,000        305,000        728,000
                                                      -----------    -----------    -----------
NET INCOME........................................    $   493,929    $   173,755    $   744,551
                                                      ===========    ===========    ===========
NET INCOME PER SHARE..............................    $      2.14    $       .75    $      3.22
                                                      ===========    ===========    ===========
Average shares outstanding........................        231,166        231,417        231,219
                                                      ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1997

                                                ADDITIONAL    RETAINED    OBLIGATION FOR
                                      COMMON    CONTRIBUTED   EARNINGS      REDEEMABLE
                                       STOCK      CAPITAL     (DEFICIT)    COMMON STOCK       TOTAL
                                      -------   -----------   ---------   --------------   ------------
Balance at January 1, 1995..........  $22,840   $  975,122    $(726,995)   $ (8,501,346)   $ (8,230,379)
Purchase of 22,820 shares of
  common stock......................   (2,282)    (980,256)          --              --        (982,538)
Issuance of 25,828 shares of
  common stock......................    2,583    1,091,932           --              --       1,094,515
Increase in value of redeemable
  common stock......................       --           --           --      (2,282,640)     (2,282,640)
Net earnings for the year...........       --           --      493,929              --         493,929
                                      -------   ----------    ---------    ------------    ------------
Balance at December 31, 1995........   23,141    1,086,798     (233,066)    (10,783,986)     (9,907,113)
Purchase of 15,111 shares of
  common stock......................   (1,511)    (898,013)          --              --        (899,524)
Issuance of 15,111 shares of
  common stock......................    1,511      898,013           --              --         899,524
Increase in value of redeemable
  common stock......................       --           --           --      (4,142,346)     (4,142,346)
Net earnings for the year...........       --           --      173,755              --         173,755
                                      -------   ----------    ---------    ------------    ------------
Balance at December 31, 1996........   23,141    1,086,798      (59,311)    (14,926,332)    (13,875,704)
Purchase of 12,314 shares of
  common stock......................   (1,231)    (795,038)          --              --        (796,269)
Issuance of 11,975 shares of
  common stock......................    1,197      773,142           --              --         774,339
Increase in value of redeemable
  common stock......................       --           --           --         (24,415)        (24,415)
Net earnings for the year...........       --           --      744,551              --         744,551
                                      -------   ----------    ---------    ------------    ------------
Balance at December 31, 1997........  $23,107   $1,064,902    $ 685,240    $(14,950,747)   $(13,177,498)
                                      =======   ==========    =========    ============    ============

           The accompanying notes are integral part of this statement

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings.........................................   $   493,929   $   173,755   $   744,551
  Adjustments to reconcile net earnings to net cash
     provided by operating activities
     Depreciation and amortization...................       567,858       493,741       611,737
     Net loss on disposal of fixed assets............        24,755        25,929         8,006
     Deferred income taxes...........................       419,000       160,000       620,000
     Deferred compensation and related interest......       710,202       913,696       600,581
     Payments on deferred compensation agreements....    (1,165,595)   (1,148,928)   (1,065,592)
     Changes in assets and liabilities
       Accounts receivable...........................      (836,937)      (58,714)   (2,292,484)
       Refundable income taxes.......................            --        (1,547)        1,547
       Prepaid expenses and other assets.............       (41,285)       47,870      (107,157)
       Accounts payable and accrued expenses.........     1,284,974       438,873     1,735,249
       Income taxes..................................       (86,745)      (56,818)       50,778
       Deferred revenue..............................        13,560       (95,249)      229,348
                                                        -----------   -----------   -----------
       Total adjustments.............................       889,787       718,853       392,013
                                                        -----------   -----------   -----------
       Net cash provided by operating activities.....     1,383,716       892,608     1,136,564
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures...............................      (613,152)     (447,064)     (727,116)
  Proceeds from sale of fixed assets.................         9,525        12,520         3,915
                                                        -----------   -----------   -----------
       Net cash used in investing activities.........      (603,627)     (434,544)     (723,201)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (payments) proceeds from borrowings............      (228,150)      464,947       476,913
  Payments on long-term debt.........................       (95,453)     (100,735)     (114,235)
  Common stock repurchased...........................      (982,538)     (899,524)     (796,269)
                                                        -----------   -----------   -----------
       Net cash used in financing activities.........    (1,306,141)     (535,312)     (433,591)
                                                        -----------   -----------   -----------
       Net decrease in cash..........................      (526,052)      (77,248)      (20,228)
Cash at beginning of year............................       663,912       137,860        60,612
                                                        -----------   -----------   -----------
Cash at end of year..................................   $   137,860   $    60,612   $    40,384
                                                        ===========   ===========   ===========
Supplemental disclosure of cash flow information
  Cash paid during the year for
     Interest........................................   $   218,910   $   271,339   $   146,121
     Income taxes, net of refunds....................       279,745       203,365        55,675
Supplemental schedule of non-cash investing and
  financing activities
  During 1997, the Company issued a note payable for
     $454,189 to satisfy a redeemable common stock
     obligation.
  During 1995, 1996, and 1997, the Company issued
     capital stock valued at $1,094,515, $899,524,
     and $774,339, respectively, to satisfy
     obligations under the accrued bonus liability,
     ESOP contribution, and stock purchase program.

        The accompanying notes are an integral part of these statements.

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996, AND 1997

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Industry

     David M. Griffith & Associates, Ltd. (the "Company") specializes in financial consulting services, primarily for state and local government agencies throughout the United States and Puerto Rico.

  Receivables

     The Company maintains its accounting records on a cash basis and are adjusted to the accrual basis for financial reporting purposes. Accordingly, receivables (billed and unbilled) that management considers collectible are recorded at the end of a reporting period, and prior period receivables which are believed by management to be uncollectible will be reflected as an adjustment to revenue.

  Unbilled Receivables and Deferred Revenue

     Revenue is recorded under the percentage-of-completion method, where revenue and cost are recorded as the work is performed. Cash received in excess of revenue earned, is recorded as deferred revenue.

     The fees collectible for certain work performed under contingent fee arrangements are not determinable until billed or received, and, therefore, the revenue is not recorded until ultimately billed or collected.

  Property and Equipment

     Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives, using both straight-line and accelerated methods.

  Earnings Per Share

     Earnings per share are calculated based upon the weighted average shares outstanding during the year.

  Income Taxes

     Deferred taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities based upon the currently enacted tax rates expected to be in effect when such differences reverse.

  Management's Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- NOTES PAYABLE TO BANK

     In May 1997, the Company entered into a thirteen month agreement for a revolving line of credit which provides for maximum borrowings of $4,000,000. The Company had borrowings of $1,388,710 at December 31, 1997. Under a similar agreement, there were borrowings of $539,944 at December 31, 1996. Interest on these agreements is payable monthly at the prime rate (8.5% at December 31, 1997) plus 1/4%.

     In April 1996, the Company entered into an agreement for an additional term loan covering capital expenditures up to $750,000 which bears interest at prime plus 1/4%. At December 31, 1996 the balance

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                       DECEMBER 31, 1995, 1996, AND 1997

NOTE B -- NOTES PAYABLE TO BANK -- (CONTINUED) outstanding was $296,853, due April 1998. Borrowing under the agreement is collateralized by a security agreement covering substantially all of the assets of the Company and the limited personal guaranty of the stockholder/board members of the Company. The deferred compensation balances are subordinated to these notes payable, and the Company is required to meet certain financial covenants based on tangible net worth and net earnings. All borrowings were repaid in 1997 and this agreement was terminated in January 1998.

     In May 1995, the Company entered into a two-year term loan which provides for maximum borrowings of $900,000. The Company had borrowed $75,000 at December 31, 1996, with interest at the prime rate plus 1/2%. All borrowings were repaid in 1997.

NOTE C -- LONG-TERM DEBT

     Long-term debt at December 31 consisted of:

                                                                  1996        1997
                                                                --------    --------
Installment note payable to former employee/stockholder with principal due in March 2001 and annual interest payments
  due at 8%.................................................    $     --    $454,189
Installment note payable to former employee/stockholder due
  in 56 monthly installments (36 payments of $10,417 and
  twenty payments of $10,000), including imputed interest at
  7%, with a final payment due on February 28, 1998.........     134,061      19,826
                                                                --------    --------
                                                                 134,061     474,015
     Less current maturities................................     114,235      19,826
                                                                --------    --------
                                                                $ 19,826    $454,189
                                                                ========    ========

NOTE D -- DEFERRED COMPENSATION

     Under previous employment agreements with certain officers and employees, the Company agreed to provide certain additional deferred compensation benefits, based upon a formula applied to the cumulative results of profit centers and activities assigned to the individuals.

     Amounts accrued are payable to the participant or the participant's beneficiary upon death or normal retirement (generally age 55). The amounts may be adjusted by action of the Board of Directors. Participant balances are payable with interest at 8% to 9.75% in monthly installments ranging from $4,500 to $30,725. Should an individual voluntarily or involuntarily retire early, the discounted amount is payable with interest. In the event of death, life insurance proceeds, if any, must be used to pay the obligation. Excess life insurance proceeds, if any, belong to the Company.

     Deferred compensation is to be paid out on the scheduled normal retirement dates of each participant through 2005. The future values of amounts due current employees have been discounted, based on the contract terms using an interest rate of 12%. During 1995, a deferred compensation agreement of a current employee was amended to provide for additional compensation, excluding interest, of approximately $201,000. This change is included in deferred compensation expense.

     The employment agreements include noncompete and other restrictive clauses and are subordinate to the Company's debt. Payments to be made under the retirement provisions are subject to certain restrictions in the Company's loan agreements.

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                       DECEMBER 31, 1995, 1996, AND 1997

NOTE D -- DEFERRED COMPENSATION -- (CONTINUED)
     The following is a schedule of the principal maturities of the deferred compensation payable under retirement provisions to former and current employees:

Years ending December 31,
  1998......................................................    $  763,073
  1999......................................................     1,104,993
  2000......................................................     1,447,436
  2001......................................................        83,386
  Thereafter................................................       124,558
                                                                ----------
                                                                $3,523,446
                                                                ==========

     On November 5, 1994, the Company adopted a Stock Appreciation Rights Plan for key executives of the Company and granted approximately 53,000 stock appreciation rights. No additional rights have been granted since that date. The Company had 46,900 stock appreciation rights outstanding as of December 31, 1997 to officers and employees of the Company at a price of $37.22 per share. The maximum value of the stock appreciation rights is limited by the agreement to approximately $1,746,000. The officers and employees vest in their stock appreciation rights over a five-year period and redemption begins in December 1999. The fair value of the stock appreciation rights at December 31, 1997, based on the fair value of the Company's stock ($64.70 at December 31, 1997), is approximately $1,289,000 and is recorded as deferred compensation expense over the vesting period. In the case of a "change in control" of the Company, as defined, the entire fair value of the stock appreciation rights (subject to a maximum of $1,746,000) would become fully vested and payable. The fair value of the rights, recorded as a liability at December 31, 1996 and 1997, is $557,298 and $773,287, respectively. Expense of $95,812, $461,487, and $215,989 was recognized for the years ended December 31, 1995, 1996, and 1997, respectively.

NOTE E -- EMPLOYEE BENEFIT PLANS

     In 1977, the David M. Griffith & Associates, Ltd. Money Purchase Pension Plan was established. Eligible employees are all full-time employees who have completed one year of service and have attained the age of 21. The plan as amended provides for an annual Company contribution of 3% of the eligible participants' annual compensation. During the years ended December 31, 1995, 1996, and 1997, amounts charged to operations for the plan were approximately $345,000, $343,000, and $448,000, respectively.

     Effective January 1, 1992, the Company adopted the David M. Griffith & Associates, Ltd. Employee Stock Ownership Plan ("ESOP") covering substantially all employees of the Company. The ESOP is a noncontributory plan designed to invest primarily in the common stock of the Company and to distribute retirement benefits (or benefits in the event of death or disability) in the form of such stock or cash. Stock distributions may be repurchased by the Company as provided for under certain plan provisions. The Company may make contributions to the ESOP in the form of cash or Company stock at the discretion of the Board of Directors. During the years ended December 31, 1995, 1996, and 1997, amounts charged to operations for the plan were approximately $690,000, $643,000, and $897,000, respectively.

     Effective July 1, 1994, the Company adopted a 401(k) plan for employees of the Company. Participants may contribute up to 9% of their eligible income. The Company contributes 20% of the first $3,000 contributed by the participant up to a maximum of $600. During the years ended December 31, 1995, 1996, and 1997, the amounts charged to operations were approximately $68,000, $76,000, and $84,000, respectively.

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                       DECEMBER 31, 1995, 1996, AND 1997

NOTE F -- STOCK PURCHASE PROGRAM

     The Company has a stock purchase program for the stockholders/officers of the Company. There were 4,409, 2,937, and 2,167 shares acquired by the stockholders/officers from former employees in 1995, 1996, and 1997, respectively. The Company has the right of first refusal to purchase shares that a stockholder/officer holds for sale under the terms of the stockholder agreement.

NOTE G -- REDEEMABLE COMMON STOCK

     The shares of common stock held by members of the ESOP are subject to repurchase upon termination of employment at fair market value as provided under the terms of the plan. Common stock owned by individual stockholders other than the ESOP is also subject to repurchase provisions under agreements with stockholders.

     The agreements provide that the purchase price is the value per share established by the ESOP's independent appraiser for the prior calendar year. The redemption of stock under agreements with shareholders is dependent upon a variety of factors including exercise, in certain circumstances, of "put" provisions. The Company generally has up to five years within which to make stock redemption payments.

     Based upon the most recent valuation dated June 5, 1997 of $64.70 per share, the repurchase obligation at December 31, 1997 would be $14,950,747 for all shares outstanding.

NOTE H -- EMPLOYMENT AND STOCK PURCHASE AGREEMENTS

     Under Employment and Share Purchase Agreements (the Repurchase Agreements) with all individual stockholders of the Company, dated November 1992, the Company (or the ESOP Plan, at the discretion of the Company) is required to redeem all outstanding shares of Company stock at retirement or death of the employee/stockholder. The shares are purchased in annual lots, as described in the agreement, based upon 4.5% to 7.5% of eligible ESOP wages (approximately $13,550,000 for 1997) and the fair value of the Company's stock at the previous year end as determined by an independent appraiser.

     At December 31, 1997, a total of 71,011 shares are in the process of repurchase from retired shareholders and have an estimated fair value, utilizing the most recent independent appraisal of $64.70 per share, of approximately $4,594,412.

     On December 11, 1997, a retired officer of the Company died. Under the terms of the Employment and Share Purchase Agreement, the Company must purchase and the successor-in-interest must sell 7,020 common shares in exchange for the Company's promissory note requiring payments of interest only at 8% per annum due on the third anniversary of the date of acquisition. A $454,189 principal payment is reflected in Long-Term-Debt in the accompanying financial statements to provide for the repurchase of shares executed in March 1998.

     On April 26, 1997, the Company entered into an employment and shareholder agreement with the president of the Company providing for maximum of $200,000 performance compensation based upon an increase in the market value of the Company, as defined, during the employment period and payable if earned through 2002. Upon consummation of the merger discussed in note M, it is expected that $200,000 will be paid and a new employment agreement will be entered into.

NOTE I -- PERFORMANCE BONUSES

     The Company awards its officers, discretionary bonuses based upon performance. On February 16, 1998, the Board of Directors, authorized the distribution of $370,000 in bonuses, which has been accrued at

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                       DECEMBER 31, 1995, 1996, AND 1997

NOTE I -- PERFORMANCE BONUSES -- (CONTINUED)
December 31, 1997. Discretionary bonuses charged to operations were $325,000, $152,426, and $1,065,500 for 1995, 1996, and 1997, respectively.

NOTE J -- INCOME TAXES

     The Company has permanent differences between financial reporting and tax amounts, resulting primarily from premiums paid on officers' life insurance and the nondeductible portion of meals and entertainment costs.

     The tax effect of these differences is as follows:

                                                               1995        1996        1997
                                                             --------    --------    --------
Taxes at the statutory rate of 34% (35% in 1995 and
  1996)..................................................    $387,075    $167,564    $500,650
State income taxes, net of federal income tax effect.....     100,500      24,895     103,770
Non-deductible meals and entertainment expenses..........      70,500      70,990      79,050
Non-deductible officers' life insurance..................      20,665      21,265      20,400
Other....................................................      33,260      20,286      24,130
                                                             --------    --------    --------
                                                             $612,000    $305,000    $728,000
                                                             ========    ========    ========

     The Company is permitted to maintain its income tax records on a cash basis. Accordingly, all accrual basis adjustments result in temporary differences. The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31 are as follows:

                                                                   1996           1997
                                                                -----------    -----------
Deferred tax liabilities
  Accounts receivable not recognized for tax purposes.......    $(4,255,904)   $(5,046,705)
  Prepaid expense...........................................        (16,460)       (55,935)
  Other.....................................................        (26,968)            --
                                                                -----------    -----------
                                                                 (4,299,332)    (5,102,640)
Deferred tax assets
  Deferred compensation.....................................      1,908,714      1,687,757
  Accrued payroll and related taxes.........................        705,906        729,568
  Accounts payable..........................................        194,980        260,030
  Accrued expenses..........................................        262,448        603,703
  Other.....................................................         54,461         28,759
                                                                -----------    -----------
                                                                  3,126,509      3,309,817
                                                                -----------    -----------
Net deferred tax liability..................................    $(1,172,823)   $(1,792,823)
                                                                ===========    ===========

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                       DECEMBER 31, 1995, 1996, AND 1997

NOTE K -- COMMITMENTS

     The Company leases various office facilities under operating leases. Several of the leases have renewal options. Rent expense, including taxes and operating expenses, for all operating leases for the years ended December 31, 1995, 1996, and 1997 was approximately $986,000, $1,039,000, and $1,273,000, respectively. The future minimum rental payments under noncancellable operating leases as of December 31, 1997 are approximately as follows:

Years ending December 31,
  1998......................................................    $1,249,000
  1999......................................................       989,000
  2000......................................................       605,000
  2001......................................................       189,000
  2002......................................................        55,000

     Certain leases are with stockholders of the Company. Lease payments to those stockholders, which are included in rent expense above, were approximately $99,000, $103,000, and $143,000 in 1995, 1996, and 1997, respectively.

NOTE L -- CONTINGENCIES

     During 1994, notification was received of a claim against the Company in the amount of $610,405. The claim alleges that a subsequent disallowance of costs previously reimbursed to a client was caused by the Company's errors. Management intends to defend against these allegations and believes the outcome will not materially affect the financial statements.

     In January 1997, a lawsuit was filed against a number of defendants, including the Company, by a purchaser of municipal bonds. The Company prepared two reports rendering an opinion on the anticipated debt service coverage of the Revenue Bonds for the first five years of operation of the sewer project by Superstition Mountain Community Facilities District No. 1 (the "District"). The District was unable to meet its debt service obligations and filed bankruptcy. The purchaser of the Revenue Bonds, Allstate Insurance Company, has sued a number of defendants, including the Company, for damages of $32,100,000, which is the face value of the Revenue Bonds, plus interest. The Company entered a motion to dismiss the lawsuit on March 23, 1998 and is awaiting a decision. The District has also filed a lawsuit against the Company seeking damages in excess of $50,000. No trial date has been set for either lawsuit. Under the circumstances, legal counsel is unable to express an opinion concerning the ultimate resolution of either case or the liability of the Company, if any, in connection therewith.

NOTE M -- SUBSEQUENT EVENT

     On November 4, 1997, the Company entered into a letter of intent with MAXIMUS to merge. A merger agreement was signed on March 9, 1998 and provides for the exchange of 5.198 shares of MAXIMUS common stock for each share of common stock outstanding, subject to approval by the shareholders of the Company.

                         APPENDIX A -- MERGER AGREEMENT

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                                 MAXIMUS, INC.,

                           MAXIMUS ACQUISITION CORP.,

                                      AND

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                      ------------------------------------

                           DATED AS OF MARCH 9, 1998

                      ------------------------------------

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
SECTION 1 -- THE MERGER............................................
 1.1   The Merger..................................................
 1.2   Effective Time..............................................
 1.3   Effects of the Merger.......................................
 1.4   Certificate of Incorporation and Bylaws.....................
 1.5   Directors and Officers......................................
 1.6   Conversion of Stock.........................................
 1.7   Closing of DMG Transfer Books...............................
 1.8   Dissenting Shares...........................................
 1.9   Issuance of Maximus Certificates............................
 1.10  No Fractional Shares........................................
 1.11  Escrow of Shares............................................

SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF DMG.................
 2.1   Organization and Qualification. ............................
 2.2   Capitalization. ............................................
 2.3   Authority to Execute and Perform Agreements.................
 2.4   Subsidiaries and Other Affiliates. .........................
 2.5   Charter and By-laws; Books and Records. ....................
 2.6   Financial Statements........................................
 2.7   Receivables.................................................
 2.8   Absence of Undisclosed Liabilities..........................
 2.9   No Material Adverse Change. ................................
 2.10  Tax Matters. ...............................................
 2.11  Compliance with Laws. ......................................
 2.12  Consents; No Breach. .......................................
 2.13  Actions and Proceedings. ...................................
 2.14  Contracts and Other Agreements. ............................
 2.15  Real Property; Leases. .....................................
 2.16  Tangible Property. .........................................
 2.17  Intellectual Property. .....................................
 2.18  Title to Assets; Liens. ....................................
 2.19  Customers. .................................................
 2.20  Employee Benefit Plans. ....................................
 2.21  Employee Relations..........................................
 2.22  Relationships with Affiliates...............................
 2.23  Insurance...................................................
 2.24  Banking Relationships. .....................................
 2.25  Brokerage...................................................
 2.26  Hazardous Materials.........................................
 2.27  Full Disclosure.............................................

SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF MAXIMUS.............
 3.1   Organization................................................
 3.2   Authority to Execute and Perform Agreement..................
 3.3   Capitalization..............................................
 3.4   SEC Reports.................................................
 3.5   Financial Statements........................................
 3.6   No Material Adverse Change. ................................
 3.7   Actions and Proceedings.....................................
 3.8   Insurance...................................................

                                                                     PAGE
                                                                     ----
 3.9   Employee Relations..........................................
 3.10  No Breach...................................................
 3.11  Brokerage...................................................
 3.12  Compliance with Laws. ......................................
 3.13  Intellectual Property. .....................................
 3.14  Tax Matters. ...............................................
 3.15  Full Disclosure.............................................

SECTION 4 -- COVENANTS AND AGREEMENTS..............................
 4.1   Conduct of DMG Business.....................................
 4.2   Conduct of Maximus Business.................................
 4.3   NYSE Listing................................................
 4.4   Post Closing Compensation Payments by Maximus...............
 4.5   Agreement not to Entertain other Offers.....................
       Best Efforts to Assist Maximus to Hire DMG Employees; Stock
 4.6   Options.....................................................
 4.7   Corporate Examinations and Investigations...................
 4.8   Expenses....................................................
 4.9   Authorization from Others...................................
 4.10  Consummation of Agreement...................................
 4.11  Further Assurances..........................................
 4.12  Securities Law Matters......................................
 4.13  Shareholder Meeting.........................................
 4.14  Public Announcements and Confidentiality....................
 4.15  Affiliate Letters...........................................
 4.16  Filings Under HSR Act.......................................
 4.17  Maximus SEC Filings.........................................
 4.18  Employee Benefit Seniority..................................
 4.19  Distribution of Plan Assets. ...............................

SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS
                  OF EACH PARTY TO CONSUMMATE THE MERGER...........
 5.1   Approvals...................................................
 5.2   HSR Act.....................................................
 5.3   Absence of Order............................................
 5.4   New York Stock Exchange Listing.............................
 5.5   Effectiveness of Registration Statement.....................
 5.6   Human Resources Agreement...................................

SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
                  MAXIMUS TO CONSUMMATE THE MERGER.................
 6.1   Representations, Warranties and Covenants...................
 6.2   Affiliate Letters...........................................
 6.3   Pooling of Interests........................................
 6.4   SEC Reporting...............................................
 6.5   Opinion of Counsel to DMG...................................
 6.6   Merger Documents............................................
 6.7   Employment Agreements.......................................
 6.8   Continuation of Employees...................................
 6.9   Amendment of Benefit Plans and Repurchase Obligations.......
 6.10  Dissenting Shares and Redemption Requests...................
 6.11  Escrow Agreement............................................
 6.12  Bank Accounts...............................................
 6.13  Certificates................................................

                                                                     PAGE
                                                                     ----
SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
DMG TO CONSUMMATE THE MERGER.......................................
 7.1   Representations, Warranties and Covenants...................
 7.2   Voting Agreement............................................
 7.3   Opinion of Counsel to Maximus...............................
 7.4   Certificates................................................

SECTION 8 -- TERMINATION, AMENDMENT AND WAIVER.....................
 8.1   Termination.................................................
 8.2   Effect of Termination.......................................

SECTION 9 -- INDEMNIFICATION.......................................
 9.1   Survival....................................................
 9.2   Obligation of the Stockholders to Indemnify.................
 9.3   Obligation of Maximus to Indemnify..........................
 9.4   Limitations on Indemnification..............................
 9.5   Notice and Defense of Claims................................

SECTION 10 -- MISCELLANEOUS........................................
10.1   Notices.....................................................
10.2   Amendment...................................................
10.3   Waiver......................................................
10.4   Entire Agreement............................................
10.5   Governing Law...............................................
10.6   Binding Effect; No Assignment...............................
10.7   Variations in Pronouns......................................
10.8   Counterparts................................................
10.9   Exhibits and Disclosure Schedules...........................

EXHIBITS (Attached hereto).........................................
A  Form of Escrow Agreement........................................
B  Form of Affiliate Letter........................................

DISCLOSURE SCHEDULES (Delivered concurrently; Not attached
  hereto)..........................................................
DMG Disclosure Schedule............................................
Maximus Disclosure Schedule........................................

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of March 9, 1998 (this "Agreement") is among MAXIMUS, Inc. ("Maximus"), a Virginia corporation, Maximus Acquisition Corp. ("MAC"), a Delaware corporation, and David M. Griffith & Associates, Ltd. ("DMG"), an Illinois corporation. The parties wish to effect the acquisition of DMG by Maximus through a merger of MAC into DMG on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of sec.368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                            SECTION 1 -- THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Illinois Business Corporation Act (the "IBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), MAC shall be merged with and into DMG (the "Merger"). The Merger shall occur at the Effective Time (as defined herein). Following the Merger, DMG shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of MAC shall cease.

     1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause Articles of Merger to be filed in accordance with Section 11.25 of the IBCA and a Certificate of Merger to be filed in accordance with Section 252 of the DGCL (the Certificates of Merger as appropriate for each state are referred to herein collectively as the "Merger Documents") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Documents are filed, as appropriate, with the Secretary of the State of Illinois in accordance with the IBCA and the Secretary of State with the State of Delaware in accordance with the DGCL or at such later time as is specified in such documents (the "Effective Time"). Immediately prior to the filing of the Merger Documents, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. Subject to satisfaction or waiver of each of the conditions specified in Sections 5, 6 and 7 hereof, the Closing shall take place within three business days after the last to occur of:

          (a) the day the Merger is approved by the shareholders of DMG pursuant to Section 4.13;

          (b) the date of expiration or termination of any waiting period or extension thereof applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

          (c) the effective date of the Registration Statement on Form S-4 to be filed by Maximus covering the Merger Consideration, as defined herein, pursuant to Section 4.12; or on such other date as the parties may agree, but not later than June 1, 1998. The date on which the Closing occurs is referred to herein as the "Closing Date".

     1.3 EFFECTS OF THE MERGER.  The Merger shall have the effects set forth in
Section 11.50 of the IBCA and Section 259 of the DGCL.

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of DMG, in each case as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time.

     1.5 DIRECTORS AND OFFICERS. The directors and officers of MAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, except that the President of DMG immediately prior to the Effective Time shall be a director and the President of the Surviving Corporation immediately after the Effective Time, each such officer and director to hold office in accordance with their respective terms.

     1.6 CONVERSION OF STOCK.

     (a) For purposes of this Agreement, "Merger Consideration" means 1,166,179 shares of common stock, no par value, of Maximus ("Maximus Common Stock") reduced by the number of shares of Maximus Common Stock which would be issued but for the terms of Section 11.65 of the IBCA in respect of Dissenting Shares (as defined in Section 1.8).

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Maximus or DMG:

          (i) All shares of Common Stock of DMG, $0.10 par value per share, (collectively, the "DMG Stock") outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.8), shall be converted into and become the right to receive, (subject to the payment of cash for fractional shares as provided in Section 1.10 and the escrow deposit required by Section 1.11) shares of Maximus Common Stock in accordance with Section 1.6(c).

          (ii) All shares of DMG Stock held at the Effective Time by DMG as treasury stock or by a subsidiary of DMG shall be canceled and no payment shall be made with respect thereto.

          (iii) All Dissenting Shares shall be dealt with in accordance with
     Section 1.8.

          (iv) All shares of Common Stock of MAC, $0.01 par value per share, outstanding immediately prior to the Effective Time, shall be converted into the right to receive the same number of shares of the Surviving Corporation.

     (c) The Merger Consideration shall be allocated among the holders of shares of DMG Stock outstanding immediately prior to the Effective Time by allocating to each such holder of DMG Stock outstanding at the Effective Time (other than the holders of Dissenting Shares) that number of shares of Maximus Common Stock determined by multiplying the number of shares of DMG Common Stock held by each such holder by the Conversion Factor (as defined below).

     (d) "Conversion Factor" means the quotient obtained by dividing (i) the number of shares of Maximus Common Stock comprising the Merger Consideration by
(ii) the number of shares of DMG Stock outstanding immediately prior to the Effective Time reduced by the number of shares of DMG Stock represented by the Dissenting Shares. As of the date of this Agreement, based on 224,339 outstanding shares of DMG Stock, the Conversion Factor is 5.198.

     1.7 CLOSING OF DMG TRANSFER BOOKS. At the Effective Time, the stock transfer books of DMG shall be closed and no transfer of DMG Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of DMG Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Maximus Common Stock.

     1.8 DISSENTING SHARES.

     (a) Shares of capital stock of DMG held by a shareholder who has properly exercised dissenters rights with respect thereto in accordance with Section
11.65 of the IBCA (collectively, the "Dissenting Shares") shall not be converted into shares of Maximus Common Stock. From and after the Effective Time, a shareholder who has properly exercised such dissenters rights shall no longer retain any rights of a shareholder of DMG or the Surviving Corporation, except those provided under the IBCA.

     (b) DMG shall give Maximus (i) prompt notice of any written demands under
Section 11.70 of the IBCA with respect to any shares of capital stock of DMG, any withdrawal of any such demands and any other instruments served pursuant to the IBCA and received by DMG and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 11.70 with respect to any shares of capital stock of DMG. DMG shall cooperate with Maximus concerning, and shall not, except with the prior written consent of Maximus, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

     1.9 ISSUANCE OF MAXIMUS CERTIFICATES. Maximus shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, DMG shall deliver to Maximus a list of all holders of DMG Stock immediately prior to the Effective Time (the "Stockholders"), setting forth each Stockholder's name, address and number of shares of DMG Stock held prior to the Effective Time and such other information as may be reasonably requested by the Exchange Agent, certified by the Chief Executive Officer of DMG (the "Stockholder List"). The Stockholder List shall indicate whether any Stockholder is in possession of any certificates representing DMG Stock. Any and all outstanding certificates representing DMG Stock shall be surrendered to the Exchange Agent. Upon receipt of the Stockholder List and any certificate held by a Stockholder, each Stockholder shall be entitled to receive (subject to the escrow deposit required by Section 1.11) a certificate representing that number of whole shares of Maximus Common Stock into which the shares of DMG Stock as set forth on the Stockholder List shall have been converted pursuant to the provisions of this Agreement. The shares of DMG Stock outstanding immediately prior to the Effective Time (and any certificates representing such shares) shall be deemed canceled as of the Effective Time. Maximus Common Stock into which DMG Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any Maximus Common Stock certificates are to be issued in a name other than that in which the DMG Stock was registered immediately prior to the Effective Time, it shall be a condition of such issuance that the person requesting such issuance shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Maximus Common Stock in a name other than that of the registered holder of the certificate or surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     1.10 NO FRACTIONAL SHARES. No certificates representing fractional shares of Maximus Common Stock shall be issued upon the surrender for exchange of DMG Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each Stockholder who would otherwise have been entitled to a fractional share of Maximus Common Stock, will receive from Maximus at Closing an amount in cash (without interest) determined by multiplying such fraction by $25.25. Maximus shall not be liable to any Stockholder for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

     1.11 ESCROW OF SHARES. At the Effective Time, Maximus shall deposit 5% of the Merger Consideration, rounded to the nearest whole share, with an escrow agent reasonably satisfactory to DMG to be held and disbursed by such agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached hereto as Exhibit A. Such shares shall be deducted on a pro rata basis from the shares of Maximus Common Stock otherwise due to the Stockholders (excluding the DMG Employee Stock Ownership Plan and the beneficiaries under the DMG Employee Stock Ownership Plan) hereunder.

               SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF DMG

     Except as set forth on the disclosure schedule (the "DMG Disclosure Schedule") delivered to Maximus on the date hereof, (regardless of whether the DMG Disclosure Schedule is referenced in any particular subsection of this
Section 2), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer (provided that disclosure thereon under any subsection number shall be disclosure for any section hereof), DMG represents and warrants to Maximus as set forth below:

     2.1 ORGANIZATION AND QUALIFICATION. DMG is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. DMG is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have a material adverse effect on DMG's business, all of which jurisdictions are identified in Section 2.1 of the DMG Disclosure Schedule.

     2.2 CAPITALIZATION.

     2.2.1 OUTSTANDING CAPITAL STOCK. DMG's authorized capital stock consists of 1,000,000 shares of Common Stock, $0.10 par value per share, of which 224,339 shares are issued and outstanding on the date hereof, (collectively, the "Shares"). The Shares are held of record by the persons named in Section 2.2 of the DMG Disclosure Schedule. The Shares are duly authorized, validly issued, fully paid, and nonassessable and have been issued in compliance with all charter documents of DMG and all applicable federal and state laws. No certificates representing shares of DMG Stock have been issued, except to the DMG Employee Stock Ownership Plan Trust (which certificates will be indicated on the Stockholder List). Except as set forth in this Section 2.2.1, no other capital stock of DMG is authorized or outstanding.

     2.2.2 OPTIONS OR OTHER RIGHTS.  Except as contemplated by this Agreement,
(i) other than pursuant to the Principal Executive Officer Stock Purchase Program and the Employee Stock Ownership Plan as described in the DMG Disclosure Schedule, no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of DMG issued by DMG is authorized or outstanding, (ii) there is no commitment or offer by DMG to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of DMG, (iii) DMG has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of DMG's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of DMG's capital stock to which DMG is a party.

     2.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Subject to the requirement to obtain approval of its Stockholders to consummate the Merger under the IBCA, DMG has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DMG. This Agreement and each agreement, document and instrument to which it is a party executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of DMG, as the case may be, enforceable in accordance with their terms.

     2.4 SUBSIDIARIES AND OTHER AFFILIATES. DMG does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, and is not a party to a partnership or joint venture with, any other person or entity.

     2.5 CHARTER AND BY-LAWS; BOOKS AND RECORDS. DMG has heretofore delivered or made available to Maximus true and complete copies of its Articles of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and By-laws as in effect on the date hereof, and corporate minute books. DMG is not in default in the performance, observation or fulfillment of either its charter or By-laws. The minute books of DMG contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders of DMG prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock books of DMG are true, complete and correct. The general ledgers and books of account of DMG to which Maximus and its representatives have been given access are correct and complete in all material respects and have been maintained in accordance with good business practice.

     2.6 FINANCIAL STATEMENTS. DMG has previously delivered to Maximus the (i) audited financial statements of DMG at and for the fiscal year ended December 31, 1996 (the "Audited Financial Statements") and (ii) the unaudited balance sheet of DMG and related statements of income and cash flow at and for the 9-month period ended September 30, 1997 (the "Current Financial Statements"). Prior to the Closing, DMG will deliver to Maximus the audited balance sheet of DMG and related statements of income and cash flow at and for the period ended on December 31, 1997 (the "Updated Financial Statements"). All of the foregoing are referred to collectively as the "DMG Financial Statements". The DMG Financial Statements have been (or, in the case of the Updated Financial Statements) will be prepared from and in accordance with the books and records of DMG, present (or will present) fairly the financial position and results of operation of DMG as of the date and for the period indicated, and have been (or will be) prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently with past practices; provided that the Current Financial Statements and the Updated Financial Statements are unaudited and do not contain footnotes required by GAAP and are subject to normal year-end adjustments, which are not, in the aggregate material.

     2.7 RECEIVABLES. Except to the extent that reserves have been established and specifically identified in the Current Financial Statements and the Updated Financial Statements, to the best knowledge of DMG, and except as set forth in the DMG Disclosure Schedule, all of the account receivables shown on the Current Financial Statements and the Updated Financial Statements are collectable in the ordinary course of business.

     2.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the DMG Disclosure Schedule or the Updated Financial Statements, as at September 30, 1997, DMG had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the September 30, 1997 balance sheet included in the Current Financial Statements that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the DMG Disclosure Schedule, DMG has no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the September 30, 1997 balance sheet included in the Current Financial Statements,
(ii) adequately reflected and reserved against in the balance sheet included in the Current Financial Statements, (iii) when delivered, adequately reflected and reserved against in the balance sheet included in the Updated Financial Statements, or (iv) incurred subsequent to the dates of such balance sheets in the ordinary course of business and not material in amount, either individually or in the aggregate. The DMG Disclosure Schedule sets forth the amount of each deferred compensation payment and stock appreciation payment due to employees of DMG after the Merger, as contemplated by Section 4.4.

     2.9 NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, there has not been:

          (i) any material adverse change in the assets, liabilities, condition (financial or otherwise), results of operation, business or prospects of DMG or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change;

          (ii) any material change in the method of operating the business of DMG, in the manner of keeping the books, accounts or records of DMG, or in any accounting method or practice of DMG;

          (iii) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of DMG, other than in the usual and ordinary course of business;

          (iv) any material transaction, commitment, contract or agreement entered into by DMG, or any relinquishment or abandonment by DMG of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract pertaining to DMG (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

          (v) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a material adverse effect on DMG or its business;

          (vi) except with respect to the issuance of a promissory note in the principal amount of $454,188.27 in connection with the repurchase of 7,019.9115 shares of Common Stock under the Employment and Share Purchase Agreement between DMG and Wes Masco, any new material obligation or liability of DMG for borrowed money;

          (vii) any acquisition by DMG (other than property or interests therein acquired in the ordinary course of its lending business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

          (viii) any redemption or other acquisition by DMG of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

          (ix) any loan or advance by DMG to any shareholder, officers, director or consultant, or any other loan or advance other than in the ordinary course of business; or

          (x) except as set forth in the DMG Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by DMG to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of DMG.

     2.10 TAX MATTERS.

     2.10.1 DMG is not and has not been a member of an affiliated group of corporations filing a consolidated federal income tax return. DMG has paid or caused to be paid or established appropriate reserves for all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, import duties, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, or other additions to such taxes and interest, fines and penalties thereon (hereinafter, "Taxes" or, individually, a "Tax") required to be paid by DMG through the date hereof whether disputed or not. The Tax reserves and the Tax provisions reflected on the balance sheet included in the Current Financial Statements are adequate and, when delivered, the balance sheet included in the Updated Financial Statements will be adequate, to cover any and all Tax liabilities of DMG in respect of its assets, properties, business and operations for periods ended on or prior to the date of such Updated Financial Statements. There is no Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith, asserted or, to the best knowledge of DMG, threatened in writing to be asserted against DMG by any taxing authority.

     2.10.2 DMG has in accordance with applicable law timely filed all material Tax reports or returns required to be filed by it through the date hereof and paid all taxes and other charges shown as due thereon. To the best knowledge of DMG, each of the Tax reports and returns filed by DMG correctly and accurately reflects the amount of its Tax liability for such period and other required information. Except with respect to the IRS audit of DMG being conducted for its 1995 and 1996 tax years the status of which are described on DMG Disclosure Schedule, there has not been any audit or other examination of any Tax return filed by DMG and no audit or other examination of any Tax return of DMG is in progress and DMG has not been notified in writing by any Tax authority that any such audit or other examination is contemplated or pending. No waiver or agreement by DMG is in force for the extension of time for the assessment or payment of any Tax. No claim has been made by an authority in a jurisdiction where DMG does not file reports or returns that DMG is or may be subject to taxation by that jurisdiction. There are no liens, encumbrances or other adverse claims ("Encumbrances") on any of the assets of DMG that arose in connection with any failure (or alleged failure) to pay any Taxes. DMG has no liability for the taxes of any other person under any provision of state, local or foreign law, as a transferee or successor, by contract, including any tax sharing agreement, or otherwise.

2.11 COMPLIANCE WITH LAWS.

     2.11.1 Except as set forth in the DMG Disclosure Schedule, none of DMG, its ERISA Affiliates or the Plans, each as defined in Section 2.20, are in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. None of DMG, its ERISA Affiliates or the Plans have received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

     2.11.2 DMG holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of DMG's business and the uses of its assets (collectively, "Permits") necessary to operate its business as presently conducted. Such Permits are in full force and effect and the validity and effectiveness of such Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit, no proceeding is pending or, to the best knowledge of DMG, threatened to revoke or limit any Permit, and DMG knows of no grounds for any such revocation or limitation.

     2.12 CONSENTS; NO BREACH. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by DMG are set forth in Section 2.12 of the DMG Disclosure Schedule, other than those which the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time and except with respect to customer contract change of control provisions. Subject to any prior approval requirements set forth in Section 2.12 of the DMG Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of DMG; (ii) except with respect to change of control provisions in customer contracts, violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which DMG is a party or to which DMG or any of its assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction (which violation would affect the validity of the transaction contemplated hereby or otherwise would materially adversely affect the business of the Surviving Corporation after the Effective Time) or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon DMG or its securities, properties, assets or business; (iv) violate any material Permit; (v) except with respect to change of control provisions in customer contracts, require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) result in the creation of any Encumbrance on the assets or properties of DMG; or (vii) give rise to any obligation to make any material payment.

     2.13 ACTIONS AND PROCEEDINGS. Except as set forth on the DMG Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving DMG or any of its securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of DMG, threatened against or involving DMG or any of its securities, assets or properties.

     2.14 CONTRACTS AND OTHER AGREEMENTS. Section 2.14 of the DMG Disclosure Schedule sets forth a correct and complete list all of the following currently effective contracts:

          (i) written contracts and other agreements with or for the benefit of any current or former officer, director, stockholder or employee of DMG involving more than $100,000, (provided in the case of a loan by DMG to any such person, the DMG Disclosure Schedule shall list all such loan arrangements, whether or not in writing, involving at least $10,000) and contracts and other agreements for the payment of fees or other consideration to any entity in which DMG has an interest;

          (ii) contracts and other agreements with any labor union or association representing any employee of DMG or otherwise providing for any form of collective bargaining;

          (iii) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate DMG to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (iv) contracts and other agreements for the sale of any of the assets or properties of DMG other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

          (v) partnership or joint venture agreements;

          (vi) contracts with agents or foreign representatives regarding the sales or marketing of DMG's services;

          (vii) contracts or other agreements under which DMG agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

          (viii) contracts, options, outstanding purchase orders and other agreements for the purchase of any material asset, tangible or intangible;

          (ix) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

          (x) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of DMG as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating DMG to issue or repurchase any DMG securities;

          (xi) contracts and other agreements containing covenants of DMG not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with DMG in any line of business;

          (xii) contracts and other agreements relating to the acquisition by DMG of any operating business or the capital stock of any other person or entity;

          (xiii) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

          (xiv) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability;

          (xv) any agreement or series of related agreements requiring aggregate payments by or to DMG of more than $100,000, provided in the case of customer contracts, DMG need only provide an example of each type of form of customer contract prepared by DMG;

          (xvi) contracts under which DMG will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

          (xvii) any other material contract or other agreement whether or not made in the ordinary course of business requiring aggregate payments by or to DMG of more than $100,000.

     There have been delivered or made available to Maximus true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 2.14 of the DMG Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon DMG, and to the best knowledge of DMG, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have a material adverse effect upon the business or financial condition of DMG (a "Material Adverse Effect"), DMG

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is not in default under any of such scheduled contracts, nor, to the best knowledge of DMG, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

     2.15 REAL PROPERTY; LEASES. DMG does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property except as set forth in Section 2.15 of the DMG Disclosure Schedule. Section 2.15 of the DMG Disclosure Schedule sets forth a correct and complete list of all leases of real property to which DMG is a party (collectively, the "Leases"). True and complete copies of the leases and all amendments, modifications and supplemental agreements thereto have been delivered by DMG to Maximus. The Leases are in full force and effect and to the best knowledge of DMG, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of DMG no party to any Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice would constitute, a breach or default thereunder other than defaults which would not, either singly or in the aggregate, have a Material Adverse Effect.

     2.16 TANGIBLE PROPERTY. DMG has good and marketable title to, free and clear of all Encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of DMG ("Tangible Property"). All such Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and to the best knowledge of DMG, DMG has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     2.17 INTELLECTUAL PROPERTY. DMG owns or is licensed to use, or otherwise has the unrestricted right to use all patents, trademarks, service marks, trade names, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes material to the conduct of its business as now conducted (collectively, the "Proprietary Rights"). A complete list of all such Proprietary Rights and all applications therefor is set forth in Section 2.17 of the DMG Disclosure Schedule. DMG does not have actual knowledge based on written notice of any claim by any third party that the business of DMG as currently conducted infringes upon the proprietary rights of others, nor has DMG received any notice or claim from any third party of such infringement, provided that DMG makes no representation with respect to its compliance with commercial software in-licenses to the extent that the use of such software by DMG's customers may be in violation of such in-licenses. DMG does not have actual knowledge of any infringement by any third party on, or any competing claim of right to use or own any of, DMG's Proprietary Rights. DMG has the right to use, free and clear of claims or rights of others, all customer lists and (subject to the rights of software licensors) third party computer software material to the conduct of its business.

     2.18 TITLE TO ASSETS; LIENS. DMG owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the balance sheet included in the Current Financial Statements (and, when delivered, the balance sheet included in the Updated Financial Statements), free and clear of any Encumbrance, except for (i) assets and properties disposed of in the ordinary course of business, (ii) Encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable,
(iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings, or (iv) Encumbrances reflected on the balance sheet included in the Current Financial Statements and, when delivered, the balance sheet included in the Updated Financial Statements.

     2.19 CUSTOMERS. Section 2.19 of the DMG Disclosure Schedule sets forth the names and addresses of all parties that are current customers of DMG under contracts providing total revenue of $100,000 or more (exclusive of extensions which are not guaranteed) and DMG has provided or made available to Maximus with correct and complete copies or descriptions of all current agreements with customers. The relationships of DMG with its current customers are good commercial working relationships. Except at the request of DMG, no customer of DMG under a current contract providing total revenue of $100,000 or more (exclusive of extensions which are not guaranteed) has notified DMG of any material breach by DMG under such contract nor has any such customer notified DMG of its intention to cancel, terminate or decline to extend such contract.

     2.20 EMPLOYEE BENEFIT PLANS. Section 2.20 of the DMG Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which DMG is the "Plan Sponsor" within the meaning of
Section 3(16)(B) of ERISA, or in which DMG participates (the "Plans"). DMG has never maintained or contributed to any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and DMG has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan which is intended to be qualified under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all applicable statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code. To the knowledge of DMG, nothing has been done or omitted to be done with respect to any Plan which is intended to comply with Section 401(a) of the Code that would adversely affect the qualified status of such Plan or result in any material liability on the part of DMG including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than an operational violation that could be corrected through the Internal Revenue Service's Administrative Policy Regarding Self-Correction). All material reports, returns, notices and documents required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed. No "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Plan subject to Title IV of ERISA, and no event has occurred requiring notices to be provided under Section 4063(a) of ERISA. Except as set forth on the DMG Disclosure Schedule, all contributions required by law or the terms of any Plan have been made. With respect to all Plans subject to Title IV of ERISA, such Plans have no unfunded benefit liabilities and all premium payments to the Pension Benefit Guaranty Corporation with respect to such Plans have been made. Except as set forth on the DMG Disclosure Schedule, all contributions to such Plans subject to
Section 412 of the Code required to be made under the minimum funding requirements of Section 412 of the Code have been made or accrued. Except as set forth on the DMG Disclosure Schedule, all claims for welfare benefits incurred by employees of DMG on or before the Closing are or will be fully covered by third-party insurance policies or programs. None of the Plans is a defined benefit pension plan that is subject to Title IV of ERISA, nor has DMG ever maintained such a plan. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Plan providing group health expense reimbursements benefits after termination of employment. Complete copies of the following documents with respect to each Plan (as applicable) have been delivered to Maximus: (i) each relevant Plan document and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. For purposes of this Section 2.20, references to DMG include DMG and its ERISA Affiliates. An "ERISA Affiliate" of DMG means any trade or business (whether or not incorporated) that together with DMG would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(m) of the Code at any time within the five-year period ending on the Closing Date.

     2.21 EMPLOYEE RELATIONS. DMG has approximately 328 full-time equivalent employees and generally enjoys good employer-employee relations. None of DMG's employees are represented by any labor union. DMG is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither Maximus nor DMG will by reason of the Merger or anything done prior to the Closing be liable to any DMG employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with DMG's normal policies) in the event any such employees are terminated. Correct and complete information as to all current directors, officers, employees or consultants of DMG including, in each case, name, current job title and annual rate of compensation has been provided by DMG to Maximus.

     2.22 RELATIONSHIPS WITH AFFILIATES. Except as set forth in Section 2.22 of the Disclosure Schedule, no officer or director of DMG has directly or indirectly any interest in, (i) any property or assets of DMG (except as a shareholder of DMG), (ii) any competitor or customer of DMG, (iii) any supplier or lender to DMG, or (iv) any party to any material contract or agreement with DMG.

     2.23 INSURANCE. Section 2.23 of the DMG Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of DMG specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by DMG, are in conformity with the requirements of all leases or other agreements to which DMG is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and DMG is not in default with respect to any provision contained in any such policy or binder nor has DMG failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. DMG has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by DMG to Maximus.

     2.24 BANKING RELATIONSHIPS. Section 2.24 of the DMG Disclosure Schedulesets forth (i) a correct and complete list of each bank, or similar financial institution in which DMG maintains an account or safety deposit box (other than petty cash bank accounts which contain less than $2,500 individually or $100,000 in the aggregate), including the name, number and location of each such account or safety deposit box, the name of each person authorized to draw on such account or have access to such safety deposit box, and the nature and scope of such authority and (ii) a description of all loan agreements, lines of credit, and other credit facilities maintained by DMG with banks or similar financial institutions.

     2.25 BROKERAGE. Other than the $250,000 brokerage fee payable by DMG to Duff & Phelps, no broker, finder, agent or similar intermediary has acted on behalf of DMG in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by DMG.

     2.26 HAZARDOUS MATERIALS. DMG has not generated, used or handled any Hazardous Materials (as defined below), nor has DMG treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by DMG or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. To the knowledge of DMG, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by DMG at any time or at any site in which DMG presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. DMG does not presently operate or lease nor has it operated or leased any site on which, underground storage tanks are or were located and which tanks are the responsibility of DMG to operate. To the knowledge of DMG, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by DMG or in which DMG holds any mortgage, lien, or similar interest. For purposes of this Section 2.26, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, but excludes ordinary and customary materials in quantities reasonably required to be used by DMG in the ordinary course of DMG's business.

     2.27 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of DMG in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of DMG made in this Agreement or in any Exhibit or the Disclosure Schedule hereto or in any document, statement or certificate furnished to Maximus pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

             SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF MAXIMUS

     Except as set forth on the disclosure schedule delivered to DMG on the date hereof (the "Maximus Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Maximus hereby makes the following representations and warranties:

     3.1 ORGANIZATION. Each of Maximus and MAC is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

     3.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Each of Maximus and MAC has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Maximus and MAC, as necessary, which is the only required corporate action on the part of Maximus. The Merger has also been authorized by Maximus, as the sole stockholder of MAC. This Agreement has been duly executed and delivered by each of Maximus and MAC and constitutes a valid and binding obligation of Maximus and MAC, enforceable in accordance with its terms, except as such enforceability may be limited by the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights. MAC was incorporated on January 16, 1998 and has not conducted any business other than that necessary to consummate this transaction.

     3.3 CAPITALIZATION. Maximus is authorized to issue 30,000,000 shares of Maximus Common Stock, of which 14,790,970 shares were issued and outstanding as of December 15, 1997. As of September 30, 1997, except for an aggregate of 1,600,000 shares of Maximus Common Stock reserved for issuance under various stock option and stock purchase plans of Maximus, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Maximus any shares of the capital stock or any other security of Maximus and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. All issued and outstanding shares of Maximus Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

     3.4 SEC REPORTS. Maximus has previously delivered to DMG all of the following materials related to Maximus (i) its Registration Statement on Form S-1, as filed with the Securities Exchange Commission ("SEC"), (ii) its Annual Report on Form 10-K for its fiscal year ended September 30, 1997 (the "Maximus 10-K"), as filed with the SEC, (iii) the proxy statement relating to Maximus's annual meeting of shareholders held on February 16, 1998 and (iv) all other periodic and current reports filed by Maximus with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") since becoming registered under the Exchange Act. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Maximus has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since becoming registered under the Exchange Act.

     3.5 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Maximus 10-K and in Maximus's quarterly report on Form 10-Q for the quarter ended December 31, 1997 (the "Max-imus 10-Q") have been prepared from, and are in accordance with, the books and records of Maximus and present fairly, in all material respects, the consolidated financial condition and results of operations of Maximus and its subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and subject (in the case of the unaudited financial statements included in the Maximus 10-Q) to normal year-end adjustments, which are not, in the aggregate, material.

     3.6 NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, there has not been:

          (i) any material adverse change in the assets, liabilities, condition (financial or otherwise), results of operation, business or prospects of Maximus or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change;

          (ii) any material change in the method of operating the business of Maximus, in the manner of keeping the books, accounts or records of Maximus, or in any accounting method or practice of Maximus;

          (iii) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of Maximus, other than in the usual and ordinary course of business;

          (iv) except as disclosed in the Maximus Disclosure Schedule, any material transaction, commitment, contract or agreement entered into by Maximus, or any relinquishment or abandonment by Maximus of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract pertaining to Maximus (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

          (v) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a material adverse effect on Maximus or its business;

          (vi) any new material obligation or liability of Maximus for borrowed money;

          (vii) except as disclosed in the Maximus Disclosure Schedule, any acquisition by Maximus of all or substantially all of the assets, properties, capital stock or business of any other person or entity;

          (viii) except as disclosed in the Maximus 10-K, any redemption or other acquisition by Maximus of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

          (ix) any loan or advance by Maximus to any shareholder, officers, director or consultant, or any other loan or advance other than in the ordinary course of business; or

          (x) except as set forth in the Maximus Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by Maximus to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of Maximus.

     3.7 ACTIONS AND PROCEEDINGS. Except as set forth in the Maximus 10-K or the Maximus 10-Q, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Maximus, threatened against Maximus or any other corporation or legal entity of which Maximus owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the business of Maximus. To the best knowledge of Maximus, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the business of Maximus.

     3.8 INSURANCE. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Maximus are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Maximus, are in conformity with the requirements of all leases or other agreements to which Maximus is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and Maximus is not in default with respect to any provision contained in any such policy or binder nor has Maximus failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Maximus has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder.

     3.9 EMPLOYEE RELATIONS. Maximus has approximately 2,000 full-time equivalent employees and generally enjoys good employer-employee relations. None of Maximus' employees are represented by any labor union. Maximus is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants.

     3.10 NO BREACH. The execution, delivery and performance of this Agreement by Maximus and MAC and the Escrow Agreement by Maximus and consummation by such parties of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Maximus or the Certificate of Incorporation or Bylaws of MAC; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Maximus or MAC is party or to which either of them or any of their assets or properties is bound or subject; (iii) assuming the filings described below are made in a timely manner, and appropriate clearances are obtained from regulatory authorities relating to such filings, violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Maximus or MAC or by which any of their assets or properties is bound; (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any Encumbrance on the assets or properties of Maximus, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the business of Maximus or on the ability of Maximus to consummate the transactions contemplated hereby, and from the foregoing clause (iv) the following: (a) the filing of a premerger notification form pursuant to the HSR Act (b) the filing of the Merger Documents with the Secretary of State of Illinois and with the Secretary of State of Delaware (c) filings with various state blue sky authorities, (d) the filing with the New York Stock Exchange of an application for listing of the shares of Maximus Common Stock to be issued in the Merger and (e) the filing with the SEC of a registration statement on Form S-4 to register the shares of Maximus Common Stock to be issued in the Merger.

     3.11 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of Maximus in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by Maximus.

     3.12 COMPLIANCE WITH LAWS. Maximus is not in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. Maximus has not received notice of, and there has not been any citation, fine or penalty imposed or asserted against any it for, any such violation or alleged violation that has not been favorably and fully resolved.

     3.13 INTELLECTUAL PROPERTY. Maximus owns or is licensed to use, or otherwise has the unrestricted right to use all patents, trademarks, service marks, trade names, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes material to the conduct of its business as now conducted (collectively, the "Proprietary Rights"). Maximus does not have actual knowledge based on written notice of any claim by any third party that the business of Maximus as currently conducted infringes upon the proprietary rights of others, nor has Maximus received any notice or claim from any third party of such infringement. Maximus does not have actual knowledge of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Maximus has the right to use, free and clear of claims or rights of others, all customer lists and third party computer software material to the conduct of its business.

     3.14 TAX MATTERS.

     3.14.1 Maximus is not and has not been a member of an affiliated group of corporations filing a consolidated federal income tax return. Maximus has paid or caused to be paid or established appropriate reserves for all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, import duties, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, or other additions to such taxes and interest, fines and penalties thereon (hereinafter, "Taxes" or, individually, a "Tax") required to be paid by Maximus through the date hereof whether disputed or not. The Tax reserves and the Tax provisions reflected on the balance sheets included in the Maximus 10-K and the Maximus 10-Q are adequate to cover any and all Tax liabilities of Maximus in respect of its assets, properties, business and operations for periods ended on or prior to the date of such financial statements. There is no Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith, asserted or, to the best knowledge of Maximus, threatened in writing to be asserted against Maximus by any taxing authority.

     3.14.2 Maximus has in accordance with applicable law timely filed all material Tax reports or returns required to be filed by it through the date hereof and paid all taxes and other charges shown as due thereon. To the best knowledge of Maximus, each of the Tax reports and returns filed by Maximus correctly and accurately reflects the amount of its Tax liability for such period and other required information. There has not been any audit or other examination of any Tax return filed by Maximus and no audit or other examination of any Tax return of Maximus is in progress and Maximus has not been notified in writing by any Tax authority that any such audit or other examination is contemplated or pending. No waiver or agreement by Maximus is in force for the extension of time for the assessment or payment of any Tax. No claim has been made by an authority in a jurisdiction where Maximus does not file reports or returns that Maximus is or may be subject to taxation by that jurisdiction. There are no liens, encumbrances or other adverse claims ("Encumbrances") on any of the assets of Maximus that arose in connection with any failure (or alleged failure) to pay any Taxes. Maximus has no liability for the taxes of any other person under any provision of state, local or foreign law, as a transferee or successor, by contract, including any tax sharing agreement, or otherwise.

     3.15 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of Maximus in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of Maximus made in this Agreement or in any Exhibit or the Maximus Disclosure Schedule hereto or in any document, statement or certificate furnished to DMG pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

                     SECTION 4 -- COVENANTS AND AGREEMENTS

     The parties covenant and agree as follows:

     4.1 CONDUCT OF DMG BUSINESS. Except with the prior written consent of Maximus and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, DMG shall observe the following covenants:

     (a) AFFIRMATIVE COVENANTS PENDING CLOSING.  DMG will:

          (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

          (ii) Insurance. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

          (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill, and maintain all physical properties in good operating condition;

          (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect the Proprietary Rights; and

          (v) Ordinary Course of Business. Operate their businesses diligently and solely in the ordinary course.

(b) NEGATIVE COVENANTS PENDING CLOSING.  DMG will not:

          (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any Encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or permitted under Section 2.18;

          (ii) Liabilities. Without the consent of Maximus, (A) incur any obligation or liability other than in the ordinary course of DMG's business, (B) incur any indebtedness for borrowed money or enter into any contracts or commitments involving payments by DMG of $50,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

          (iii) Compensation. Without the consent of Maximus, (A) change the compensation or fringe benefits of any officer, director or employee, except for ordinary promotions and annual increases of up to 5.5% for employees (other than officers) in accordance with past practices and except for bonuses to officers for an aggregate of $375,000, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of DMG other than changes in compensation permitted by clause (A) hereof or as required by law to maintain the tax-qualified status of any Plan or as otherwise required by law;

          (iv) Capital Stock. (A) Grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock or (C) issue any shares of its capital stock, except upon the exercise of options outstanding on the date hereof or as contemplated by the DMG Disclosure Schedule;

          (v) Charter and Bylaws.  Amend the charter or Bylaws of DMG;

          (vi) Acquisitions. Make any material acquisition of property other than in the ordinary course of DMG's business; or

          (vii) Material Agreements. Without the consent of Maximus, enter into or modify any material agreement with any other person or entity, (other than agreements between DMG and its customers in the ordinary course of its business involving payments of less than $250,000).

     4.2 CONDUCT OF MAXIMUS BUSINESS. Except with the prior written consent of DMG and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Maximus and MAC shall observe the following covenants:

     (a) AFFIRMATIVE COVENANTS PENDING CLOSING.  MAC and Maximus will:

          (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

          (ii) Insurance. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

          (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill, and maintain all physical properties in good operating condition;

          (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect the Proprietary Rights; and

          (v) Ordinary Course of Business. Operate their businesses diligently and solely in the ordinary course.

     (b) NEGATIVE COVENANTS PENDING CLOSING.  Maximus will not:

          (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any Encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or of the type permitted under
     Section 2.18 and disclosed in the Maximus 10-K;

          (ii) Liabilities. Except as disclosed to DMG herein, incur any obligation or liability other than in the ordinary course of Maximus' business;

          (iii) Compensation. (A) Change the compensation or fringe benefits of any officer, director or employee, except for ordinary promotions and annual increases of up to 5.5% for employees in accordance with past practices, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of Maximus other than changes in compensation permitted by clause (A) hereof or as required by law to maintain the tax-qualified status of any Plan or as otherwise required by law; or

          (iv) Charter and Bylaws.  Amend the charter or Bylaws of Maximus.

     4.3 NYSE LISTING. Maximus shall take such actions as may be necessary to list the shares of Maximus Common Stock to be issued hereunder on the New York Stock Exchange.

     4.4 POST CLOSING COMPENSATION PAYMENTS BY MAXIMUS. Within five days of the Closing Date, Maximus shall pay, in cash, all of DMG's liabilities under deferred compensation and stock appreciation rights agreements as set forth in
Section 2.8 of the DMG Disclosure Schedule.

     4.5 AGREEMENT NOT TO ENTERTAIN OTHER OFFERS.

     (a) In consideration of the efforts and expenses undertaken by Maximus in conducting its investigation of the business of DMG and other valuable consideration, the receipt and adequacy of which are acknowledged, until the Closing Date or until this Agreement is otherwise terminated pursuant to Article 8, DMG shall not (i) directly or indirectly, solicit any proposal relating to the acquisition by another party of all or any portion of the capital stock of DMG or the assets of the business of DMG; (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised in writing by independent legal counsel, directly or indirectly, engage in any discussions or negotiations with any other party regarding any such acquisition, or otherwise encourage or facilitate any efforts by any other party to engage in such an acquisition; or (iii) sell, transfer or dispose of all or any portion of the capital stock of DMG or the assets of the business of DMG.

     (b) DMG and its representatives shall disclose to Maximus the identity of any party that contacts or has contacted DMG with regard to a possible acquisition of all or any portion of the capital stock of DMG or the assets of the business of DMG and of the nature of such contact.

     (c) In the event of any breach of the provisions of Section 4.5, unless the transactions contemplated hereby are consummated upon the terms described in this Agreement, the Agreement shall terminate on the option of Maximus and Maximus's exclusive remedy shall be the payment by DMG to Maximus of a cancellation fee of $100,000.00 plus an amount equal to all reasonable out-of-pocket expenses of Maximus incurred in connection with the transaction contemplated hereby, including without limitation reasonable attorneys' fees, accountants' fees, appraiser's fees and other similar expenses.

     4.6 BEST EFFORTS TO ASSIST MAXIMUS TO HIRE DMG EMPLOYEES; STOCK
OPTIONS. During the period until the Closing Date or termination of this Agreement, DMG will use its best reasonable efforts to retain all current DMG employees and will use its reasonable best efforts to: (i) assist Maximus in its efforts to recruit and hire as employees of Maximus, effective at the Closing, any or all such current DMG employees; and (ii) arrange for an orderly transfer of current DMG employees from DMG to Maximus effective at the Closing. Maximus acknowledges that DMG employees will receive stock options in Maximus at levels consistent with grants to Maximus employees.

     4.7 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, each of Maximus and DMG shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the other as Maximus or DMG, as the case may be, shall reasonably request in connection with such party's investigation of the other with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and the party being investigated shall cooperate fully therein. No investigation by a party shall diminish or obviate any of the representations, warranties, covenants or agreements of any other party contained in this Agreement, provided that any party having actual knowledge prior to the date hereof of an inaccuracy in a representation or warranty of another party must have given notice thereof to such other party prior to the date hereof to be entitled to make any recovery hereunder for breach of such representation or warranty. For the purposes of this Agreement, actual knowledge shall mean the conscious knowledge of the executive officers of a party who have given substantive attention to this transaction. In order that each of Maximus and DMG may have full opportunity to make such investigation, the party being investigated shall furnish the representatives of the other during such period with all such information and copies of such documents concerning the affairs of the party being investigated as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

     4.8 EXPENSES.

     (a) Subject to Section 4.5, if the Merger is not consummated, each of DMG and Maximus shall bear its respective expenses incurred in connection with this Agreement and the transactions contemplated hereby provided, however, that if Maximus terminates this Agreement without the non-occurrence of a valid closing condition, Maximus shall make a payment of $500,000 to DMG. DMG represents and warrants that such fees and expenses of its legal counsel, financial advisors and accountants will be as set forth on the DMG Disclosure Schedule. If the Merger is consummated, the Surviving Corporation, but not the Stockholders, shall be liable for all unpaid expenses of DMG and MAC.

     (b) Whether or not the Merger is consummated, each Stockholder shall bear its own expenses for separate legal counsel or other advice incurred in connection with this Agreement and the transactions contemplated hereby.

     4.9 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement, including without limitation all consents required from third parties who have contractual relationships with DMG.

     4.10 CONSUMMATION OF AGREEMENT. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

     4.11 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     4.12 SECURITIES LAW MATTERS. Maximus shall prepare and file with the SEC a Registration Statement on Form S-4 (or any other such form required by the SEC) (the "Registration Statement") covering the shares of Maximus Common Stock comprising the Merger Consideration as soon as practicable following the date hereof and will use all reasonable efforts to have such Registration Statement filed within 45 days after the date hereof and declared and maintained effective, as soon as practicable following such filing. DMG will cooperate with Maximus in such preparation and, after such Registration Statement is effective, shall facilitate the distribution of the proxy statement and prospectus (the "Proxy Statement") contained in the Registration Statement to the Stockholders. Prior to the Effective Time, Maximus shall use all reasonable efforts to qualify the shares of Maximus Common Stock to be issued in the Merger under the securities or "blue sky" laws of every state necessary to offer and issue the Merger Consideration to the Stockholders at the Closing, except any such state with respect to which counsel for Maximus has determined that such qualification is not required under the securities or "blue sky" laws of such state, and except that in no event shall Maximus be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

     4.13 SHAREHOLDER MEETING. DMG, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and by laws:

          (i) at the annual meeting of stockholders of DMG, currently scheduled for April 24, 1998, and at any adjournment thereof, submit to the stockholders a proposal to consider and act on this Agreement to obtain such approval required under the IBCA for the consummation of the transactions contemplated hereby;

          (ii) subject to the duties of the Board of Directors under applicable law as advised in writing by independent legal counsel, include in the Proxy Statement to be delivered to the Stockholders of DMG soliciting their approval of this Agreement and the transactions contemplated hereby the recommendation of its Board of Directors that the Stockholders vote in favor of the adoption of this Agreement; and

          (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement, (B) to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the effectiveness of the Registration Statement, and
     (C) to obtain the necessary approvals by its shareholders of this Agreement, the Merger and the transactions contemplated hereby.

     4.14 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Maximus and DMG, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. DMG shall also keep confidential and shall not use in any manner any information or documents obtained from Maximus or its representatives concerning Maximus's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed by DMG independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates prior to the Closing, Maximus shall also keep confidential and shall not use in any manner any information or documents obtained from DMG or their representatives unless readily ascertainable from public information, already known or subsequently developed by Maximus independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates prior to the Closing all copies of any documents obtained from another party or its representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder. The obligations set forth in the previous three sentences of this Section 4.14 shall survive termination of this Agreement.

     4.15 AFFILIATE LETTERS. Prior to the Closing Date, DMG shall identify to Maximus all persons who, at the time of the vote of DMG's shareholders on the Merger, DMG believes may be "affiliates" of DMG within the meaning of Rule 145 under the Securities Act. DMG shall use all reasonable efforts to provide Maximus with such information as Maximus shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of DMG. DMG shall use all reasonable efforts to deliver to Maximus prior to the Closing Date a letter from each of the affiliates specified by Maximus in substantially the form attached hereto as Exhibit B (an "Affiliate Letter") and each Stockholder who is identified as an affiliate by DMG and Maximus has delivered, or agrees to deliver to Maximus prior to the Closing Date, an Affiliate Letter. To the extent any Stockholder is so identified as an affiliate, such Stockholder agrees to deliver an Affiliate Letter at or prior to the Closing Date.

     4.16 FILINGS UNDER HSR ACT. As soon as practicable, each of Maximus and DMG shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act, which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of DMG and Maximus shall cooperate fully with the other in connection with the preparation of such filings and shall use best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the Merger under the HSR Act. Any and all filing fees required to be paid in connection with the premerger notification pursuant to the HSR Act shall be borne and paid by Maximus.

     4.17 MAXIMUS SEC FILINGS. Until the Closing Date, Maximus shall furnish DMG with a copy of each periodic or current report filed by Maximus under the Exchange Act promptly after filing the same. All filings made by Maximus after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.18 EMPLOYEE BENEFIT SENIORITY. In the event that the DMG 401(k) Plan is not maintained, any current or former employee of DMG who accepts employment with the Surviving Corporation or Maximus (a "Transferring Employee") shall be eligible to participate in a 401(k) plan sponsored by Maximus or a related employer (as Maximus shall select), in accordance with the terms of such plan, provided that Maximus shall ensure that each Transferring Employee receives credit for the years of service of such Transferring Employee with DMG for purposes of determining years of eligibility and vesting under such 401(k) plan. Such Transferring Employees shall also receive credit for years of service with DMG for purposes of determining years of eligibility and vesting under the other plans and programs offered by Maximus or the Surviving Corporation.

     4.19 DISTRIBUTION OF PLAN ASSETS. As soon as reasonably practicable after the Effective Time, Maximus and/or the Surviving Corporation shall terminate and distribute the assets of the DMG Employee Stock Purchase Plan and the DMG Money Purchase Pension Plan to the participants and beneficiaries of such plans in compliance with the Code and ERISA.

              SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

     5.1 APPROVALS. All required approvals of the Stockholders of DMG and all consents and approvals referred to in Sections 2.12 and 3.10 of this Agreement, other than those which, the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the surviving corporation after the Effective Time and except with respect to customer contract change in control provisions, shall have been obtained; provided, however, that if Maximus waives the obtaining of any consent from a contracting party set forth in Sections 2.12 or 3.10 of the DMG Disclosure Schedule, such consent shall not be a condition to DMG's obligation to consummate the Merger.

     5.2 HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or terminated.

     5.3 ABSENCE OF ORDER. No restraining order or injunction of any court which prevents consummation of the Merger shall be in effect.

     5.4 NEW YORK STOCK EXCHANGE LISTING. The shares of Maximus Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange.

     5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and there shall not be any stop order in effect with respect to the Registration Statement.

     5.6 HUMAN RESOURCES AGREEMENT. DMG and Maximus shall have executed a mutually agreeable side agreement regarding the level of employee benefits to be provided to employees of the Surviving Corporation.

             SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        MAXIMUS TO CONSUMMATE THE MERGER

     The obligation of Maximus to consummate the Merger is subject to the satisfaction or waiver by Maximus, at or before the Effective Time, of the following conditions:

     6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of DMG contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement, the DMG Disclosure Schedule). DMG shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time. DMG shall have delivered to Maximus a certificate, dated the Closing Date, to the foregoing effect, as applicable.

     6.2 AFFILIATE LETTERS. Maximus shall have received the Affiliate Letters referred to in Section 4.15.

     6.3 POOLING OF INTERESTS. Maximus shall have received a letter from Maximus' accountants, Ernst & Young and a copy of a letter from DMG's accountants, Grant Thornton, to DMG in each case expressing such accounting firm's concurrence in Maximus management's assessment as to the appropriateness of the treatment of the transactions contemplated herein under the pooling of interests for accounting method.

     6.4 SEC REPORTING. Ernst & Young shall have confirmed, to Maximus' satisfaction, that DMG historical financial records are adequate to permit Maximus to fulfill its SEC financial reporting obligations in connection with Maximus' future registered financings without unreasonable effort or expense.

     6.5 OPINION OF COUNSEL TO DMG. Maximus shall have received an opinion of Baker & McKenzie, counsel to DMG, dated the Closing Date and in form and substance reasonably acceptable to Maximus.

     6.6 MERGER DOCUMENTS. DMG shall have executed and delivered the Merger Documents referred to in Section 1.2.

     6.7 EMPLOYMENT AGREEMENTS. Maximus or the Surviving Corporation shall have entered into an employment and non-competition agreement with such of employees of DMG as Maximus has identified to DMG in writing prior to the date hereof, in form and substance reasonably satisfactory to the parties thereto and provided that Maximus shall provide to such persons employee and other benefits similar to those provided to Maximus employees holding similar positions.

     6.8 CONTINUATION OF EMPLOYEES. Maximus shall have reached understandings reasonably satisfactory to it with the key personnel of DMG as Maximus has identified in writing prior to the date hereof to continue their respective employment with the Surviving Corporation after the Closing Date, on terms acceptable to such individuals and Maximus.

     6.9 AMENDMENT OF BENEFIT PLANS AND REPURCHASE OBLIGATIONS. DMG shall have amended the DMG Employee Stock Ownership Plan and the DMG Money Purchase Pension Plan to cease all benefit accruals thereunder as of the Closing Date and shall have taken all actions necessary to effectuate such amendments, including, without limitation, notice to interested parties under Section 204(h) of ERISA. All obligations of DMG to repurchase outstanding shares of DMG Stock shall, to the extent such obligations would otherwise survive the Merger and apply to Maximus Common Stock, be terminated. In addition, DMG's Principal Executive Officer Stock Purchase Program will be terminated, including all rights to purchase stock thereunder.

     6.10 DISSENTING SHARES AND REDEMPTION REQUESTS. The Dissenting Shares of Common Stock shall not exceed five percent (5%) of the shares of the DMG Common Stock issued and outstanding on the Closing Date.

     6.11 ESCROW AGREEMENT. The Escrow Agreement, substantially in the form attached hereto as Exhibit A, shall have been executed and delivered by all parties thereto.

     6.12 BANK ACCOUNTS. DMG shall have delivered to Maximus documentation necessary to change the authorized signatories for DMG's bank and brokerage accounts as specified by Maximus.

     6.13 CERTIFICATES. DMG shall have furnished Maximus with such certificates of public officials as may be reasonably requested by Maximus.

             SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
                          DMG TO CONSUMMATE THE MERGER

     The obligation of DMG to consummate the Merger is subject to the satisfaction or waiver by them, at or before the Effective Time, of the following conditions:

     7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Maximus contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement). Maximus shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Maximus shall have delivered to DMG a certificate, dated the Effective Time, to the foregoing effect.

     7.2 VOTING AGREEMENT. Controlling stockholders of Maximus shall have executed an agreement in which such stockholders covenant for a period of two years commencing on the Effective Time to vote their shares of Maximus Common Stock in favor of the election of Louis Chappuie to the Board of Directors of Maximus.

     7.3 OPINION OF COUNSEL TO MAXIMUS. DMG shall have received an opinion of Palmer & Dodge LLP, counsel to Maximus, dated the Closing Date and in form and substance reasonably acceptable to DMG.

     7.4 CERTIFICATES. Maximus shall have furnished DMG with such certificates of public officials as may be reasonably requested by DMG.

                 SECTION 8 -- TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date, whether prior to or after approval by DMG's shareholders, as follows:

          (a) by DMG or Maximus if, without fault of the terminating party, the Closing Date shall not have occurred on or before June 1, 1998, which date may be extended by mutual consent of the parties;

          (b) by DMG upon written notice to Maximus if any representation or warranty of Maximus made herein was not true and correct in all material respects when made or Maximus has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from DMG or by the Closing Date, whichever occurs first;

          (c) by Maximus upon written notice to DMG if any representation or warranty made herein by DMG was not true and correct in all material respects when made or DMG has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from Maximus or by the Closing Date, whichever occurs first;

          (d) by any party if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

          (e) by either Maximus or DMG if the DMG shareholders vote and fail to approve the Merger as required by Illinois law;

          (f) by Maximus if DMG's Board of Directors (i) fails to include in the Proxy Statement its recommendation that DMG shareholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that shareholders vote in favor (other than in connection with exercising DMG's rights to terminate this Agreement pursuant to subsection (b) or (d) of this Section 8.1);

          (g) automatically upon Maximus' request for and receipt of the payment specified in Section 4.5; or

          (h) at any time with the written consent of Maximus and DMG.

     8.2 EFFECT OF TERMINATION.  If this Agreement is terminated as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without further obligation on the part of any party, its directors, officers or shareholders following the date of such termination, other than the provisions of this Section 8.2, Section 4.8 relating to expenses and Section 4.14 relating to publicity and confidentiality to the extent provided therein. Nothing contained in Section 8.2 shall eliminate or reduce any party's liability to another party for any breach of this Agreement occurring before such termination.

                          SECTION 9 -- INDEMNIFICATION

     9.1 SURVIVAL. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, and shall be indemnified subject to the limitations set forth in Section 9.4. No person shall have a right to recovery against any party (or any officer, director, employee or agent of a party) other than through the exercise of the indemnification rights set forth in Sections 9.2 and 9.3, which shall constitute the sole and exclusive remedy after the Closing Date for any breach by a party of any representation, warranty or covenant contained herein or in any certificate or other instrument delivered pursuant hereto.

     9.2 OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY. Subsequent to the Effective Time, each of the Stockholders, other than the DMG Employee Stock Ownership Plan or the beneficiaries under the DMG

Employee Stock Ownership Plan, shall, to the extent of such Stockholder's interest in the Maximus Common Stock held pursuant to the Escrow Agreement, indemnify and hold harmless Maximus (and its respective directors, officers, employees, agents, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 9 ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation, warranty or covenant of DMG or a Stockholder contained herein or in any certificate delivered pursuant hereto.

     9.3 OBLIGATION OF MAXIMUS TO INDEMNIFY. Subsequent to the Effective Time, Maximus agrees to indemnify and hold harmless the Stockholders (and their respective directors, officers, employees, agents, affiliates and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation, warranty or covenant of Maximus or MAC contained herein or in any certificate delivered pursuant hereto.

     9.4 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing, the right to indemnification under this Section 9 shall be subject to the following terms:

          (a) No indemnification shall be payable pursuant to Section 9.2 or
     Section 9.3 unless and until the amount of all claims for indemnification pursuant to the applicable Section exceeds $150,000 in the aggregate, whereupon indemnification pursuant to such Section shall be payable for all such claims without any deduction.

          (b) No indemnification shall be payable pursuant to Section 9.2 or
     Section 9.3 if on the date of this Agreement the claiming party had actual knowledge (as defined in Section 4.7) of the breach of representation, warranty or covenant giving rise to such claim and such facts could reasonably have been expected to give rise to the Loss in light of the circumstances known to the claiming party on the date of this Agreement and the claiming party failed to give notice thereof to the indemnified party under Section 4.7.

          (c) No indemnification shall be payable pursuant to Section 9.2 or
     Section 9.3 after the earlier of one year after the Effective Time or the date of the completion of the next audited financial statements of Maximus after the Merger (the "Expiration Date"), except with respect to claims made prior to the Expiration Date, but not resolved by the Expiration Date. Subject to the foregoing, the representations and warranties contained herein or in any certificate delivered pursuant hereto shall expire at the close of business on the Expiration Date.

          (d) All indemnification claims under Section 9.2 shall be satisfied in full from the shares held pursuant to the Escrow Agreement and no person shall have any right to recovery from any Stockholder. Without limitation of the foregoing, the maximum liability of any Stockholder for any breach of a representation, warranty or covenant of DMG shall be limited to those shares of Maximus Common Stock in which such Stockholder has an interest that are held pursuant to the Escrow Agreement.

          (e) Maximus shall not be liable for Losses in any amount in excess of $1,472,300, provided such limitation shall not apply to Maximus' obligation to deliver the Merger Consideration and the payments under Sections 4.4 and 4.8.

          (f) In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

     9.5 NOTICE AND DEFENSE OF CLAIMS. Promptly after receipt of notice of any claim, liability or expense for which a party seeks indemnification hereunder, such party shall give written notice thereof to the indemnifying party, but such notification shall not be a condition to indemnification hereunder except to the extent notice is not provided prior to the Expiration Date as contemplated by
Section 9.4(c) or in the event of actual prejudice to the indemnifying party. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. With respect to third party claims, if within 30 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it intends to defend against such claim, liability or expense at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the indemnified party which consent shall not be unreasonably withheld), shall be by the indemnifying party and the indemnified party shall make no payment on such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of such claim, liability or expense with counsel selected by the indemnified party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

                          SECTION 10 -- MISCELLANEOUS

     10.1 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

     (i) if to Maximus, to:

        MAXIMUS, Inc.
        36 Washington Street, Suite 320
        Wellesley Hills, MA 02181
        Attn: Raymond Ruddy
        Tel: (617) 431-2212
        Fax: (617) 431-1319

     with a copy to:

          Palmer & Dodge LLP
        One Beacon Street
        Boston, Massachusetts 02108
        Attention: Lynnette C. Fallon, Esq.
        Tel: (617) 573-0220
        Fax: (617) 227-4420

     (ii) if to DMG, to:

        David M. Griffith & Associates, Ltd.
        Corporate Headquarters
        630 Dundee Rd., Suite 200
        Northbrook, IL 60062
        Attn: Louis E. Chappuie, President
        Tel: (847) 564-9270
        Fax: (847) 564-9136
     with a copy to:

          Baker & McKenzie
        One Prudential Plaza
        130 East Randolph Drive
        Chicago, IL 60601
          Attn: Robert C. Knuepfer, Esq.
        Tel: (312) 861-8913
        Fax: (312) 861-2898

Any party may by notice given in accordance with this Section 10.1 to the other parties designate another address or person for receipt of notices hereunder.

     10.2 AMENDMENT. This Agreement may not be amended except by an instrument signed by each party hereto.

     10.3 WAIVER. At any time prior to the Effective Time, any party hereto may, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

     10.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

     10.5 GOVERNING LAW. This Agreement is governed by the laws of the State of Delaware without regard to its conflict of law provisions, except to the extent that the laws of Illinois apply to the Merger and the rights of DMG shareholders relative to the Merger.

     10.6 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

     10.7 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     10.9 EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits and Disclosure Schedules are a part of this Agreement as if fully set forth herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

                                          MAXIMUS, INC.

                                          By  /s/ DAVID V. MASTRAN
                                            ------------------------------------
                                             Name: David V. Mastran
                                             Title: President

                                          MAXIMUS ACQUISITION CORP.

                                          By  /s/ DAVID V. MASTRAN
                                            ------------------------------------
                                             Name: David V. Mastran
                                             Title: President

                                          DAVID M. GRIFFITH & ASSOCIATES, LTD.

                                          By  /s/ LOUIS E. CHAPPUIE
                                            ------------------------------------
                                             Name: Louis E. Chappuie
                                             Title: President

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is made and entered into on           , 1998 by and
among MAXIMUS, Inc., a Virginia corporation ("Maximus"), David M. Griffith &
Associates, Ltd. ("DMG") and           (the "Escrow Agent").

     WHEREAS, Maximus, MAXIMUS Acquisition Corporation ("Acquisition") and DMG have entered into an Agreement and Plan of Merger dated March 9, 1998 (the "Merger Agreement"), providing for the merger of Acquisition into DMG;

     WHEREAS, pursuant to the Merger Agreement, the stockholders of DMG other than the DMG Employee Stock Ownership Plan or the beneficiaries thereunder (the "Stockholders") have indemnified Maximus for certain losses;

     WHEREAS, the Merger Agreement provides that a certain number of shares of Maximus common stock to be issued in the closing under the Merger Agreement shall be held in escrow as partial security for the Stockholders' indemnity obligations to Maximus;

     WHEREAS, Maximus and the Stockholders desire to designate the Escrow Agent as the escrow agent under this Agreement and the Escrow Agent is willing to accept such designation.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the parties agree as follows:

     1. DESIGNATION OF ESCROW AGENT. Maximus and the Stockholders hereby appoint the Escrow Agent to act as escrow agent in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in such capacity.

     2. ESTABLISHMENT OF ESCROW FUND.

     2.1. Maximus deposited or caused or will cause to be deposited in escrow with the Escrow Agent (i) certificates evidencing 5% of the Merger Consideration (as defined in the Merger Agreement), rounded to the nearest whole shares, deducted on a pro rata basis from the Merger Consideration otherwise due to the Stockholders, together with any other securities deposited with the Escrow Agent pursuant to Section 3, (the "Escrowed Securities") together with (ii) stock powers endorsed in blank relating to the Escrowed Securities.

     2.2. The Escrowed Securities shall, until such time as they may be required, if at all, to be delivered hereunder to Maximus, remain registered in the names of the Stockholders and the Stockholders shall be entitled to vote the Escrowed Securities. During the term of this Agreement, the Stockholders shall have no right to exercise control over the Escrowed Securities, except as expressly provided herein. So long as the Escrowed Securities are held hereunder by the Escrow Agent the same shall remain on the "stop-transfer list" maintained by Maximus's transfer agent. The Escrowed Securities, the stock powers described above in Section 2.1, and all products, proceeds, substitutions, additions, interest, dividends, and other distributions in respect thereto, as described in
Section 3 below less any distributions to Maximus in accordance with this Agreement, are collectively referred to hereinafter as the "Escrowed Property".

     2.3. The Escrow Agent hereby acknowledges receipt of the Escrowed Property and agrees to hold and dispose of the Escrowed Property in accordance with the provisions of this Agreement.

     3. CASH DIVIDENDS, STOCK DIVIDENDS, DISTRIBUTIONS, ETC. If, while this Agreement is in effect, the Stockholders shall become entitled to receive or shall receive:

          (a) any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization or merger of Maximus or any successor), option or rights, whether as an addition to, in substitution of or in exchange for any of the Escrowed Securities, or otherwise;

          (b) any cash dividends paid in respect of the Escrowed Securities;

          (c) any sums payable upon or in respect of the Escrowed Securities upon the liquidation or dissolution of Maximus or any other issuer thereof; or

          (d) any distribution of capital on or in respect of the Escrowed Securities or any property distributed upon or with respect to the Escrowed Securities pursuant to the recapitalization or reclassification of the capital of the issuer thereof or pursuant to the reorganization thereof;

then the securities, certificates, cash or other property received or as to which the Stockholders are entitled to receive shall be delivered to the Escrow Agent as part of the Escrowed Property.

     4. ADMINISTRATION OF ESCROW FUND. The Escrow Agent shall pay, promptly upon receipt thereof, to the Stockholders any cash dividends received by the Escrow Agent in respect to Escrowed Securities or other securities deposited hereunder. In the event that all or part of the Escrowed Property is converted by virtue of a merger or sale of Maximus or similar transaction, to cash property, the Escrow Agent shall keep the cash portion of the Escrowed Property invested and reinvested from time to time in (i) direct obligations of, or repurchase agreements collateralized by direct obligations of the United States or agencies or instrumentalities thereof, or (ii) certificates of deposit, time deposits or other interest bearing deposits of commercial banks having total capital and surplus of not less than $100,000,000. All income from such investment funds received by the Escrow Agent shall be paid no less often than quarterly to the Stockholders for which Escrowed Property includes income bearing cash or cash equivalents.

     5. NOTICES TO ESCROW AGENT. A party seeking indemnification under the Merger Agreement shall give prompt notice to the Escrow Agent of any claim pursuant to Section 9.5 of the Merger Agreement.

     6. DELIVERY OF ESCROWED PROPERTY. The Escrow Agent is hereby directed to deliver the Escrowed Property as follows:

     6.1. If at any time the Escrow Agent receives a joint written instrument signed by Maximus and the Stockholders holding a majority of the Escrowed Securities instructing the Escrow Agent as to the disposition of all or any portion of the Escrowed Property, the Escrow Agent shall deliver the Escrowed Property in accordance with such joint written instructions.

     6.2. On the earlier of (i) the first anniversary of the Effective Time (as defined in the Merger Agreement), or (ii) the date of the completion of the next audited financial statements of Maximus after the Merger (the "Expiration Date"), the Escrow Agent shall redeliver such Escrowed Property held by the Escrow Agent to the Stockholders, provided that in the event that the Escrow Agent has received notice pursuant to Section 5 above made prior to the Expiration Date, but not resolved by the Expiration Date, the Escrow Agent shall retain and continue to hold in escrow the Escrowed Property having a value not unreasonably grater than the amount of the indemnification claim for which notice had been received.

     6.3. Any portion of the Escrowed Property retained by the Escrow Agent after the earlier of (i) the first anniversary of the Effective Time or (ii) the Expiration Date, shall continue to be so retained until such time or times as the Escrow Agent shall receive (1) a joint written instrument signed by Maximus and the Stockholders in which case the Escrow Agent shall proceed in accordance with such joint written instruction, or (2) notice that a judgement, order or decree has been entered or made by any court affecting the Escrowed Property which in the opinion of legal counsel chosen by the Escrow Agent is binding upon the Escrow Agent and not subject to further appeal or modification before compliance is required therewith, in which case the Escrow Agent shall comply with such judgment, order or decree.

     6.4. In satisfying the indemnity obligations of the Stockholders, Escrowed Securities shall be valued at the mean of the closing prices of the Common Stock of Maximus on The New York Stock Exchange, as reported in The Wall Street Journal, averaged over the period of twenty (20) trading days ending on the fifth trading day prior to the date of delivery to Maximus. To the extent that the Escrowed Property contains securities other than Maximus Common Stock, such securities shall be valued in an manner as near as possible to the manner described in the foregoing sentence, provided, however, that if such securities are not publicly traded, they shall have the value ascribed to them in good faith by the Board of Directors of the issuer of such securities.

     7. PAYMENT TO ESCROW AGENT.  The Escrow Agent shall be entitled to receive
such a fee of $          [and reimbursement for its reasonable expenses for
postage, check issuance, legal fees, if any, and other similar expenses incurred in connection with the performance of its duties hereunder], and Maximus shall pay such fees and expenses.

     8. DUTIES OF ESCROW AGENT; INDEMNITY. It is understood and agreed, further, that the Escrow Agent shall:

    (a) be under no duty to enforce payment of any check, draft or other document which is to be delivered to or held by it hereunder;

    (b) be protected in acting upon any notice, request, certificate, approval, consent or other paper believed by it to be genuine and to be signed by the proper party or parties;

    (c) be indemnified by Maximus and the Stockholders against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss it may sustain in carrying out the terms of this Agreement, including the reasonable fees of counsel, except such claims or losses which arise out of or are occasioned by its bad faith, gross negligence or misconduct;

    (d) be permitted to consult with counsel of its choice, and the Escrow Agent shall not be liable for any action taken, suffered or permitted by it in accordance with the advice of such counsel provided, however, that nothing contained in this Section 8(d), nor any action taken by the Escrow Agent, or suffered or omitted by it in accordance with the advice of such counsel, shall relieve the Escrow Agent from liability for any claims or losses which arise out of or are occasioned by its bad faith, gross negligence or misconduct, all as provided in Section 8(c);

    (e) not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement, unless the same shall be in writing and signed by Maximus and the Stockholders;

    (f) be entitled to refrain from taking any action other than to keep all funds deposited with it and documents held by it in escrow until it shall be directed otherwise in writing by Maximus and the Stockholders or by a final order or judgment of a court of competent jurisdiction, if it shall be uncertain concerning its duties or rights hereunder or shall have received instructions, claims or demands from Maximus and the Stockholders which, in its opinion, are in conflict with any of the provisions of this Agreement;

    (g) have no liability for following the instructions herein contained or expressly provided for, or written instructions given by Maximus and the Stockholders; and

    (h) have the right, at any time, to resign hereunder by giving written notice of its resignation to Maximus and the Stockholders at least ten business days prior to the date specified for such resignation to take effect and, upon the effective date of such resignation, all Escrowed Property shall be delivered by it to such person as may be designated in writing by Maximus and the Stockholders, whereupon the Escrow Agent's obligations hereunder shall cease and terminate. If no such person has been so designated by such date all obligations of the Escrow Agent shall, nevertheless, cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely all funds and documents then held by it and to deliver the same to a person designated by Maximus and the Stockholders or in accordance with a final order or judgment of a court of competent jurisdiction.

     9. MISCELLANEOUS.

     9.1. No Rights in Third Parties. The escrow provided for in this Agreement shall be for the exclusive benefit of Maximus and Stockholders and their successors and assigns, and no other person, firm or organization, other than the Stockholders, shall have any right, title or interest hereunder. Any claim of any other person, firm or organization to the Escrowed Property, or any part thereof, shall be subject and subordinate to the prior rights and lien of Maximus under the terms of this Agreement.

     9.2. Jurisdiction. The parties hereto hereby irrevocably submit, in any action, suit or proceeding arising out of or relating to this Agreement, to the jurisdiction of the United States District Court for the District of
and the jurisdiction of any court of the State of           located in the State
of           and waive any and all objections to jurisdiction that they may have
under the laws of the State of           .

     9.3. Governing Law.  This Agreement shall be governed, and its provision
constructed in accordance with the laws of the State of           .

     9.4. Notice. All notices, orders instructions, certificates and other communications relating to this Agreement shall be in writing and shall be deemed sufficiently given when delivered or when mailed, certified mail, postage prepaid to the party for whom intended, in the case of Maximus to the address set forth in the Merger Agreement, in the case of the Stockholders to their addresses as shown in the stock records of DMG, and in the case of the Escrow Agent, at the following address:

     [Address]

     with a copy to:

     [Address]

     9.5. Counterparts. This Agreement may be executed in two or more counterparts, but in such event each counterpart shall constitute an original and all such counterparts shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          MAXIMUS, INC.

                                          By:
                                          Name:
                                          Title:

                                          DAVID M. GRIFFITH & ASSOCIATES, LTD.

                                          By:
                                          Name:
                                          Title:

                                          [ESCROW AGENT]

                                          By:
                                          Name:
                                          Title:

                                                                       EXHIBIT B

                                AFFILIATE LETTER

                                                                          , 1998

MAXIMUS, Inc.
1356 Beverly Road
McLean, VA 22101

Ladies and Gentlemen:

     Pursuant to the Agreement and Plan of Merger dated as of March 9, 1998 (the "Agreement") among MAXIMUS, Inc. ("MAXIMUS"), a Virginia corporation, MAXIMUS Acquisition Corporation ("Acquisition"), a Delaware corporation and wholly owned subsidiary of MAXIMUS and David M. Griffith & Associates, Ltd. ("DMG"), an Illinois corporation, providing for the merger of Acquisition into DMG (the "Merger"), the undersigned will receive shares of common stock, no par value, of MAXIMUS (such shares, together with any securities which may be paid as a dividend or otherwise issued or delivered in exchange or substitution therefor, hereinafter collectively referred to as the "MAXIMUS Shares") in exchange for the shares of common stock, $0.10 par value, of DMG (the "DMG Shares") owned by the undersigned in accordance with Section 1 of the Agreement. The undersigned has been advised that as of the date the Merger is submitted to stockholders of DMG for approval, the undersigned may be an "affiliate" of DMG, as the term is defined for purposes of paragraph (c) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein shall be construed as an admission of such fact.

     A. In connection therewith, the undersigned represents, warrants and agrees that:

          1. The undersigned has not engaged in any sale, exchange, transfer, pledge, disposition or any other transaction which would result in a reduction in the risk of ownership (any such transaction, a "Sale") with respect to the DMG Shares owned by the undersigned during the 30 days prior to the effective date of the Merger.

          2. The undersigned has no current plan or intent to engage in any Related Party Sale (as defined below) with respect to more than 50% of the MAXIMUS Shares to be received by the undersigned pursuant to the plan of reorganization evidenced by the Agreement. The undersigned knows of no plan (written or oral) pursuant to which the holders of shares of capital stock of DMG intend to engage in Related Party Sales of a number of the MAXIMUS Shares to be received in the Merger which would, in the aggregate, constitute more than 50% of the value of the DMG capital stock. A Related Party Sale is any Sale to MAXIMUS, for consideration other than MAXIMUS Shares. In addition, if a Sale occurs with respect to DMG Shares, for consideration other than shares of capital stock of MAXIMUS or DMG, in a transaction that is in contemplation of, or related or pursuant to, the Agreement, and the Sale is with DMG or MAXIMUS, such Sale of DMG Shares shall be treated as if the DMG Shares were exchanged for the MAXIMUS Shares pursuant to the plan of reorganization and the MAXIMUS Shares were then disposed of in a Related Party Sale pursuant to a plan. Further, for purposes of determining whether a Related Party Sale has occurred, a Sale to a partnership shall be treated as a Sale to each partner of the partnership, in proportion to that partner's interest in the partnership.

          3. The undersigned shall not engage in any Sale of the MAXIMUS Shares until after such time as MAXIMUS has published financial results covering at least 30 days of combined operations after the effective date of the Merger. The undersigned understands that the certificates representing the MAXIMUS Shares received by the undersigned will be placed on the "stop-transfer list" maintained by MAXIMUS's transfer agent and will remain so listed until the publication of such financial results and until the provisions of Paragraph C.2. hereof have been satisfied.

          4. The undersigned shall not engage in any Sale of the MAXIMUS Shares in violation of the registration requirements of the Act or the rules and regulations of the SEC thereunder.

          5. The undersigned has been advised that the issuance of the MAXIMUS Shares to the undersigned pursuant to the Merger has been registered under the Act on a registration statement on Form S-4. However, the undersigned has also been advised that if the undersigned is in fact an "affiliate" of DMG at the time the Merger was submitted for a vote of the stockholders of DMG and the distribution by the undersigned of the MAXIMUS Shares has not been registered under the Act, Rule 145 under the Act will restrict the undersigned's sales of MAXIMUS Shares received in the Merger. The undersigned will not sell or otherwise dispose of any MAXIMUS Shares, except pursuant to Rule 145(d) under the Act, an effective registration statement under the Act or exemption from the registration requirements under the Act (provided that the undersigned may make bona fide gifts or distributions (including, if applicable, to the limited partners of the undersigned) without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of MAXIMUS Shares except as provided herein).

          6. The undersigned has carefully read this letter and the Agreement and has discussed the requirements of each and the limitations upon the disposition of the MAXIMUS Shares received by the undersigned, to the extent deemed necessary, with the undersigned's counsel or with counsel for DMG.

     B. The undersigned understands and agrees that:

          1. Except as provided in A.5. above, MAXIMUS is under no further obligation to register the sale, transfer or other disposition of the MAXIMUS Shares, to be received by the undersigned or, except as provided in paragraph C.1. below, to take any action necessary in order to make an exemption from registration available.

          2. Stop transfer instructions will be given to the transfer agent of MAXIMUS with respect to the MAXIMUS Shares the undersigned will receive, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 145(D) OR AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT."

          3. Unless the transfer by the undersigned of the MAXIMUS Shares is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to a registration statement under the Act, MAXIMUS reserves the right to put an appropriate legend on the certificates issued to a transferee.

          4. This agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees, devisees and successors of the undersigned and any pledgee holding MAXIMUS Shares as collateral.

     C. MAXIMUS represents and agrees as follows:

          1. For so long as and to the extent necessary to permit the undersigned to sell the MAXIMUS Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, MAXIMUS shall use its best efforts to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act") so long as it is subject to such requirement, furnish to the undersigned upon request a written statement as to whether MAXIMUS has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. MAXIMUS has filed all reports required to be filed with the SEC under
     Section 13 of the 1934 Act during the preceding 12 months.

          2. MAXIMUS agrees that, subject to Paragraph A.3. hereof, the stop transfer instructions and legends referred to above shall be terminated or removed if the undersigned shall have delivered to MAXIMUS a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance satisfactory to MAXIMUS or other evidence satisfactory to MAXIMUS, to the effect that such instructions and legends are not required for the purposes of the Act.

                                          Very truly yours,

                                          --------------------------------------

Accepted this      day of
          , 1998 by

MAXIMUS, INC.

By:
------------------------------------
    Title:

             APPENDIX B -- THE TEXT OF SECTIONS 11.65 AND 11.70 OF
                     THE ILLINOIS BUSINESS CORPORATION ACT

                                                                      APPENDIX B

                       ILLINOIS BUSINESS CORPORATION ACT

     5/11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) alters or abolishes a preferential right of such shares;

             (ii) alters or abolishes a right to respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

             (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

          (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
     Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owners asserts dissenter's rights.

     5/11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by principal market maker, if not listed on a national exchange, during that 10 day period.

     (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

     (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j) As used in this Section:

          (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        APPENDIX C -- OPINION OF WILLAMETTE MANAGEMENT ASSOCIATES, INC.
                    TO THE TRUSTEE OF THE GRIFFITH EMPLOYEE
                              STOCK OWNERSHIP PLAN

                                                                      APPENDIX C

February 16, 1998

Cole Taylor Bank
Trustee of the David M. Griffith & Associates, Ltd.
Employee Stock Ownership Plan
850 West Jackson Blvd., 8th Floor
Chicago, Illinois 60607

Dear Trustee:

     Willamette Management Associates ("Willamette") has been retained by Cole Taylor Bank (the "Trustee") as trustee of the David M. Griffith & Associates, Ltd. ("DMG" or the "Company") Employee Stock Ownership Trust, which forms a part of and implements the DMG Employee Stock Ownership Plan (the "ESOP"), to determine, among other things, whether the proposed transaction described below is fair to the ESOP from a financial point of view. Except as otherwise noted herein, capitalized terms used in this letter are defined as set forth in the January 14, 1998 draft of the Agreement and Plan of Merger between Maximus, Inc., Maximus Acquisition Corp., David M. Griffith & Associates, Inc. and the Principal Shareholders of David M. Griffith & Associates, Inc. (the "Draft Merger Agreement").

     Pursuant to the Draft Merger Agreement which Maximus will purchase 100 percent of DMG for $29.9 million in Maximus common stock and assume certain of DMG's liabilities (the "Transaction"). In our capacity as your independent financial advisor, you have specifically asked us to render a written opinion (the "Opinion") as to whether:

     1. the consideration to be received by the ESOP for its common stock pursuant to the Transaction is at least equal to the fair market value of such shares; and

     2. the terms and conditions of the Transaction are fair to the ESOP from a financial point of view.

     In undertaking our engagement, our focus was directed to the valuation issues arising from ERISA Section 3(18) which defines the term "adequate consideration" as the fair market value of an asset determined by a fiduciary in good faith. Pursuant to the Department of Labor Proposed Regulation Section 25103-18(b)(2), fair market value is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties are able, as well as willing, to trade and are well informed about the asset and the market for that asset.

     Willamette is one of the nation's leading independent financial advisory and business valuation firms. Willamette's principal business is the valuation of businesses and business interests, including both privately-held and publicly traded companies, for all purposes, including employee stock ownership plans, mergers and acquisitions, divestitures, public offerings, gift and estate taxes, corporate and partnership recapitalizations, dissolutions and other objectives. Willamette has provided ESOP valuations for over 200 clients. Willamette is independent of parties to the Transaction (other than the ESOP) within the meaning of proposed regulation 29 CFR 25103-18(b) issued by the U.S. Department of Labor and Section 401 (a)(28)(C) of the Internal Revenue Code of 1986, as amended.

     David M. Griffith & Associates, Ltd. was incorporated in 1976 and has focused its resources solely on the needs of public sector and non-for-profit entities. The Company offers a broad range of consulting products, each tailored to the needs of the client. Products include: Cost Allocation Plans and Indirect Cost Rate Proposals, Human Resources Consulting, Activity Based Coasting, Executive Recruitment, Operational Reviews and Audits, Disaster Grants Management and Higher Education Consulting.

     In connection with this Opinion, we have made such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. We visited DMG's headquarters in Northbrook, Illinois, and held discussions with executive management. In addition, we reviewed, among other things (i) DMG's audited financial statements for the fiscal years ending December 31, 1992 through 1996, and unaudited interim financial statements for the fiscal year ending December 31, 1997; (ii) corporate projections for the fiscal year ending 1998; (iii) the Draft Merger Agreement; (iv) ESOP valuations of DMG as of May 22, 1996, May 24, 1995 and September 13, 1993 by Duff & Phelps Financial Co.; (v) DMG articles of incorporation and by-laws; (vi) Maximus, Inc. SEC reports including the S-1 and the September 30, 1997 10-K; (vii) Duff & Phelps presentation to David M. Griffith Board of Directors dated September 30, 1997 10-K; (viii) various investment bank's research reports on Maximus, Inc.
(ix) certain publicly available information and financial data on publicly traded companies similar to DMG; and (x) conducted additional studies, analyses, and investigations as we deemed appropriate.

     Although our thorough discussions with management and review of supporting documentation give us comfort that our due diligence efforts are appropriate, we have not conducted a physical examination of all DMG's properties or facilities and we have not obtained or been provided with any independent formal evaluation of such properties and facilities. We have reviewed the financial information and other internal data provided to us and other publicly available information, and while we are unable to verify the accuracy and completeness of such data and information, we have judged the reasonableness thereof and made certain adjustments thereto. Our Opinion is necessarily based upon market, economic, and other conditions as they exist on, and can be evaluated as of the date of this letter.

     Management has represented to us that there has been no material adverse change in the business, financial position, or results of operations of DMG since September 30, 1997.

     Based on the foregoing, and assuming the Transaction closed today, it is our opinion that:

     1. the consideration to be received by the ESOP for its common stock is not less than the fair market value of such shares; and

     2. the terms and conditions of the Transaction are fair to the ESOP from a financial point of view.

     This Opinion is solely for the use and benefit of the Administrative Committee, and any summary of or reference to the Opinion or any other reference to Willamette by DMG in connection with the Transaction will be subject to Willamette's prior review and written approval, which shall not be unreasonably withheld; provided, however, that the law firm of Seyfarth, Shaw, Fairweather & Geraldson is granted permission to rely on this letter solely in connection with the various legal opinions which it is rendering with respect to this Transaction. The Opinion will not be included in, summarized, or referred to in any manner in materials distributed to the public or potential investors of DMG without Willamette's prior written consent, which shall not be unreasonably withheld.

     In accordance with recognized professional ethics, our professional fees for this service are not contingent upon the opinion expressed herein, and neither Willamette, nor any of its employees, has a present or intended financial relationship with or interest in DMG.

                                          Very truly yours,

                                          WILLAMETTE MANAGEMENT ASSOCIATES

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     MAXIMUS's Amended and Restated Articles of Incorporation provide that MAXIMUS's directors and officers shall be indemnified to the full extent required or permitted by the VSCA, including the advance of expenses, and that other employees and agents shall be indemnified to such extent as shall be authorized by the Board of Directors or the Bylaws of MAXIMUS and as shall be permitted by law.

     Sections 13.1-697 and 13.1-702 of the VSCA permit MAXIMUS to indemnify an individual made party to a proceeding because he was a director, officer, employee or agent of MAXIMUS against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity, that such conduct was in MAXIMUS's best interests, or, in all other cases, that such conduct was at least not opposed to the MAXIMUS's best interests, and (3) he had no reasonable cause to believe, in the case of a criminal proceeding, that his conduct was unlawful; provided, however, no indemnification shall be permitted (1) in connection with a proceeding by or in the right of MAXIMUS in which the individual is adjudged liable to MAXIMUS, or
(2) in connection with any other proceeding charging improper personal benefit to such individual in which the individual is adjudged liable on the basis that personal benefit was improperly received by such individual. Under sections 13.1-698 and 13.1-702 of the VSCA, unless limited by its Articles of Incorporation, MAXIMUS shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred.

     MAXIMUS carries Directors' and Officers' insurance which covers its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers of MAXIMUS.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) Exhibits.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 2         Agreement and Plan of Merger dated March 9, 1998, by and
           between MAXIMUS, Inc., Maximus Acquisition Corp., and David
           M. Griffith and Associates, Ltd. Included as Appendix A to
           the Prospectus/Proxy Statement, which is part of this
           Registration Statement.
 3.1       Amended and Restated Articles of Incorporation of MAXIMUS,
           Inc.(1)
 3.2       Amended and Restated By-laws of MAXIMUS, Inc.(1)
 5         Opinion of Palmer & Dodge LLP. Filed herewith.
10.1       1997 Equity Incentive Plan.(2)
10.2       1997 Director Stock Option Plan.(2)
10.3       1997 Employee Stock Purchase Plan.(2)
10.4       Executive Employment, Non-Compete, Confidentiality and Stock
           Restriction Agreement by and between MAXIMUS, Inc. and David
           V. Mastran.(2)
10.5       Executive Employment, Non-Compete, Confidentiality and Stock
           Restriction Agreement by and between MAXIMUS, Inc. and
           Raymond B. Ruddy.(2)
10.6       Executive Employment, Non-Compete, Confidentiality and Stock
           Restriction Agreement by and between MAXIMUS, Inc. and
           Russell A. Beliveau.(2)
10.7       Executive Employment, Non-Compete, Confidentiality and Stock
           Restriction Agreement by and between MAXIMUS, Inc. and Susan
           D. Pepin.(2)
10.8       Executive Employment, Non-Compete, Confidentiality and Stock
           Restriction Agreement by and between MAXIMUS, Inc. and Ilene
           R. Baylinson.(2)
10.9       Executive Employment, Non-Compete, Confidentiality and Stock
           Restriction Agreement by and between MAXIMUS, Inc. and Lynn
           P. Davenport.(2)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.10      Form of Indemnification Agreement by and between MAXIMUS,
           Inc. and each of the directors of MAXIMUS, Inc.(2)
10.11.1    Letter Agreement dated June 29, 1995, as amended by the
           Letter Amendment dated April 10, 1996, between MAXIMUS, Inc.
           and Crestar Bank with respect to a $10 million line of
           credit.(3)
10.11.2    Commercial Note, dated September 30, 1997, in the amount of
           $10 million, issued by MAXIMUS to Crestar Bank.(3)
10.12      California Options Project Contract, dated October 1, 1996, by and between MAXIMUS, Inc. and the Department of Health
           Services of the State of California.(2)
11         Statement Re Computation of Net Income Per Share. Filed
           herewith.
23.1       Consent of Ernst & Young LLP, independent auditors. Filed
           herewith.
23.2       Consent of Grant Thornton LLP, independent auditors. Filed herewith.
24         Power of Attorney. Contained on the signature page hereto.
27.1       Financial Data Schedule for fiscal year ended September 30,
           1995. Filed herewith.
27.2       Financial Data Schedule for fiscal year ended September 30,
           1996. Filed herewith.
27.3       Financial Data Schedule for fiscal year ended September 30,
           1997. Filed herewith.
27.4       Financial Data Schedule for three months ended December 31,
           1996. Filed herewith.
27.5       Financial Data Schedule for three months ended December 31,
           1997. Filed herewith.

---------------

(1) Filed as an exhibit to MAXIMUS's Quarterly Report on From 10-Q for the quarter ended June 30, 1997 (File No. 1-12997) on August 14, 1997, and incorporated herein by reference.

(2) Filed as an exhibit to the MAXIMUS's Registration Statement on Form S-1 (File No. 333-21611) declared effective on June 12, 1997, and incorporated herein by reference.

(3) Filed as an exhibit to MAXIMUS's Annual Report on Form 10-K for the year ended September 30, 1997 (File No. 1-12997) on December 12, 1997, and incorporated herein by reference.

(B) FINANCIAL STATEMENT SCHEDULES

     Not required.

ITEM 22.  UNDERTAKINGS

     (a) MAXIMUS hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (b)(1) and (b)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by MAXIMUS pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MAXIMUS pursuant to the foregoing provisions, or otherwise, MAXIMUS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MAXIMUS of expenses incurred or paid by a director, officer or controlling person of MAXIMUS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MAXIMUS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) MAXIMUS hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MAXIMUS's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) MAXIMUS hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (h) MAXIMUS hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on March 30, 1998.

                                          MAXIMUS, INC.

                                                 /s/ DAVID V. MASTRAN
                                          By:
                                          --------------------------------------

                                                David V. Mastran, President

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of MAXIMUS, Inc., hereby severally constitute and appoint David V. Mastran, Raymond B. Ruddy, F. Arthur Nerret and Lynnette C. Fallon, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-4 (including Pre-and Post-Effective Amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----
            /s/ DAVID V. MASTRAN               President, Chief Executive Officer and  March 30, 1998
---------------------------------------------  Director (Principal Executive Officer)
              David V. Mastran

            /s/ RAYMOND B. RUDDY               Chairman of the Board of Directors      March 30, 1998
---------------------------------------------
              Raymond B. Ruddy

            /s/ F. ARTHUR NERRET               Chief Financial Officer (Principal      March 30, 1998
---------------------------------------------  Financial and Accounting Officer)
              F. Arthur Nerret

                                               Director                                March   , 1998
---------------------------------------------
             Russell A. Beliveau

               /s/ JESSE BROWN                 Director                                March 30, 1998
---------------------------------------------
                 Jesse Brown

            /s/ LYNN P. DAVENPORT              Director                                March 30, 1998
---------------------------------------------
              Lynn P. Davenport

               /s/ PETER POND                  Director                                March 30, 1998
---------------------------------------------
                 Peter Pond

                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----
            /s/ ROBERT J. MUZZIO                              Director                 March 30, 1998
---------------------------------------------
              Robert J. Muzzio

             /s/ SUSAN D. PEPIN                               Director                 March 30, 1998
---------------------------------------------
               Susan D. Pepin

                      DAVID M. GRIFFITH & ASSOCIATES, LTD.

                           630 DUNDEE ROAD, SUITE 200
                           NORTHBROOK, ILLINOIS 60062
                                 (847) 564-9270

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON                , 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Louis E. Chappuie and Jerrold Wolf, and each of them, the true and lawful attorneys and proxies, with full power of substitution in the name, place and stead of the undersigned to vote at a Special Meeting of Shareholders (the "Meeting") of David M. Griffith &
Associates, Ltd. (the "Company") to be held                     on
                    , 1998, or at any adjournment or postponement thereof, in the manner designated below, all of the shares of the Company's common stock that the undersigned would be entitled to vote if personally present upon the following matters.

1. Proposal to approve the acquisition of the Company by MAXIMUS, Inc. ("MAXIMUS") pursuant to the Merger Agreement dated as of March 9, 1998, a copy of which has been distributed to all Company Shareholders, under which the Company Shareholders would receive shares of MAXIMUS common stock in exchange for each of the shares of Company common stock held by the Company Shareholders and the Company would become a wholly-owned subsidiary of MAXIMUS.

     [ ] FOR                         [ ] AGAINST                     [ ] ABSTAIN

2. In their discretion, upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

[NAME OF SHAREHOLDER]

                                          Please sign and date as your name
                                          appears at the left and return in the
                                          enclosed envelope. When shares are
                                          held subject to community property
                                          laws, both spouses should sign. When
                                          signing as an attorney, executor,
                                          administrator, trustee, guardian, or
                                          corporate officer, please indicate the
                                          capacity in which signing.

                                          Date: ________________________ , 1998

                                          --------------------------------------
                                                        Signature